    As filed with the Securities and Exchange Commission on January 26, 2007
                         Registration No. 333-_________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              AMEDIA NETWORKS, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                                             3577
  (State or jurisdiction of                         (Primary Standard Industrial
incorporation or organization)                       Classification Code Number)

                                   11-3223672
                      (I.R.S. Employer Identification No.)

                                  2 CORBETT WAY
                           EATONTOWN, NEW JERSEY 07724
                                 (732) 440-1992
          (Address and telephone number of principal executive offices)

                                  FRANK GALUPPO
                              AMEDIA NETWORKS, INC.
                                  2 CORBETT WAY
                           EATONTOWN, NEW JERSEY 07724
                                 (732) 440-1992
            (Name, address and telephone number of agent for service)

  Copies of all communications, including all communications sent to the agent for service, should be sent to:

       JONATHAN FREEDMAN,ESQ.                         DAVID ABOUDI, ESQ.
         ABOUDI & BROUNSTEIN                          ABOUDI & BROUNSTEIN
     174 FIFTH AVENUE, SUITE 204                        3 GAVISH STREET
         NEW YORK, NY 10010                        KFAR SABA, 44641, ISRAEL
            646-633-3577                                972-9-764-4833

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                       Proposed
                                       maximum      Proposed
                                       offering     maximum
Title of each                           price      aggregate      Amount of
class of securities    Amount to be      per        offering    registration
to be registered      registered (1)    share        price          fee
-------------------   --------------   --------   -----------   ------------
Common Stock           19,680,000(2)   $0.66(4)   $12,988,800
                        1,383,333(3)   $1.50(5)   $ 2,075,000

TOTAL                  21,063,333                 $15,063,800     $1,615.70

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable solely upon conversion of the Convertible Preferred Stock and exercise of the Other Warrants or as Adjustment Shares (as each such term is defined below) solely to prevent dilution resulting from stock splits, stock dividends or similar transactions (and not as a result of adjustments resulting from any variation in the market price of our securities).

(2) Represents (a) 110% of up to (i) 13,333,333 shares of Registrant's common stock, par value $0.001 (the "Common Stock"), issuable upon conversion of $10,000,000 in principal amount of the Registrant's 8% Senior Secured Convertible Debentures (the "Convertible Debentures") at a per share conversion price of $0.75 and (ii) up to 2,133,333 shares of Common Stock issuable in respect of interest accruing thereon through the second anniversary of issuance and (b) an additional 2,666,667 shares of Common Stock representing the Registrant's good faith estimate of additional shares that it might be required to issue to holders of the selling stockholders (i) upon adjustment to the conversion price of outstanding Convertible Debentures and (ii) shares issuable in payment of amounts which may be due to certain selling stockholders pursuant to the Registration Rights Agreement dated as of May 5, 2006 among the Registrant and certain of the selling stockholders (collectively, the "Adjustment Shares").

(3) Represents shares of Common Stock issuable upon exercise of warrants not issued in connection with the Convertible Debentures (the "Other Warrants").

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Common Stock as reported on the OTC Electronic Bulletin Board on January 24, 2007.

(5) Pursuant to Rule 457(c) and (g), the proposed maximum offering price per share is based on the exercise price thereof on the date hereof.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED ______________, 2007

                                   PROSPECTUS

                              AMEDIA NETWORKS, INC.

                        21,063,333 shares of Common Stock

          This prospectus relates to the resale by the selling stockholders of 21,063,333 shares of our common stock, par value $0.001 (the "Common Stock"). The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions.

          We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

          Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933, as amended (the "Act").

          Our common stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "AANI". The last reported sales price per share of our Common Stock as reported by the OTC Bulletin Board on January 24, 2007, was $0.64.

          AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 10.

          Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this Prospectus is _________, 2007

                           PRINCIPAL EXECUTIVE OFFICE:
                              Amedia Networks, Inc.
                                  2 Corbett Way
                           Eatontown, New Jersey 07724
                                 (732) 440-1992

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary.......................................................      6

Risk Factors.............................................................     10

Use of Proceeds..........................................................     22

Agreements with Selling Stockholders.....................................     23

Dividend Policy..........................................................     28

Price Range of Common Stock .............................................     28

Management's Discussion and Analysis of Financial Condition and Results
of Financial Operation ..................................................     29

Business.................................................................     36

Description of Property..................................................     57

Legal Proceedings........................................................     57

Management...............................................................     57

Executive Compensation...................................................     60

Beneficial Ownership of Certain Shareholders, Directors and
Executive Officers.......................................................     62

Certain Relationships and Related Transactions...........................     64

Selling Stockholders.....................................................     64

Plan of Distribution.....................................................     70

Description of Securities................................................     72

Disclosure of Commission Position of Indemnification for Securities
Act Liabilities..........................................................     75

Legal Matters............................................................     76

Experts..................................................................     76

Where You can find more Information......................................     76

Index to Financial Statements............................................    F-1

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.

                              AMEDIA NETWORKS, INC.

          Amedia Networks is engaged in the design, development and marketing of next-generation technology-based broadband access solutions for voice, video and data services. Our initial QoStream(TM) products are designed to deliver "triple play" (voice, video and data) broadband communication. These products are designed for placement at various points in the network infrastructure layout. Our products offer large amounts of dedicated bandwidth in both the downstream and upstream directions, permitting triple play services and are designed for deployment in either indoor or outdoor environments. We are marketing our initial products to communications carriers, municipal authorities and communication equipment companies.

          Our initial QoStream product line, comprised of premises gateways, aggregation switches and network management systems, was commercially introduced in January 2005. Our initial QoStream products include technologies licensed from Lucent Technologies, Inc. ("Lucent") as well as technologies developed jointly with Lucent. Lucent has granted us a worldwide and perpetual non-exclusive license to manufacture, develop and sell products designed to deliver broadband access solutions that use Lucent's technologies and related patents. Recently, we developed a stand-alone triple play home gateway product that is designed to inter-operate with other standards-based devices deployed in the central offices of carriers or in the field.

          In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc. ("Motorola"), a subsidiary of Motorola, Inc., pursuant to which Motorola will distribute under the Motorola brand a family of up to three IP Home Gateway products that have been jointly developed by us and Motorola and that are intended to provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. In October 2006, we successfully passed a major engineering milestone test specified in the agreement with Motorola, which represents the culmination of our system integration testing. Through January 2007, we received from Motorola purchase orders for gateway lab test units, Alpha and Beta test units and gateway prototypes in the aggregate purchase amount of approximately $475,000.

          We have been engaged in the broadband access solutions business since March 2004. From our inception in August 1994 through October 2002, we were engaged solely in the business of designing and developing digital security technologies that provide copy protection for electronic content distributed on optical media and the Internet (the "Copy Protection Business") under the name of "TTR Technologies, Inc." We sold our Copy Protection Business in May 2003. In May 2004, we changed our name to "Amedia Networks, Inc."

          We are a development stage company that has generated significant losses since our inception. We recognized revenues of $5,548 and $29,603 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, representing unit sales of our QoStream(TM) product line. We incurred net losses applicable to common stockholders of $12,941,282 and $14,407,982 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively. As a development stage company, we have a limited operating history upon which an evaluation of our prospects can be made. Our prospects must therefore be evaluated in light of the challenges, expenses, delays and complications associated with a development stage company. These conditions raise substantial doubt as to our ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of such uncertainty.

          We need to raise working capital on an immediate basis in order to meet our operating requirements, fulfill our business plans and repay short-term loans that mature in February and May 2007 (which are discussed below). If we are unable to raise funds in the amounts needed, we may need to cease operations. At the present time, we have no commitments for any such financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms or at all. Between October 23, 2006 and December 28, 2006, we consummated short-term working capital loan transactions in the aggregate gross amount of approximately $1.45 million from certain of our previous investors. The loans were advanced to us in response to an offer we made to the purchasers of our Series A and Series B convertible preferred stock to reinstate certain anti-dilution price protection provisions contained in the securities purchase agreements that they had entered into with us when purchasing such preferred stock. Under the terms of the offer, those provisions, which by their respective terms had expired, were reinstated from the date of the advance to us through August 31, 2007. The offer expired on December 31, 2006. All of these loans, irrespective of the date of advance of each loan, are scheduled to mature on the date which is the earliest of (i) February 20, 2007 (which is 120 days from the initial closing date of October 23, 2006) (ii) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings (except for the proceeds of these loans and certain other limited exceptions specified in the promissory notes issued in connection with such advances), gross proceeds to us of at least $2 million or (iii) the date on which a holder of a note evidencing a loan accelerates payment of such note while there is an Event of Default existing under that note. See "BUSINESS - RECENT DEVELOPMENTS- SHORT-TERM WORKING CAPITAL LOANS FROM HOLDERS OF OUR PREFERRED STOCK". Additionally, in January 2007, we received a short-term loan in the aggregate amount of $356,000. This loan is scheduled to mature on the earlier to occur of (i) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings, gross proceeds to us of at least $2 million or (ii) May 19, 2007. See "BUSINESS - RECENT DEVELOPMENTS -ADDITIONAL SHORT TERM FUNDING."

SHARES BEING REGISTERED

          In May 2006, we raised gross proceeds of $10 million from the private placement to accredited institutional and individual investors of our two-year 8% Senior Secured Convertible Debentures (the "Convertible Debentures"). At closing, we received net proceeds of approximately $5.2 million after the payment of offering related fees and expenses and after repayment of bridge loans made to us between December 2005 and April 2006. We have used the net proceeds from the sale of the Convertible Debentures for general corporate purposes. The holders of these Convertible Debentures have a lien on all of our assets, including our intellectual property.

          The Convertible Debentures, issued on May 5, 2006, mature on April 30, 2008 and are convertible into shares of Common Stock at the holder's option at any time at an initial conversion price of $0.75 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger, and as further described below. Interest on the Convertible Debentures accrues at the rate of 8% per annum, payable upon conversion or semi-annually (June 30 and December 31 of each year) or upon maturity, whichever occurs first, and will continue to accrue until the Convertible Debentures are fully converted and/or paid in full. We were obligated to make the first such interest payment on December 31, 2006. Pursuant to our request, however, in January 2007, holders of $9,100,000 of the outstanding principal of the Convertible Debentures agreed to allow us to defer making the first interest payment until March 31, 2007, when all accrued interest through such date will be then payable. Interest is payable, at our option, either (i) in cash, or (ii) in shares of Common Stock at a rate equal to 90% of the volume weighted average price of the Common Stock for the five trading days ending on the trading day immediately preceding the relevant interest payment date; provided however that interest payments may be made in shares of Common Stock only if on the relevant interest payment date the registration statement of which this prospectus forms a part (the "Registration Statement") covering such shares is then effective.

          We issued to the purchasers of the Convertible Debentures warrants to purchase an aggregate of up to 6,666,675 shares of our Common Stock at an initial per share exercise price of $1.50. The Investor Warrants are exercisable at the holder's option at any time during the period beginning on May 5, 2007 and continuing through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement occurs. We also issued to Pond Equities, Inc., a registered broker-dealer that served as our placement agent in the Convertible Debenture transaction, warrants to purchase up to an aggregate of 2 million shares of our Common Stock, consisting of (i) a warrant to purchase up to 1,333,333 shares of Common Stock at an initial per share exercise price of $0.75 and (y) a warrant to purchase up to 666,667 shares of Common Stock at an initial per share exercise price of $1.50, each of which is exercisable at any time during the period beginning on May 5, 2007 and continuing through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement occurs. Both the conversion price of the Convertible Debentures and the exercise price of the warrants are subject to adjustment in certain circumstances. The shares issuable upon exercise of the warrants issued to the holders of the Convertible Debentures and to Pond are not included in the Registration Statement.

CORPORATE INFORMATION

          Our principal offices are located at 2 Corbett Way, Eatontown New Jersey 07724 and our telephone number is (732) 440-1992. We maintain a website at www.amedia.com. Information contained on our website is not part of this Prospectus.

          All references to "we," "our," or "us" in this filing refer to Amedia Networks, Inc., a Delaware corporation, and our subsidiaries.

                                  RISK FACTORS

          Investing in shares of our Common Stock involves significant risk. You should consider the information under the caption "Risk Factors" beginning on page 10 of this Prospectus in deciding whether to purchase the Common Stock offered under this Prospectus.

                                  THE OFFERING

Securities offered by the
selling stockholders            21,063,333 shares of Common Stock. (1)

Shares outstanding before the
Offering                        30,259,747 shares of Common Stock. (2)

Use of Proceeds                 We will not receive any proceeds from the Sale
                                of the Common Stock by the selling stockholders.

(1) Includes up to (i) (a) 110% of (X) 13,333,333 shares of Common Stock issuable upon conversion of $10,000,000 in aggregate principal amount of our 8% Senior Secured Convertible Debentures ("Convertible Debentures") at a conversion price of $0.75 per share and (Y) up to 2,133,333 shares of Common Stock issuable in respect of interest on the Convertible Debentures accruing through the second anniversary of issuance, (b) and (b) an additional 2,666,667 shares of Common Stock, representing our current good faith estimate of additional shares that we might be required to issue to the selling stockholders in the event of adjustments to the conversion price of the Convertible Debentures or in payment of liquidated damages as contemplated by the terms of the agreements between us and such selling stockholders and (ii) (iii) (a) 1,383,333 shares of Common Stock issuable upon exercise of certain warrants issued by us (the "Other Warrants"). For a description of the agreement between us and the holders of the Convertible Debentures and the Bridge Warrants, see "AGREEMENTS WITH SELLING STOCKHOLDERS".

(2) As of January 24, 2006. Does not include (a) up to an aggregate of 7,579,089 shares of Common Stock issuable upon exercise of options granted under our 2000 Equity Incentive Stock Option Plan and our 2002 Non-Employee Director Stock Option Plan, (b) any of the shares described in footnote (1) above and (c) 21,840,319 shares of Common Stock issuable upon conversion of other outstanding convertible securities or upon exercise of other outstanding options and warrants.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THIS EVENT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS CONCERNING OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND WE EXPECT THESE LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

          Since inception, we have incurred significant net losses. We incurred net losses applicable to common stockholders of $14,407,982 and $9,905,843 for the nine months ended September 30, 2006 and 2005, respectively, and $12,941,282 and $8,322,211 for the years ended December 31, 2005 and 2004, respectively. As of September 30, 2006, we had an accumulated deficit of $72,575,302. We expect to continue to incur net losses for the foreseeable future as we continue to develop our products and semiconductor technology. We have been funding our operations primarily through the sale of our securities and expect to continue doing so for the foreseeable future. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section. We cannot assure you that we will achieve or sustain profitability or that our operating losses will not increase in the future. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We expect to increase expense levels on research and development, continuing product design and enhancements, manufacturing, marketing, sales and administration as we begin to aggressively market our products. These expenditures will necessarily precede the realization of substantial revenues from the sale of our QoStream(TM) products or any future product.

WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN ORDER TO ACHIEVE OUR BUSINESS OBJECTIVES.

          Since October 2006, we have been financing our business primarily through the proceeds of short-term working capital loans advanced to us by certain of our previous investors. See " BUSINESS-RECENT DEVELOPMENTS".
Between October 23, 2006 and December 28, 2006, we raised approximately $1.45 million from such advances; we issued promissory notes with a face amount of approximately $1.535 million, which amounts raised are due and payable by no later than February 20, 2007. In addition, in January 2007, we received a short-term loan in the aggregate gross amount of $356,000 from one of our institutional stockholder/investors. The loan is evidenced by our promissory note in the principal amount of $384,000 and becomes due no later than May 19, 2007. We need to raise additional working capital on an immediate basis in order to meet our operating requirements and satisfy our business plans as well as repay these short-term working capital loans that are scheduled to mature in February and May 2007. We will most likely have to obtain such capital from additional sales of our equity, convertible equity and/or debt securities. At the present time, we have no commitments for any additional financing, and there can be no assurance that additional capital will be available to us on commercially acceptable terms or at all. We may have difficulty obtaining additional funds as and when needed, and we may have to accept terms that would adversely affect our stockholders. In connection with the convertible debenture financing that we concluded in May 2006, we granted to the holders of these debentures a security interest in all of our assets in order to secure our obligation to them. Under the terms of the agreements with these holders, without their consent we may not grant any additional security interest until our obligations incurred in connection with such convertible debenture financing are paid out.

          Additional equity financings are likely to be dilutive to holders of our Common Stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business or contain rights, preferences and privileges senior to our Common Stock.

          Even if we raise funds to address our immediate working capital requirements, we also may be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development and deployment, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on commercially reasonable terms, or at all.

          If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing. We also may not be able to accelerate the development and deployment of our products, respond to competitive pressures, develop new or enhanced products or take advantage of unanticipated acquisition opportunities. Finally, we may be required to sell out assets or shut down the company and cease operations.

          These conditions raise substantial doubt as to our ability to continue as a going concern and may make it more difficult for us to raise additional capital when needed. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of reported assets or liabilities should we be unable to continue as a going concern.

A DEFAULT BY US UNDER OUR 8% SENIOR SECURED CONVERTIBLE DEBENTURES ISSUED IN MAY 2006 WOULD ENABLE THE DEBENTURE HOLDERS TO TAKE CONTROL OF ALL OF OUR ASSETS.

          In May 2006, we issued $10,000,000 in aggregate principal amount of our 8% Senior Secured Convertible Debentures. The debentures are scheduled to mature on April 30, 2008. To secure our obligations under the debentures, we granted the holders a security interest in substantially all of our assets, including, without limitation, our intellectual property. The security interest terminates upon the earlier of (i) the date on which less than $2.5 million in principal amount of the Convertible Debentures is outstanding or (ii) payment or satisfaction of all of our obligations under the Convertible Debentures and the related agreements entered into with the holders thereof. The occurrence of an Event of Default by us under the terms of the Convertible Debentures would enable the holders to foreclose on our assets. Any foreclosure would force us to substantially curtail or cease our operations.

          We owe to the holders of these debentures as of January 15, 2007 approximately $1.2 million in liquidated damages in respect of the delay in the filing and effectiveness of the Registration Statement beyond the time frame specified in the agreements with such holders and, and such damages will continue to accrue at the rate of approximately $200,000 per 30 day period thereafter until such time as such registration statement is declared effective. See" AGREEMENTS WITH SELLING STOCKHOLDERS". The non-payment of these amounts upon request by any one or more of the holders of the Convertible Debentures can, with the passage of time, constitute such Event of Default.

IF OUR INITIAL QOSTREAM FAMILY OF PRODUCTS IS NOT SUCCESSFUL IN THE MARKET, WE MAY NOT BE ABLE TO GENERATE SUBSTANTIAL REVENUES OR ACHIEVE SUSTAINED PROFITABILITY.

          Our success is substantially dependent on the success of our QoStream products, the first of which became commercially available in January 2005. In June 2005, we commenced limited commercial deployment of our QoStream product line. If the market accepts our QoStream products, then we expect that these products will account for the vast majority of our net revenue in the future. If our QoStream products are unsatisfactory, or if we are unable to generate significant demand for these products, or we fail to develop other significant products, our business will be materially and adversely affected.

          We have been engaged in the broadband access solutions business since only March 2004. Given our lack of operating history, it is difficult to predict our future results. Investors should consider the risks and uncertainties that we may encounter as a development-stage company in a new and unproven market. These uncertainties include:

     o our ability to design and engineer products having the desired technological features in a cost efficient manner;

     o consumer demand for, and acceptance of products utilizing our technologies;

     o our ability to demonstrate the benefits of our products and services to end users;

     o    our unproven and evolving products;

     o our ability to expand the product offering and technological interface of our product base to encompass sophisticated business applications and other in-house wiring options;

     o    unfavorable economic conditions in the technology industry;

     o our ability to raise funds when needed on commercially acceptable terms;

     o decreased capital spending on technology due to adverse economic conditions; and

     o    global economic conditions.

WE MAY BE DEPENDENT ON MOTOROLA IN DEALING WITH MOST OF THE LARGEST TELECOMMUNICATION CARRIERS IN THE UNITED STATES AND CANADA.

          On April 5, 2006, we entered into a three-year agreement with Motorola to jointly develop a family of IP Home Gateway (IPTV Gateways) that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform. Under this agreement we have granted Motorola the exclusive right to resell our PG1000 and the HG-V100 products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified leading telecommunications carriers and their affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. These exclusive customers serve a majority of all access lines in the United States and Canada. The exclusivity may be terminated by us unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed a contract to purchase Exclusive Products (which is reasonably expected to result in revenue to us in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. The Strategic Alliance Agreement also provides that we will not, during the term of the agreement and for a period of two years thereafter, directly or indirectly sell to or solicit or accept any order for any of its products from any customer to which Motorola has resold one of our products during the term of the agreement, subject to certain exceptions. If Motorola sources, manufactures or resells a gateway which has substantially the same functionality as our PG1000, the exclusivity and the non-solicitation provisions contained in the Strategic Alliance Agreement shall immediately terminate.

          Under the terms of the agreement, Motorola is responsible for promoting and marketing our PG

1000 and HG-V100 products to the specified telecommunications carriers. Motorola has the discretion to determine the staffing and resources it allocates to resell our products to the carriers. In addition, under the agreement, Motorola is entitled to terminate at its convenience the development IPTV Gateway program before the completion of its development. If Motorola elects to so terminate the development program, the referred to exclusive distribution rights for our other products continue in full force and effect, subject to the terms of the agreement. We entered into the agreement with Motorola because we believed that the rapid penetration of our products to telecommunications carriers to be important to our success. If for any reason Motorola cannot successfully market our products, our business may be materially adversely affected. In addition, our condition could be adversely affected by changes in the financial condition of Motorola or by any changes to Motorola's business.

          In November 2006, Motorola announced that it is acquiring Netopia, Inc. for approximately $200 million. The transaction is expected to close in the first half of 2007. Netopia, a public company whose shares are listed on the Nasdaq market, sells routers and modems used to provide broadband services over digital subscriber lines, or DSL, to leading telephone companies, including AT&T, Verizon Communications and Swisscom, and is one of our competitors. We cannot assess what effect, if any, the transaction with Netopia will have on our business or on our relationship with Motorola.

IF OUR THIRD-PARTY COLLABORATORS DO NOT EFFECTIVELY MARKET AND SERVICE OUR PRODUCTS, WE MAY NOT GENERATE SIGNIFICANT REVENUES OR PROFITS FROM SALES OF OUR PRODUCTS.

          We utilize third parties, such as system vendors, consultants, value added resellers and system integrators, to sell and/or assist us in selling our products. To date, we have signed agreements with several of these third-party collaborators. We believe that the establishment of a network of third-parties with extensive and specific knowledge of the various applications critical in the industrial market is important for us to succeed in that market. For the foreseeable future, we may sell fewer products if we cannot attract and retain third-party collaborators to sell and service our products effectively and to provide timely and cost-effective customer support. An increasing number of companies compete for access to the types of partners we use. We cannot assure you that our partners will successfully sell or assist us in selling our products or provide us with adequate customer of support. If these relationships are terminated or otherwise disrupted our operating performance and financial results may be adversely affected.

WE ARE HIGHLY DEPENDENT ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS AND, BECAUSE OF COMPETITION FOR QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL.

          Our continued growth and success depend to a significant degree on the continued services of our Chief Executive Officer and President, Mr. Frank Galuppo, and other key employees and our ability to attract and retain highly skilled and experienced technical, managerial, sales and marketing personnel. While we have recruited a management team with significant experience and expertise in the broadband access field, as we enter this new line of business, we also expect to encounter new product development challenges, new customer requirements, new competitors and other new business challenges, with which our existing management may be unfamiliar. There can be no assurance that we will be successful in recruiting new personnel or in retaining existing personnel. The loss of one or more key employees or our inability to attract additional qualified employees could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE AND RAPIDLY EVOLVING BROADBAND COMMUNICATIONS MARKET.

          The market for fiber optic subsystems and modules is highly competitive and we expect competition to intensify in the future. Competition falls into several categories. The companies that offer a solution similar to the one utilized in our QoStream products include World Wide Packets and Allied Telesyn, as well as Netopia Inc. (a public company which is in the process of being acquired by Motorola). Other competitors, including Alcatel, Salira, Optical Solutions, Motorola, UT Starcom and Wave 7 Optics, are positioning solutions employing a different technological approach. We will also face indirect competition from public and private companies providing products that address the same fiber optic network problems that our QoStream products are designed to address. The development of copper based alternative solutions to fiber optic transmission by competitors, particularly systems companies that also manufacture modules, could significantly limit our prospects and harm our competitive position. There is also a possibility that certain wireless technologies could provide some measure of competition.

          Many of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical, sales and marketing resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, these entities have large market capitalization or cash reserves and are in a much better position to acquire other companies in order to gain new technologies or products. In addition, many of our competitors have much greater brand name recognition, more extensive customer bases, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer bases and product offerings and adopt aggressive pricing policies to gain market share.

          We expect competitors to introduce new and improved products with lower prices, and we will need to do the same to remain competitive. We may not be able to compete successfully against either current or future competitors with respect to new products.

          Additionally, under our Development and Licensing Agreement with Lucent, we have a non-exclusive, worldwide and perpetual license to develop and market FTTP products utilizing Lucent technologies and solutions. Lucent has agreed, through January 2014, not to use technologies specifically developed under the Development and Licensing Agreement and subsequent supplemental agreements for the purpose of developing or selling any products that may directly compete with our products. Lucent is not restricted from using pre-existing Lucent technologies or information contained in these products. We can provide no assurance that Lucent will not in fact design, develop and market technologies or products that serve the same functionality as our QoStream products. We cannot predict the ease with which Lucent would be able to develop and market products substantially similar in function or design to our product line. Additionally, if for whatever reason Lucent elects to terminate the Development and Licensing Agreement, then no assurance can be provided that it will be bound by this no-compete provision. If Lucent were to successfully develop and market such similar products, then our prospects and proposed business would be materially adversely affected.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

          We have sold and intend to continue to sell our products internationally. Our international operations and activities subject us to a number of risks, including the risk of political and economic instability, difficulty in managing foreign operations, potentially adverse taxes, higher expenses and difficulty in collection of accounts receivable in some of these countries. We do not currently cover known or anticipated operating exposures through foreign currency exchange option or forward contracts.

WE MAY NOT BE SUCCESSFUL IN DEVELOPING OR MAINTAINING STRONG DISTRIBUTION CHANNELS FOR OUR PRODUCTS.

          We intend to market our prospective products to communications carriers and other providers of broadband access solutions and services. The success of our current business plan depends, in large part, on developing strong relationships with telecommunications carriers and other broadband communications providers who are selling products and services to end-users. If we are not successful in creating a strong distribution channel in a timely manner, we may not be able to establish our marketing presence or gain significant sales.

LEGAL AND REGULATORY DEVELOPMENTS COULD HAVE ADVERSE CONSEQUENCES FOR OUR BUSINESS.

          The jurisdiction of the Federal Communications Commission (FCC) extends to the entire communications industry in the United States, including potential customers for products utilizing our solutions. Future FCC regulations affecting the broadband access industry may harm our business. For example, FCC regulatory policies affecting the availability of data and Internet services may impede the penetration of our prospective product line into certain markets or affect the prices that may be charged in such markets. In addition, international regulatory bodies are beginning to adopt standards and regulations for the broadband access industry. These domestic and foreign standards, laws and regulations address various aspects of Internet, telephony and broadband use, including issues relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation, consumer protection, security of data, access by law enforcement, tariffs, as well as intellectual property ownership, obscenity and libel. Changes in laws, standards and/or regulations, or judgments in favor of plaintiffs in lawsuits against service providers, e-commerce and other Internet companies, could adversely affect the development of e-commerce and other uses of the Internet. This, in turn, could directly or indirectly materially adversely impact the broadband telecommunications industry in which our customers operate. To the extent our customers are adversely affected by laws or regulations regarding their business, products or service offerings, this could result in a material and adverse effect on our business, financial condition and results of operations.

          In addition, many of our potential customers will require that our products be designed to interface with their customers' existing networks, each of which may have different specifications, utilize multiple protocol standards and contain multiple generations of products from different vendors. If our products cannot operate in such an environment, they may not achieve market acceptance and our ability to generate revenue would be seriously impaired.

THE BROADBAND ACCESS SOLUTIONS MARKET IS HIGHLY CYCLICAL.

          We are engaged in the broadband access solutions industry, which is cyclical and subject to rapid technological change. Recently, the industry has begun to emerge from a significant downturn characterized by diminished product demand, accelerated erosion of prices and excess production capacity. The most recent downturn was and future downturns in the industry may be severe and prolonged. Future downturns in the broadband communications industry, or any failure of this industry to fully recover from its most recent downturn, could seriously impact our business plan. This industry also periodically experiences increased demand and production capacity constraints, which may affect our ability to ship products in future periods.

IF WE DO NOT DEVELOP OR ACQUIRE AND INTRODUCE NEW AND ENHANCED PRODUCTS ON A TIMELY BASIS, OUR PRODUCTS MAY BE RENDERED OBSOLETE.

          The markets for our broadband access communication products are characterized by rapidly changing technology. The introduction of products by others based on new or more advanced technologies could render our products obsolete and unmarketable. Therefore, our ability to build on our existing technologies and products to develop and introduce new and enhanced products in a cost effective and timely manner will be a critical factor in our ability to grow and compete. We cannot assure you that we will develop new or enhanced products successfully and in a timely manner. Further, we cannot assure you that the market will accept new or enhanced products. Our failure to develop new or enhanced products, including our failure to develop or acquire the technology necessary to do so, would have a material adverse effect on our business.

IF OUR COMPETITORS INTRODUCE BETTER OR CHEAPER PRODUCTS, OUR PRODUCTS MAY NOT BE PROFITABLE TO SELL OR TO CONTINUE TO DEVELOP.

          The business in which we engage is highly competitive. Advances in technology, product improvements and new product introductions, as well as marketing and distribution capabilities, and price competition influence success. Failure to keep pace with product and technological advances could adversely affect our competitive position and prospects for growth. Our products compete with those being offered by larger, traditional computer industry participants who have substantially greater financial, technical, marketing and manufacturing resources than us. We cannot assure you that we will be able to compete successfully against these competitors or that competitive pressures faced by us would not adversely affect our business or operating results.

THERE MAY BE SIGNIFICANT LIMITATIONS TO THE UTILIZATION OF NET OPERATING LOSSES TO OFFSET FUTURE TAXABLE INCOME.

          As of December 31, 2005 we had net operating loss carry-forwards
(NOLS) of approximately $32 million, which will be available to offset future U.S. taxable income subject to limitations under Section 382 of the Internal Revenue Code pertaining to changes in stock ownership. TTR Ltd., the Company's wholly owned Israeli subsidiary, has a net operating loss carry-forward of approximately $6 million available to offset future taxable income in Israel. No assurance can be provided that under prevailing law all, or even any part, of the NOLS will be available to offset future income.

                          RISKS CONCERNING OUR PRODUCTS

OUR QOSTREAM PRODUCT LINE REMAINS SUBJECT TO SIGNIFICANT UNCERTAINTY AND MAY NOT BE ACCEPTED IN THE MARKETPLACE.

          Our QoStream products are designed to deliver broadband access over a deployed FTTP or FTTN system. Certain of these products have been delivered to prospective customers for their evaluation and since June 2005 there have been limited commercial deployments. These products have not been commercially proven in their current form. The market for products related to broadband access is characterized by uncertain user and customer requirements, and the emergence of new communications standards and practices. Each of these characteristics could impact our QoStream product line and prospective products, intellectual property and system designs. Our success is subject to the risks that:

     o    our products are found to be ineffective for the intended purposes;

     o the products are uneconomical to manufacture or market or do not achieve broad market acceptance; or

     o third parties hold proprietary rights that preclude us from marketing our products.

          Significant undetected errors or delays in new products or releases may affect market acceptance of our products. There can be no assurance that, despite extensive testing, errors will not be found in our initial QoStream products or subsequent releases after the commencement of commercial shipments, resulting in loss of customers or failure to achieve market acceptance. In addition, the technologies utilized in our QoStream product line will need to be compatible with a broad array of disparate technologies in order to be interoperable with other products routinely used in the broadband communications industry such as routers, switches and operating systems. Without compatibility, we may not achieve market acceptance or demand for our proposed products within our target base of customers because they will not inter-operate with many of the applications the target customers currently use.

WE WILL RELY ON THIRD PARTIES TO PROVIDE CERTAIN COMPONENTS FOR OUR PRODUCTS. IF OUR VENDORS FAIL TO DELIVER THEIR PRODUCTS IN A RELIABLE, TIMELY AND COST-EFFICIENT MANNER, OUR BUSINESS WILL SUFFER.

          We expect to depend on relationships with third parties such as contract manufacturing companies, chip design companies and others who may be sole source providers of key, leading edge technology components critical for our proposed products. If these service providers or other providers of exclusive proprietary technology do not produce these components on a timely basis, if the components do not meet our specifications and quality control standards, or if the components are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products. In addition, such failures could damage our reputation and could adversely affect our operating results. As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

WE MAY NOT BE ABLE TO MEET OUR PRODUCT DEVELOPMENT OBJECTIVES OR MARKET EXPECTATIONS.

          Our product development and enhancement efforts are inherently difficult to manage and keep on schedule and there can be no assurance that we will be able to meet our development objectives or to meet market expectations. In addition to development delays, we may experience substantial cost overruns in completing development of our products. Our QoStream products may contain undetected flaws. There can be no assurance that, despite testing by us and by potential customers, flaws will not be found in our QoStream products, resulting in loss of or delay in market acceptance. We may be unable, for technological or other reasons, to develop and introduce our products in a timely manner in response to changing customer requirements. Further, there can be no assurance that a competitor will not introduce similar products. The introduction by a competitor of either similar products or a superior alternative may diminish our technological advantage, render our products and technologies partially or wholly obsolete, or require substantial re-engineering of these products in order to become commercially acceptable. Our failure to maintain our product development schedules, avoid cost overruns and undetected errors or introduce products that are superior to competing products would have a materially adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT INTELLECTUAL PROPERTY INHERENT IN OUR PRODUCTS AGAINST THIRD-PARTY INFRINGEMENTS OR CLAIMS OF INFRINGEMENT.

          Under our Development and Licensing Agreement with Lucent, we and Lucent jointly hold the rights to any intellectual property developed in the course of the development of the technologies underlying our QoStream products. Lucent owns the rights to pre-existing Lucent technologies included in any product that we market. The failure to protect our intellectual property rights may result in a loss of the right to use these technologies. We plan to rely on patent, trade secret, trademark and copyright law to protect these intellectual property rights. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, there can be no assurance that any patents will be issued pursuant to any patent application or that patents issued pursuant to such application will not be invalidated, circumvented or challenged. Moreover, there can be no assurance that the rights granted under any such patents will provide competitive advantages to us or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

          We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with our current and future strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

          Some of our intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we do not adequately secure our freedom to use our technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation or be enjoined from using such intellectual property. If we are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. While we are not currently engaged in any material intellectual property disputes or litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation concludes favorably for our company.

LUCENT IS NOT INDEMNIFYING US FOR THIRD-PARTY PATENT OR COPYRIGHT INFRINGEMENT CLAIMS RELATING TO LUCENT TECHNOLOGY CONTAINED IN OUR PRODUCTS AND ANY SUCH SUIT OR CLAIM COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR BUSINESS.

          Our initial products as well as further applications will include various and complex technologies, some of which are solely owned by Lucent. While Lucent has represented to us that it has not received any notice of a claim of infringement of any patent, copyright or other intellectual property right of a third party with reference to the technologies or other material or information included or to be incorporated into our contemplated initial products, and that, to the best knowledge and belief of its employees actually involved in the work contemplated by the Development and Licensing Agreement such technologies or information or other materials do not infringe on any patent, copyright, or other proprietary rights of a third party, no assurance can be given that we will not be subject to intellectual property infringement claims that are costly to defend and that could limit our ability to market and sell our proposed products. Lucent is under no obligation to indemnify us in the event of such suit. We did not perform a technical due diligence investigation relating to the technologies included or to be included in our contemplated products.

          The broadband access solutions field is characterized by significant patent infringement litigation. We could be subject to litigation alleging infringement of a third party's right. Litigation could be expensive, lengthy and disruptive to management's attention and detract resources from normal business operations. Adverse determinations could prevent us from manufacturing or selling our proposed products or any future derivative products. It may also subject us to significant liabilities and require that we seek licenses from third parties. In such case, no assurance can be furnished that licenses will be available on commercially reasonable terms, if at all, from any third party that asserts intellectual property claims against us. Any inability to obtain third party licenses required to manufacture or sell our proposed or derivative products could materially adversely affect our business and its prospects.

              RISKS CONCERNING THIS OFFERING AND CAPITAL STRUCTURE

THIS OFFERING MAY HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON
STOCK.

          This Prospectus relates to the sale or distribution of up to 21,063,333 shares of Common Stock by the selling security holders. We will not receive any proceeds from these sales and have prepared this Prospectus principally in order to meet our contractual obligations to some of the selling security holders. The sale of this block of stock, or even the possibility of its sale, may adversely affect the trading market for our Common Stock and reduce the price available in that market.

FUTURE SALES OF COMMON STOCK OR OTHER DILUTIVE EVENTS MAY ADVERSELY AFFECT PREVAILING MARKET PRICES FOR OUR COMMON STOCK.

          As of January 24, 2007, we had 100 million authorized shares of Common Stock, of which 30,259,747 shares of our Common Stock were issued and outstanding as of such date. An additional 64,595,882 shares have been reserved for issuance upon exercise or conversion of outstanding options, warrants and convertible securities. In addition, we have outstanding warrants to purchase approximately an additional 4.6 million shares of our Common Stock which are held by holders of the Convertible Debentures: the holders of these warrants have waived the share reservation requirements relating thereto until our next annual meeting, as more fully discussed under "AGREEMENTS WITH SELLING STOCKHOLDERS." Many of the those options, warrants and convertible securities contain provisions that require the issuance of increased numbers of shares of common stock upon exercise or conversion in the event of stock splits, redemptions, mergers or other transactions. The occurrence of any such event or the exercise or conversion of any of the options, warrants or convertible securities described above would dilute the interest in our company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

          Our board of directors has the authority, without further action or vote of our stockholders, to issue all or any part of the shares of our Common Stock that are authorized for issuance and neither issued nor reserved for issuance. Additionally, we require additional funds to continue to meet our liquidity needs and maintain our operations as presently conducted and to realize our business plan. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our Common Stock. In order to raise capital that we need at today's stock prices, we would likely need to issue securities that are convertible into or exercisable for a significant number of shares of our Common Stock.

          Furthermore, we currently have concurrent offerings of shares of our Common Stock that will have a dilutive effect on any purchaser of shares under this Prospectus.

          In October 2006, we filed a post- effective amendment to a registration statement on Form SB-2 (File Number 333-126351) covering sales by selling stockholders of approximately 12.8 million shares issued or issuable upon conversion of our Series B 8% Convertible Preferred Stock ("Series B Preferred Stock"). This registration statement was declared effective on November 6, 2006. As of January 19, 2007, there were 10,558,397 shares of our Common Stock reserved for issuance upon (i) the conversion of our outstanding Series B Preferred Stock and in payment of dividends thereon, (ii) upon exercise of warrants (the "Series B Warrants") issued in connection with our Series B Preferred Stock and (iii) upon exercise of warrants issued to certain persons as compensation in connection with the placement of the Series B Preferred Stock. On May 5, 2006, we completed a private placement of $10.0 million in aggregate principal amount of our two year 8% Senior Secured Convertible Debentures. This private placement resulted in the reduction to $0.75 per share of the conversion price of the Series B Preferred Stock (from a conversion price of $1.01 per share immediately prior to the reset) that had not been converted as of such date. A significant part of the additional shares of Common Stock issuable as a result of the reduction in the conversion price of the Series B Preferred Stock are not included in the Series B Registration Statement. We intend to file in the near future a new registration statement relating to the resale of approximately 2.1 million additional shares of our Common Stock issuable as a result of the reduction in the conversion price of the Series B Preferred Stock.

          In October 2006, we also filed a post-effective amendment to a registration statement on Form SB-2 (File Number 333-1207711) covering sales by selling stockholders of approximately 12.5 million shares issued or issuable upon conversion of our Series A 7% Convertible Preferred Stock ("Series A Preferred Stock"). This registration statement was declared effective on November 6, 2006. As of January 19, 2007, there were 9,359,077 shares of our Common Stock reserved for issuance upon (i) the conversion of our outstanding Series A Preferred Stock and in payment of dividends thereon, (ii) upon exercise of warrants (the "Series A Warrants") issued in connection with our Series A Preferred Stock and (iii) upon exercise of warrants issued to certain persons as compensation in connection with the placement of the Series A Preferred Stock.

          The shares of Common Stock issuable upon conversion of our Series A Preferred Stock or Series B Preferred Stock and exercise of the Series A Warrants (or the other warrants included in the Series A Registration Statement) or the Series B Warrants are saleable without restriction immediately upon issuance. Any of these issuances will dilute the percentage ownership interests of our current stockholders, which will have the effect of reducing their influence on matters on which our stockholders vote, and might dilute the book value and market value of our Common Stock. Our stockholders may incur additional dilution upon the exercise of currently outstanding or subsequently granted options or warrants to purchase shares of our Common Stock.

          Lastly, in August 2004, we secured from an institutional investor a $6 million equity line (the "Equity Line") on which we can draw from time to time during a 24-month period following the effectiveness of a separate registration statement, subject to certain conditions. The Equity Line allows us to sell up to $6 million of Common Stock at 98% of the then current market price, but in no event at less than $2.00 per share. We also issued to the equity line investor five year warrants to purchase up to 333,333 shares of Common Stock at a per share exercise price of $1.50. These warrants are subject to cashless exercise following the first anniversary of issuance if at the time of exercise there is no effective registration statement in effect covering the resale of these shares. In April 2006, we entered into an agreement with the Equity Line investor to file a separate registration statement covering the Common Stock issuable pursuant to the Equity Line by a date that is not earlier than the 90th day following the effective date of the Registration Statement nor later than the 120th day after such date. The shares of Common Stock issuable upon our drawing down on the Equity Line and exercise of the warrant will be saleable without restriction immediately upon issuance. The issuance of Common Stock upon our drawing down on the Equity Line or exercise of the warrant would further dilute the interest in our company represented by each share of Common Stock and may adversely affect the prevailing market price of our Common Stock.

WE HAVE A LIMITED NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

AVAILABLE FOR ISSUANCE AND IF OUR STOCKHOLDERS DO NOT APPROVE AN INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF OUR COMMON STOCK WE WILL BE UNABLE TO RAISE ADDITIONAL CAPITAL.

          As of January 24, 2007, we had 100 million authorized shares of Common Stock, of which 30,259,747 shares of our Common Stock were issued and outstanding and an additional 64,595,882 are reserved for issuance upon exercise or conversion of outstanding options, warrants and convertible securities and potential liquidated damages. In addition, we have outstanding warrants to purchase approximately an additional 4.6 million shares of our Common Stock, which are held by holders of the Convertible Debentures; the holders of these warrants have waived the share reservation requirements relating thereto until our next annual meeting, as more fully discussed under "AGREEMENTS WITH SELLING STOCKHOLDERS." Thus, we currently have only approximately 5.1 million shares of Common Stock available for issuance. The limited availability of shares of Common Stock may hinder our ability to raise capital through the issuance of equity or securities convertible into equity.

OUR STOCK PRICE IS VOLATILE.

          The trading price for our Common Stock has been volatile. The price has changed dramatically over short periods, including changes of over 50% percent in a single day. An investment in our Common Stock is subject to such volatility and, consequently, is subject to significant risk.

ADDITIONAL BURDENS IMPOSED UPON BROKER-DEALERS BY THE APPLICATION OF THE "PENNY STOCK" RULES TO OUR COMMON STOCK MAY LIMIT THE MARKET FOR OUR COMMON STOCK.

          Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). If our Common Stock continues to be offered at a market price less than $5.00 per share, and does not qualify for any exemption from the penny stock regulations, our Common Stock will continue to be subject to these additional regulations relating to low-priced stocks.

          The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

          The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of our Common Stock and our stockholders' ability to sell our Common Stock in the secondary market.

                           FORWARD-LOOKING STATEMENTS

          This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Any statements contained in this prospectus, which are not statements of historical fact, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. We make forward-looking statements in this prospectus, regarding, among other items:

     o statements regarding our overall strategy relating to the design, development, implementation and marketing of our proposed products;

     o statements regarding the plans and objectives of our management for future operations and the size and nature of the costs we expect to incur and the people and services we may employ;

     o statements regarding the future of broadband access solutions and opportunities therein, our competition or regulations that may affect us;

     o    statements regarding our ability to compete with third parties;

     o any statements using the words "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "should," "expect," "plan," "predict," "potential," "continue" and similar words; and

     o    any statements other than historical fact.

          There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth above under the caption "Risk Factors" included in this prospectus and other factors expressed from time to time in our filings with the Securities and Exchange Commission ("SEC"). We do not undertake to update any forward-looking statements.

                                 USE OF PROCEEDS

          The selling stockholders will receive the net proceeds from sales of the shares of Common Stock included in this Prospectus. We will not receive any proceeds from the sale of Common Stock by the selling stockholders. We would, however, receive proceeds from the exercise of the Bridge Warrants that are held by one of the selling stockholders, to the extent such warrants are exercised for cash. However, these warrants may only be exercised on a cashless basis if the Registration Statement is not effective at the time of exercise. If the warrants are exercised on a cashless basis, we will not receive proceeds from those exercises.

          The selling stockholder who holds the Other Warrants is not obligated to exercise these warrants, and there can be no assurance that it will do so. If all of these warrants were exercised for cash, we would receive proceeds of $2,074,999.50. Any proceeds we receive from the exercise of these warrants will be used for working capital and general corporate purposes.

                    AGREEMENTS WITH THE SELLING STOCKHOLDERS

          THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE AGREEMENTS BETWEEN US AND CERTAIN OF THE SELLING STOCKHOLDERS RELATING TO THE PURCHASE BY THESE SELLING STOCKHOLDERS OF THE CONVERTIBLE DEBENTURES AND WARRANTS ISSUED IN CONNECTION THEREWITH IN MAY 2006, AS WELL AS WARRANTS THAT WE ISSUED IN DECEMBER 2005 AND BETWEEN FEBRUARY THROUGH APRIL 2006. WE ARE REGISTERING THE RESALE OF THE SHARES OFFERED BY THIS PROSPECTUS IN ORDER TO SATISFY OUR OBLIGATIONS TO THE HOLDERS OF THESE DEBENTURES AND WARRANTS.

          COPIES OF THE SECURITIES PURCHASE AGREEMENTS, DEBENTURES, WARRANTS, REGISTRATION RIGHTS AGREEMENTS, SECURITY INTEREST AGREEMENTS AND OTHER TRANSACTION DOCUMENTS DESCRIBED BELOW HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EACH OF THESE DOCUMENTS, WHICH ARE INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY FOR MORE DETAILS REGARDING THE PROVISIONS WE DESCRIBE BELOW AND FOR OTHER PROVISIONS THAT MAY BE IMPORTANT TO YOU.

CONVERTIBLE DEBENTURES

          On May 5, 2006, pursuant to the Securities Purchase Agreement dated as of April 26, 2006 (the "Purchase Agreement") between us and certain accredited institutional and individual investors, we issued $10 million in aggregate principal amount of our Convertible Debentures. In connection with the issuance of the Convertible Debentures, we issued to the holders thereof the Warrants to purchase up to 6,666,675 shares of our Common Stock at a per share exercise price of $1.50.

          The Convertible Debentures, which were issued on May 5, 2006, mature on April 30, 2008. Each Convertible Debenture is convertible into shares of Common Stock at an initial conversion price of $0.75 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. Interest on the Debentures accrues at the rate of 8% per annum, payable upon conversion or semi-annually (June 30 and December 31 of each year) or upon maturity, whichever occurs first, and will continue to accrue until the Convertible Debentures are fully converted and/or paid in full. Interest is payable, at our option, either (i) in cash, or (ii) in shares of Common Stock at a rate equal to 90% of the volume weighted average price of the Common Stock for the five trading days ending on the trading day immediately preceding the relevant interest payment date; provided that interest payments may be made in shares of Common Stock only if on the relevant interest payment date the Registration Statement is then effective. The first scheduled interest payment date was December 31, 2006. Pursuant to a request we made, in January 2007 the holders of $9,100,000 in principal amount of the Convertible Debentures agreed to defer the date of the first payment of interest to March 31, 2007, at which time the accrued interest to that date will be payable in accordance with the terms of the Convertible Debentures. We made such request in order to conserve our working capital resources.

          Provided certain conditions are met, we may prepay the amounts outstanding on the Convertible Debentures by giving advance notice of between 20 and 40 trading days and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon. The conditions to our giving this notice and making such payment are: (i) the Registration Statement covering the shares issuable on conversion of the Convertible Debentures is effective, (ii) we are not in default (without regard to the giving of notice or the expiration of any grace periods) of any of our obligations to the holders of the Convertible Debentures, and (iii) the shares issuable on conversion of the Convertible Debentures are eligible for trading on certain specified markets. Holders will continue to have the right to convert their Convertible Debentures prior to the actual prepayment.

          The holders of the Convertible Debentures may require us to redeem any or all of the outstanding Convertible Debentures upon the occurrence of any one or more of the following events of default: (i) our failure to pay principal and interest when due and such failure shall continue for five trading days after notice, (ii) the material breach of any of the representations or warranties made in the agreement pursuant to which the Convertible Debentures were sold,
(iii) our failure to have stock certificates delivered within a specified time period after delivery of a conversion notice if such failure continues for ten trading days after notice thereof, (iv) our failure to observe any undertaking contained in the Convertible Debentures or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice,
(v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of a money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days, or (vii) the suspension of the Common Stock from trading on the Over the Counter Bulletin Board if such suspension continues for fifteen consecutive trading days. The redemption amount is equal to (i) (x) the principal and accrued interest of the Debenture being redeemed, divided by (y) the applicable conversion price, multiplied by (ii) the highest closing sale price of our Common Stock from the date of the redemption notice through the payment date.

          Under certain conditions, we are entitled to require the holders of the Convertible Debentures to convert all or a part of the outstanding principal amount of the Convertible Debentures. If the closing sale price of our Common Stock as quoted on the OTC Bulletin Board equals to or exceeds 200% of the conversion price then in effect (i.e., $1.50 with respect to the initial conversion price of $0.75) (which amount may be adjusted for certain capital events, such as stock splits) on each of twenty consecutive trading days, then, subject to the conditions specified below, within five trading days after the last day in such period, we may, at our option (exercised by written notice to the holders of the Convertible Debentures), require the holders thereof to convert all or any part of their Convertible Debentures on or before a specified date, which date shall not be less than 20 and not more than 60 trading days after the date of such notice. Conversion on the date specified shall be at the conversion price then in effect. Holders of Convertible Debentures may continue to convert their debentures after we furnish such notice. This right is available only if, on the date on which we give notice of mandatory conversion and on each trading day thereafter through and including the date of mandatory conversion specified in the original notice from us, (x) the Registration Statement is effective and (y) there is no Event of Default under the Convertible Debenture or other event which, with the giving of notice or the passage of time (that is, without regard to any grace or cure periods), could be declared to be an Event of Default under the Convertible Debentures.

          The Warrants, which were also issued on May 5, 2006, become first exercisable on May 5, 2007 as originally provided in the Warrants. The Warrants are exercisable at a per share exercise price of $1.50 through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement occurs. Holders of the Warrants are entitled to exercise their warrants on a cashless basis following the first anniversary of issuance if the Registration Statement covering the shares issuable upon exercise of the Warrants is not in effect at the time of exercise. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our Common Stock on the trading day immediately before the Warrant exercise. That closing price is multiplied by the full number of shares for which the Warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing price referred to above. As a majority-in-interest of the holders of the principal amount of the Debentures have consented to omit the inclusion of the shares of Common Stock issuable upon the exercise of the Warrants, which consent is binding on all of the holders of the Warrants, the shares issuable upon exercise of the Warrants are not included in this Registration Statement. Unless we file a registration statement for the shares issuable upon exercise of the Warrants and such registration statement is declared effective on or before May 5, 2007, then, assuming the Warrants are "in the money" the cashless exercise provisions discussed above apply. In addition, at our request, in January 2007, the holders of Warrants of approximately 4.6 million shares of our Common Stock have agreed to waive the share reservation requirement with respect to such Warrants until such time as we hold our next annual meeting to, among other things, request an increase in our authorized Common Stock share capital. Accordingly, these Warrants for which the waiver of the reservation requirement has been obtained will become exercisable only following the increase in our authorized Common Stock share capital. We currently expect to hold our next annual meeting in the second quarter of 2007. We requested the waiver of the share reservation requirement relating to the Warrants so as to enable us to enter into equity based transactions prior to an increase in our authorized share capital.

          The Convertible Debentures and Warrants provide that the beneficial owner can convert such debenture or exercise such warrant in accordance with their respective terms by giving notice to us. However, the holder may not convert the Convertible Debentures or exercise its Warrant to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our stock then outstanding (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert its debentures or exercise its warrant.

          To secure our obligations under the Convertible Debentures, we granted to the holders a security interest in substantially all of our assets, including our intellectual property, under the terms and conditions of a Security Interest Agreement dated as of April 26, 2006 (the "Security Interest Agreement"). The security interest terminates upon the earlier of (i) the date on which less than $2.5 million in principal amount of the Convertible Debentures is outstanding or
(ii) payment or satisfaction of all of our obligations under the Convertible Debentures or the related agreements entered into with the holders thereof.

          The conversion price of the Convertible Debentures and the exercise price of the Warrants are subject to adjustment. Under the agreements with the holders of the Convertible Debentures, we agreed that if we made certain sales of our Common Stock (or securities convertible into Common Stock) to any third party during the period from the closing date of the transaction through the date which is the earlier of (i) the first anniversary of the effective date of the Registration Statement (subject to extension if the effectiveness of the Registration Statement is suspended in the interim) or (ii) the date on which less than $2.5 million in principal amount of the Convertible Debentures remain un converted (the "Final Lockup Period"), adjustments would be made to the conversion price of the then unconverted Convertible Debentures and to the exercise price of the then unexercised Warrants. The above adjustments do not apply to certain specified transactions, such as the exercise of outstanding options, warrants, or convertible securities, the issuance of securities pursuant to our option plans or a non-employee director option plan, or the issuance of options to our directors, officers, and employees, and advisors or consultants, and transactions with strategic investors. The exercise price of the Warrants also is subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. In addition, in certain cases, the investors may be entitled to receive additional warrants to purchase additional shares.

          We also agreed that during the Final Lockup Period, without the prior written consent of the holders of at least 66.67% of the then outstanding Convertible Debentures, we will not enter into any new transaction for the offer or sale of our securities that provides for a variable conversion price or a variable exercise price. We also agreed that until the effective date of the Registration Statement we will not enter into any other transaction for the offer or sale of any of our securities and, commencing on the effective date and until the six month anniversary of such effective date, we will not enter into any transaction granting registration rights to the investors in that new transaction.

          Pursuant to a Registration Rights Agreement dated as of April 26, 2006 (the "Registration Rights Agreement") between us and each purchaser of the Convertible Debentures, as subsequently modified, we are obligated to file the Registration Statement registering the resale under the Act of (i) 110% of the number of shares of Common Stock issuable on conversion in full of the Convertible Debentures outstanding plus interest accrued thereon through the scheduled maturity date thereof (assuming for such purposes that interest is paid in shares at the initial conversion price) and (ii) our good faith estimate of certain additional shares we might have to issue to the selling stockholders. Some of those additional shares would be issuable in respect of the late filing/effectiveness of the Registration Statement beyond the dates specified in the Registration Rights Agreement, or if, after the effective date, the stockholder's right to sell under the Registration Statement is suspended for periods in excess of those specified in the Registration Rights Agreement. Other shares we might be required to issue to such selling stockholder would be based on adjustments to the conversion price of the unconverted Convertible Debentures and/or to the number of shares covered by the unexercised Warrants in the event that, on or prior to the Final Lock-up Period, we subsequently offer or issue securities at a purchase price or conversion price lower than the conversion price then in effect or issue warrants having an exercise price below the exercise price of the warrants held by the selling stockholder. We are obligated to keep the Registration Statement effective until the earlier of the date on which the holders may sell without restriction all shares registered on their behalf under this Prospectus under Rule 144 promulgated under the Act or the date on which such holders no longer own any of those shares.

          In connection with the placement of the Convertible Debentures, we issued, in accordance with the terms of the Placement Agency Agreement dated as of May 4, 2006 (the "Placement Agency Agreement") between us and Pond Equities, Inc., warrants (the "Placement Agent's Warrants") to purchase up to 2,000,000 shares of our Common Stock. The Placement Agent's Warrants are comprised of (x) warrants to purchase an aggregate of 1,333,333 shares of Common Stock having an initial exercise price equal to $0.75 per share, and (y) warrants to purchase an aggregate of 666,667 shares of common stock having an initial exercise price equal to $1.50 per share. These warrants become first exercisable on May 5, 2007 and continue to be exercisable through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement occurs. The shares issuable upon exercise of the Placement Agent's Warrants are not included in this Registration Statement. In addition, subject to certain specified conditions, we granted to the Placement Agent a right of first refusal to manage any private offering of our equity or debt securities through May 5, 2007 where we retain or otherwise use the services of an investment bank or similar financial advisor. These first refusal rights are contingent upon the Placement Agent participating in any such future offering on the same terms and conditions as we receive from a third party. The right of first refusal does not apply to transactions with strategic investors.

          Pursuant to the Registration Rights Agreement, we agreed to file, within 75 days after the Closing Date of May 5, 2006, the Registration Statement covering the Common Stock underlying the Convertible Debentures and the Warrants issued in connection therewith, as well as certain other securities agreed to by the parties, and to use reasonable best efforts to cause the Registration Statement to be declared effective within 120 days of the Closing Date. We have not filed the Convertible Debenture Registration Statement within the required time frame and the registration statement was not declared effective within 120 days of the Closing Date and, as a result, we are obligated to pay liquidated damages to the holders of the Convertible Debentures. We owe to the holders of the Convertible Debentures as of January 15, 2007 approximately $1.2 million in liquidated damages, and such damages will continue to accrue at the rate of approximately $200,000 per 30 day period thereafter until such time as the Convertible Debenture Registration Statement is declared effective. Similar payments will be required if the registration is subsequently suspended beyond certain agreed upon periods. The permitted suspension periods are any one or more periods during any consecutive 12-month period aggregating not more than 30 days, but each period shall be neither for more than 20 days nor begin less than 10 trading days after the preceding suspension period ended. The amount of liquidated damages that we must pay to the holders of the Convertible Debentures will be, for each 30-day period (and pro rata for any such period which is less than 30 days), (i) in the event of any late filing or effectiveness 2% of the principal amount of the Convertible Debentures originally issued and (ii) in the event of any suspension of effectiveness 2% of the sum (the "Suspension Stated Value") of (X) the stated value of all Convertible Debentures not yet converted and (Y) the stated value of Convertible Debentures converted within the preceding 30 trading days if the Common Stock issued upon conversion of any such Convertible Debentures is still held by the converting debenture holder. The Convertible Debenture holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price). In response to our request, the holders of 91% of the principal amount of the outstanding Convertible Debentures have agreed to defer to March 31, 2007 the payment of any accrued liquidated damages due through that date and have agreed that the Warrant Shares do not need to be included in this Registration Statement. As we obtained the consent of holders of over 66.67% of the outstanding Convertible Debentures to defer the payment of any liquidated damages that may become due, such consent is binding as to all the holders.

          We have entered into an agreement (a "Principal's Agreement") with each of our directors and officers that provides that such person (and their affiliates) will not, without the prior written consent of the holders of at least 66.67% of the then outstanding principal amount of the Convertible Debentures, sell any shares of our Common Stock through the 180th day after the effective date of the Registration Statement (plus the number of days, if any, the selling stockholders' rights to sell under the Registration Statement may have been suspended in the interim). Thereafter, without such consent, such person or entity will not sell shares representing more than 10% of his aggregate holdings of Common Stock in any 30 day period (plus any portion of the permitted amount that was not sold or disposed of during the immediately preceding 30 day period). This limitation will expire when the outstanding principal amount of the Convertible Debentures is less than $2.5 million.

SELLING STOCKHOLDERS WITH PIGGY BACK REGISTRATION RIGHTS

          We are also registering 1,383,000 shares of our Common Stock issuable upon exercise of Other Warrants that are comprised of warrants for (1) 1,050,000 shares of Common Stock issuable upon exercise of warrants that we issued in December 2005 and in February through April 2006 (hereinafter the "Bridge Warrants") to one entity in connection with short term advances (the "Bridge Loans") made to us during such period and prior to the consummation of the Convertible Debenture financing and (ii) 333,333 shares of Common Stock issuable upon exercise of a warrant (the "Equity Line Warrant") issued in August 2004 to the provider of the Equity Line commitment.

          The Bridge Warrants, which first became exercisable on the sixth month anniversary of issuance, are exercisable through approximately the fifth anniversary of issuance, at an initial per share exercise price of $1.50. The Equity Line Warrants are exercisable through August 9, 2009 at a per share exercise price of $1.50. By their terms, the exercise price of the Bridge Warrant and the Equity Line Warrants is subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger or, under certain circumstances (including obtaining appropriate consent of certain other parties), if prior to the expiration of exercise period, we issue warrants having a lower exercise price to investors in a subsequent financing transaction. The holder of the Bridge Warrants and the Equity Line Warrants are entitled to exercise the warrants on a cashless basis at any time following the first anniversary of its issuance if, at the time of exercise, there is no effective registration statement covering the resale of the shares of Common Stock issuable upon exercise of such warrant. If the holder elects the cashless exercise option, it will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the closing bid price of our Common Stock on the trading day immediately before the warrant exercise. That closing price is multiplied by the full number of shares for which the warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the closing bid price referred to above.

          The terms of these warrants specify that the beneficial owner may not exercise these warrants to the extent that such conversion or exercise would result in such owner and its affiliates beneficially owning more than 4.99% of our stock then outstanding (after taking into account the shares of our Common Stock issuable upon such conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert exercise these warrants.

                                 DIVIDEND POLICY

          We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.

                         PRICE RANGE OF OUR COMMON STOCK

          Our Common Stock is traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc., Automated Quotation System under the symbol "AANI". Prior to May 28, 2004, our Common Stock was quoted under the symbol "TTRE". Although trading in our Common Stock has occurred on a relatively consistent basis, the volume of shares traded has been limited. There can be no assurance that an established trading market will develop, that the current market will be maintained or that a liquid market for our Common Stock will be available in the future. Investors should not rely on historical stock price performance as an indication of future price performance.

          The following table shows the quarterly high and low bid prices for our Common Stock over the last two completed fiscal years, as reported on the OTC Bulletin Board. The prices represent quotations by dealers without adjustments for retail mark-ups, mark-downs or commission and may not represent actual transactions. The closing price of our Common Stock on January 24, 2007 was $0.64 per share.

                                                   LOW     HIGH
                  Year Ending December 31, 2006   -----   -----
                     First Quarter                $0.52   $1.10
                     Second Quarter               $0.71   $1.25
                     Third Quarter                $0.52   $0.77
                     Fourth Quarter               $0.69   $1.10

                  Year Ended December 31, 2005
                     First Quarter                $0.82   $1.36
                     Second Quarter               $0.82   $1.26
                     Third Quarter                $0.75   $1.09
                     Fourth Quarter               $0.75   $1.00

          As of January 24, 2007, there were approximately 171 holders of record of our Common Stock. We believe that a significant number of shares of our Common Stock are held in either nominee name or street name brokerage accounts and, consequently, we are unable to determine the number of beneficial owners of our stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

          We are engaged in the design, development and marketing of next-generation technology-based broadband access solutions for voice, video and data services. Our initial products are designed to deliver "triple play" (voice, video and data) broadband communication. These products are designed for placement at various points in the network infrastructure layout. We are marketing our initial products to communications carriers, municipal authorities and communication equipment companies.

          Our initial QoStream product line is comprised of premises gateways, aggregation switches and a network management systems. Our initial QoStream products include technologies licensed from Lucent Technologies, Inc. ("Lucent") as well as technologies developed jointly with Lucent. Lucent has granted us a worldwide and perpetual non-exclusive license to manufacture, develop and sell products designed to deliver broadband access solutions that use Lucent's technologies and related patents. Recently, we developed a stand-alone triple play home gateway product that is designed to inter-operate with other standards-based devices deployed in the central offices of carriers or in the field.

          We continue to upgrade and improve our Qostream product line to encompass sophisticated network interfaces, expanded feature sets and increased inter-operability with in-house wiring, including copper based facilities. For example, in December 2005, we unveiled new features on our QoStream AS5000 Aggregator Switch and QoStream PG1000 Premises Gateway products that are designed to enable a network operator to connect to a home or office and provide sufficient bandwidth to enable voice, data, and video services over the existing copper wires already in the ground. Additional feature upgrades that we are working on include the ability for our gateways to distribute services within a served premise over existing copper coaxial cables and possibly over telephone wires.

INITIAL COMMERCIALIZATION OF QOSTREAM PRODUCT LINE

          Our business involves the development of new broadband access products with no significant market penetration. We cannot predict when or to what extent our QoStream product line or future extended applications will begin to produce significant revenues, or whether we will ever reach profitability.

          In December 2005, Salsgiver Inc., an ISP, agreed to purchase our PG1000 Premises Gateways and AS5000 Aggregation Switches to support their service build-out in the Allegheny Valley Region of Western Pennsylvania. We shipped our first units under this purchase order in March 2006. This was our first significant sale in the U.S. market.

          In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc. ("Motorola"), a subsidiary of Motorola, Inc., pursuant to which Motorola will distribute under the Motorola brand a family of up to three IP Home Gateway products to be jointly developed by us and Motorola that are intended to provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. In October 2006, we successfully passed the IPTV Gateway System Verification Testing Acceptance Test, the second major engineering milestone test specified in the


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

agreement with Motorola. This test is the culmination of our system integration testing and is designed to demonstrate the functionality and the stability of the hardware and software of the IPTV Gateway.

          Motorola has successfully completed its final System Verification Testing, the success of which is necessary to the commencement of Alpha or Beta trials and commercial release. Through January 2007, we have received from Motorola purchase orders for gateway lab test units, Alpha and Beta test units and prototypes in the aggregate purchase amount of approximately $475,000.

CRITICAL ACCOUNTING POLICIES

          Our consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires we make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Management continually evaluates the accounting policies and estimates it uses to prepare the consolidated financial statements. We base our estimates on historical experience and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates made by management.

          We do not participate in, nor has it created, any off-balance sheet special purpose entities or other off-balance sheet financing. In addition, we do not enter into any derivative financial instruments for speculative purposes and uses derivative financial instruments primarily for managing its exposure to changes in interest rates.

STOCK-BASED COMPENSATION

          In December 2004, the Financial Accounting Standards Board (FASB) issued FAS No. 123R, "Share-Based Payment" (FAS 123R) that amends FAS 123, and FAS No. 95, "Statement of Cash Flows" and supersedes Accounting Principles Board
(APB) Opinion No. 25, " Accounting for Stock Issued to Employees," and related interpretations (APB 25). As of January 1, 2006, FAS 123R requires us to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, based on the grant-date fair value of the award and to recognize such cost over the requisite period during which an employee provides service. The grant-date fair value will be determined using option-pricing models adjusted for unique characteristics of the equity instruments. FAS 123R also addresses the accounting for transactions in which a company incurs liabilities in exchange for goods or services that are based on the fair value of our equity instruments or that may be settled through the issuance of such equity instruments. The statement does not change the accounting for transactions in which we issue equity instruments for services to non-employees. The pro forma disclosures previously permitted under FAS 123 no longer will be an alternative to financial statement recognition.

          We adopted FAS 123R on January 1, 2006 and use the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of FAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of FAS 123R for all awards granted to employees prior to the effective date of FAS 123R that remain unvested on the effective date.

          Prior to January 1, 2006, we accounted for awards granted under those plans following the recognition and measurement principles of APB 25.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

          Capitalization of software development costs in accordance with SFAS No. 86 begins upon the establishment of technological feasibility. Technological feasibility for our computer software is generally


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

based upon achievement of a detail program design free of high risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology. Amortization of capitalized software development costs commences when the related products become available for general release to customers.

RESULTS OF OPERATIONS

COMPARISON OF THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2006 AND THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 2005

          SALES AND COST OF GOODS SOLD. Revenues for the nine months and three months ended September 30, 2006 were $29,603 and $4,224, respectively. Revenues for the nine and three months ended September 30, 2005 were $5,548 and $300, respectively. We recorded unit sales from our QoStream product line for the first time during the three month period ended March 31, 2005. Cost of goods sold were $23,628 and $3,881 during the nine and three months ended September 30, 2006, respectively, and $6,078 and $232 during the corresponding periods in 2005.

          RESEARCH AND DEVELOPMENT EXPENSE. Research and development expenses consist of expenses incurred primarily in product designing, developing and testing. These expenses consist primarily of salaries and related expenses for personnel, contract design and testing services and supplies used and consulting and license fees paid to third parties. Research and development expenses for the nine and three months ended September 30, 2006 were $3,904,069 and $1,485,052, respectively and $2,767,070 and $703,608 for the comparable periods in 2005. The increase in research and development expenses during the 2006 periods is primarily attributable to additional stock based compensation recorded in respect of stock options granted to employees and the implementation of SFAS 123R effective January 1, 2006 as well as increased development costs of our products, including development projects related to our strategic alliance with Motorola and amortization of software product costs that had reached general release stage.

          SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and related expenses for personnel, consulting fees, and trade show expenses incurred in product distribution. Sales and marketing expenses for the nine and three months ended September 30, 2006 were $1,071,413 and $231,918, respectively, and $1,853,479 and $774,939 for the corresponding periods in 2005. The decrease is primarily attributable to a shift in personnel costs from marketing to research and development of our products.

          GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive and other functions. Other significant costs include professional fees for legal, accounting, investor relations and other services. General and administrative expenses for the nine and three months ended September 30, 2006 were $2,697,390 and $741,417, respectively, and $1,551,655 and $616,080 for the corresponding periods in 2005. The increase in general and administrative expenses during the 2006 periods is attributable to stock based compensation recorded for stock options granted to employees and non-employee directors and the implementation of SFAS 123R effective January 1, 2006 and, an increase in personnel costs and outside services.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004.

          SALES AND COSTS OF GOODS SOLD. Revenues for the year ended December 31, 2005 were $5,548 and were derived from unit sales of the QoStream product line and related hardware. We recorded revenues for the first time during the quarter ended March 31, 2005. Cost of goods sold in the amount of $6,078 for the year ended December 31, 2005 exceeded sales resulting in negative gross profit. Certain of the units were sold to a customer at a discount to the anticipated market price due to the necessity of further testing and evaluation. No revenues or cost of goods were recorded for the year ended December 31, 2004.

          RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist of expenses incurred primarily in product designing, developing and testing. These expenses consist primarily of salaries and related expenses for personnel, contract design and testing services and supplies used and consulting and license fees paid to third parties.

          For the years ended December 31, 2005 and 2004, our research and development expenses were $3,975,852 and $3,222,695, respectively. The increase in research and development expenses during 2005 as compared to 2004 is primarily attributable to the increase in amounts incurred for personnel, contracted labor and certain materials and supplies used in product development and enhancement.

          SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and related expenses for personnel, consulting fees, and trade show expenses incurred in product distribution.

          Sales and marketing expenses for the years ended December 31, 2005 and 2004 were $2,422,999 and $505,313, respectively. The increase in sales and marketing expenses during 2005 as compared to 2004 is primarily attributable to the hiring of additional marketing and sales personnel during 2005 and other marketing costs, such as trade shows.

          GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive and other functions. Other significant components of general and administrative costs include professional fees for legal, accounting and other services. General and administrative expenses for the years ended December 31, 2005 and 2004 were $2,209,171 and $1,860,959, respectively. The increase in general and administrative expenses during the 2005 period compared to the 2004 period is primarily attributable to the hiring of additional executive and staff positions.

LIQUIDITY AND CAPITAL RESOURCES

          Cash balances were $358,433 at September 30, 2006 and $333,787 at December 31, 2005. Cash balances as of January 24, 2007 were approximately $314,000.

          Net cash used during the nine months ended September 30, 2006 consisted of operating activities of approximately $6.6 million, the purchase of property and equipment and the costs associated with internally developed software of approximately $1.0 million. Net cash used during the corresponding period in 2005 consisted of operating activities of approximately $6.1 million, the purchase of property and equipment and the costs associated with internally developed software of approximately $1.3 million.

          Net cash provided by financing activities during the nine months ended September 30, 2006 was approximately $7.7 million compared to approximately $7.1 million in the corresponding period in 2005.

          Net cash provided by financing activities during the 2006 period was the result of proceeds from the issuance of (i) short-term notes in the aggregate principal amount of $2,581,500 offset by financing costs of $166,620 and original issue discount of $131,500 and (ii) the issuance of our two year 8% secured convertible debenture in May 2006 in connection with the private placement discussed below.


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

Net cash provided by financing activities during the corresponding period in 2005 was the result of the exercise of stock warrants and proceeds from the placement in April and May 2006 of our Series B Preferred Stock.

          From our inception in August 1994, we have financed our operations through the sale of our securities. Set forth below is a summary of our recent financings.

          On November 13, 2006, we received a short-term working capital loan from the Chairman of our board of directors. The advance was made on a demand basis and accrues interest at the rate of 24% per annum.

          Between October 23, 2006 and December 28, 2006, we consummated bridge loan transactions pursuant to which we borrowed the approximate gross amount of $1.45 million (prior to the payment of offering related fees and expenses). The funds were raised in response to an offer we made to the holders of the purchasers of the of the Series B 8% Convertible Preferred Stock (the "Series B Preferred Stock") and the Series A 7% Convertible Preferred Stock (the "Series A Preferred Stock") to reinstate for a specified period certain price protection provisions that were contained in the purchase agreements relating to these securities. An initial loan in the gross amount of $600,000 was advanced on October 23, 2006 (the "Initial Closing Date") from institutional investors who purchased Series B Preferred Stock and thereafter subsequent closings were held in November and December 2006 with investors who had purchased either or both of our Series A or Series B Preferred Stock. The offer expired on December 31, 2006. The loans are evidenced by our promissory notes (each, a "Note" and collectively, "Notes") in the aggregate principal amount equal to the amount advanced by investors multiplied by the Applicable Percentage. The "Applicable Percentage" is the percentage which is equal to (x) one hundred percent (100%), plus (y) (1) the percent equal to twenty-four percent (24%), multiplied by (2) the fraction, of which the numerator is the number of days from the closing date of the Loan for the relevant investor until February 20, 2007 (the "Stated Maturity Date"), which is 120 days after the Initial Closing Date, and the denominator is 360. The aggregate face amount of the Notes are approximately $1.535 million. All loans, whether advanced on the Initial Closing Date or thereafter, are scheduled to mature on the date (the "Maturity Date") which is the earliest of (i) the Stated Maturity Date, (ii) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings (except for the proceeds of these loans and other limited exceptions specified in the promissory notes evidencing the loans), gross proceeds to us of at least $2 million or (iii) the date on which an investor accelerates payment on the note evidencing a loan while there is existing an Event of Default under that note.

          In January 2007, we received a short-term loan in the aggregate gross amount of $356,000 from one of our institutional stockholder/investors. The loan is evidenced by our promissory note in the principal amount of $384,480 and becomes due and payable on the earliest to occur of (i) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings, gross proceeds to us of at least $2 million or (ii) May 19, 2007.

          On May 5, 2006, we raised gross proceeds of $10 million from the private placement to certain institutional and individual investors of our two-year 8% Senior Secured Convertible Debentures. At closing, we received net proceeds of approximately $5.2 million, after payment of offering related fees and expenses and after the repayment of bridge loans made between December 2005 and April 2006 in the aggregate amount of $ of $3,691,500 (inclusive of $30,000 in related fees). Certain of the investors in these bridge loans elected to participate in the Convertible Debenture transaction and, accordingly, approximately $850,000 in principal amount of bridge loans was offset against these investors' purchases of the Convertible Debentures. The holders of the Convertible Debentures have a lien on all of our assets, including our intellectual property.

          On April 26, 2005, we completed a private placement to certain individual and institutional investors of 60,000 shares of our newly designated Series B 8% Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock") for gross proceeds of $6 million. Thereafter, on May 9, 2005, we sold to institutional investors an additional 17,650 shares of Series B Preferred Stock for aggregate gross proceeds of $1,765,000 (together with the private placement completed in April 2005, the "2005 Private Placement"). We received aggregate net proceeds of approximately $5,590,000 from the closings of the 2005 Private Placement, following repayment of the outstanding principal and accrued interest on the bridge loans and payment of offering related expenses. We issued to the purchasers of the Series B Preferred Stock five-year warrants to purchase, in the aggregate, up to 3,844,062 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment in certain circumstances.

          On December 22, 2005, we entered into a bridge loan agreement with two institutional investors pursuant to which we borrowed $1.0 million from these investors. On January 20, 2006, we entered into a bridge loan agreement on identical terms with three private investors pursuant to which we borrowed an additional $500,000. In February and March 2006, we entered into bridge loan agreements with one of the institutional investors who participated in the December 2005 bridge loan pursuant to which we borrowed $1.5 million in aggregate principal amount. Additionally, in April 2006, we entered into a bridge loan agreement with two institutional investors pursuant to which we borrowed $450,000 in aggregate principal amount. On May 5, 2006, we repaid the amounts owed on these short-term loans from the proceeds of the May 2006 Debentures.

          On April 5, 2006, we entered into a Strategic Alliance Agreement with Motorola pursuant to which we and Motorola will jointly develop a family of three IP Home gateways that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. The Agreement with Motorola provides, among other things, that Motorola will pay to us $1.9 million for engineering costs associated with the development of these products, of which amount we have received approximately $
1.2 million with the remainder to be paid in installments upon the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the gateway products and, in the event that it does so, we will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination. In addition, we have to date received from Motorola purchase orders for gateway lab test units, Alpha and Beta test units and prototypes in the aggregate purchase amount of approximately $475,000. These purchase orders are independent of and unrelated to the payments referred to above to which we are entitled upon the achievement of specified milestones.

          We need to raise additional funds on an immediate basis in order to meet our operating requirements and to fulfill our business plan as well as satisfy the working capital loans that are scheduled to mature in February 2007. We may not be successful in our efforts to raise additional funds. Even if we raise cash to meet our immediate working capital needs, our cash needs could be heavier than anticipated in which case we could be forced to raise additional capital. Even after we begin to sell our products, we do not yet know what payment terms will be required by our customers or if our products will be successful. At the present time, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all. If we are unable to raise funds as needed, we may need to curtail expenses, reduce planned research and development and sales and marketing efforts, forego business opportunities and cease operations. These conditions raise substantial doubts as to our ability to continue as a going concern, which may make it more difficult for us to raise additional capital when needed. However, if the warrants issued to the purchasers of the Series B Preferred Stock, which have a per share exercise price of $1.50, and the Series A Preferred Stock, which have exercise prices of $1.50 and $2.50, are exercised by these holders for cash in a net amount sufficient for our needs, we may be able to satisfy part or all of our immediate


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

working capital requirements. No assurance can be provided, though, that these warrants will in fact be exercised in amounts sufficient for our needs. If these warrants are not so exercised, we will need to raise additional funds through public or private sales of equity securities or borrowings.

          Additional equity financings are likely to be dilutive to holders of our Common Stock and debt financing, if available, may involve significant payment obligations and covenants that restrict how we operate our business.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In February 2006, the Financial Accounting Standards Board issued SFAS Statement No. 155, "Accounting for Certain Hybrid Financial Instruments"(SFAS
155), which amends SFAS Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) and SFAS Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 140). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. We are currently assessing the impact that the adoption of SFAS 155 will have on our financial position or results of operations.

          In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("SFAS 156"), which amends SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 permits the choice of the amortization method or the fair value measurement method, with changes in fair value recorded in income, for the subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The statement is effective for years beginning after September 15, 2006, with earlier adoption permitted. We do not expect SFAS 156 to have a material impact on the Company's financial position or results of operations.

          In July 2006, the FASB issued FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN 48"), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. We are in the process of determining the effect, if any, that the adoption of FIN 48 will have on its financial statements.

          In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. In addition, this statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Where applicable, this statement simplifies and codifies related guidance within generally accepted accounting principles. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Our adoption of SFAS No. 157 is not expected to have a material effect on its financial statements.


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

                             DESCRIPTION OF BUSINESS

GENERAL

          Amedia Networks, Inc. is a development stage company that designs, develops and markets Ethernet-based solutions that can be deployed with optical fibers or copper wires to offer voice, video and data broadband services. Our products enable service providers to offer voice, video and high-speed Internet access, or "triple-play" services, to their subscribers. In recent years, the volume, variety and complexity of communications traffic have increased significantly. An increasing proportion of today's communications traffic consists of digital media, including voice, video and data content, placing new demands on communications networks. A variety of service providers now seek to offer subscribers a broadband connection through which they can deliver triple-play services. Traditional telephone service providers, in particular, have faced significant challenges in delivering triple-play services over their traditional copper-based access networks.

          Our initial QoStream(TM) product line solution comprised of premises gateways, aggregation switches and a network management systems are designed to implement Fiber to the Premises (FTTP), Fiber to the Node (FTTN) and other broadband access solutions that many networking companies are currently undertaking in order to offer triple play services to their subscribers. Our initial QoStream FTTP products include technologies licensed from Lucent as well as technologies developed jointly with Lucent. Under our Development and Licensing Agreement with Lucent (the "Development and Licensing Agreement"), Lucent provided a significant amount of the development required to commercialize those initial products. Under the Development and Licensing Agreement, Lucent granted us a worldwide and perpetual non-exclusive license to manufacture, develop and sell products designed to deliver broadband access solutions that use Lucent's technologies and related patents. Recently, we developed a stand-alone triple play home gateway product that is designed to inter-operate with other standards-based devices deployed in the central offices of carriers or in the field.

          We have been engaged in the broadband access solutions business only since March 2004. From our inception in August 1994 through October 2002, we were engaged solely in the business of designing and developing digital security technologies that provide copyright protection for electronic content distributed on optical media and the Internet (the "Copy Protection Business") under the name of "TTR Technologies, Inc." We sold the Copy Protection Business in May 2003. In May 2004, we changed our name to "Amedia Networks, Inc."

          We currently market our broadband access products directly and indirectly to telecommunications carriers, cable and video providers, governments, public utilities, and municipalities around the globe. In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc., a subsidiary of Motorola Inc., pursuant to which, among other things, we granted Motorola the exclusive right to distribute certain of our products to certain specified major telecommunications carriers in the United States and Canada. See "Recent Developments". Our products enable our customers to economically provision bundles of voice, data, and video related services to their subscribers by providing and managing the quantities and quality of necessary associated bandwidth. They also accommodate the multiple network architecture and deployment alternatives to which our customers may adhere.

INDUSTRY BACKGROUND

DEMAND FOR TRIPLE PLAY SERVICES

          In recent years, the volume, variety and complexity of communications traffic have increased significantly. In the past, the traffic of telephone companies consisted primarily of traditional voice communications and simple data traffic, such as facsimile and Internet email. An increasing proportion of


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

today's communications traffic consists of digital media, including voice, video and data content. The continued growth of digital media traffic has placed new demands on communications networks, including the need for higher bandwidth capacity and increased quality of service.

          A variety of service providers, including telephone, cable and, increasingly, wireless operators, now seek to offer a broadband connection that permits end users to receive diverse digital media applications simultaneously within their homes, including voice, video and high-speed Internet access. This bundle of services is commonly referred to as "triple-play" services, and the ability of service providers to offer triple-play services to customers has become an increasingly important competitive factor. Service providers can achieve competitive and financial benefits by offering triple-play services, including retaining existing customers, acquiring new customers and maximizing revenue per customer.

          In order to deliver triple-play services to subscribers, service providers are required to make investments in their communications infrastructure and must weigh the cost of these investments against the potential loss of customers if they are unable to offer triple-play services, as well as the potential new service revenues they may gain from their existing and new customers. In addition, service providers need to carefully consider whether any new infrastructure they implement is scalable, or capable of meeting future bandwidth requirements for emerging applications, cost-effectively. As the deployment costs of new and advanced broadband technologies decline, service providers can invest in new infrastructure cost-effectively to offer triple-play services to a broader customer base today and to provide more advanced digital media applications to end users in the future.

          Traditional telephone service providers, in particular, have faced significant challenges in delivering triple-play services because the copper-based networks infrastructure is inherently bandwidth constrained and thus may not be fully capable of supporting next-generation digital media applications. In addition, telephone service providers have lost revenue from their traditional voice business as consumers are increasingly relying on mobile phone and Voice over Internet Protocol (VoIP) services instead of fixed line services. The continued loss of fixed line voice revenue is driving telephone service providers to focus on making investments necessary to provide triple-play services.

BANDWIDTH BOTTLENECK

          The current communications infrastructure consists of a variety of networks, including principally (i) core networks that include international and, inter-city, (ii) metro networks that include major intra-city links and
(ii) access networks, also known as the "first mile."

          The "first mile" is the neighborhood communications infrastructure that connects subscribers to a telephone service provider's central office or a remote node. The central office (as well as the node) is where concentrations of communications equipment are located. Access nodes are sometimes used for more economical operations when the distance between a central office and subscribers exceed certain distances. Subscribers are located at the other end of the first mile, where they use devices (including VoIP phones, personal computers with Internet access, residential gateways and HDTVs) that connect to the access network.

          The first mile continues to be the key bandwidth bottleneck in today's communications infrastructure. Currently, the bandwidth available to subscribers in the first mile is significantly less than the bandwidth available in the core networks. Core networks are capable of supporting gigabits-per-second(Gbps) of bandwidth. However, in the first mile existing broadband access technologies only deliver speeds ranging from 128 kilobits-per-second (Kbps) to a few megabits-per-second (Mbps). These speeds are insufficient for next-generation digital media applications. Several individuals in a single home accessing a variety of applications, including web surfing, video on demand, video conferencing, interactive gaming and HDTV, may in the aggregate require somewhere between 20Mbps to 100Mbps of bandwidth.

          A variety of broadband access technologies using copper based wire systems exist in the first mile today, most of which use the traditional telephone infrastructure. The most common of these are digital subscriber line
(DSL) technologies, the most advanced of which are approaching the physical limits of copper-based networks that extend over the typical range of distances found in access networks.

          To overcome the inherent limitations of existing copper-based networks within the first mile, service providers are increasingly turning to optical fiber to deliver triple-play services and enhanced performance. In some cases, the fibers will be connected directly to the premises, while in other cases, they will be connected to a node that in turn, will connect to the premises over existing copper wires using more advanced DSL protocols such as very high rate DSL or VDSL. Today's VDSL, called VDSL2, can transmit 24Mbps of bandwidth to premises located 5,000 feet from a node and up to 100Mbps of bandwidth when the node is 500 feet from the premises. A connection that is all optical, will deliver 100Mbps of bandwidth or more for far greater distances.

          Optical technology involves the transmission of data over fiber optic cables via digital pulses of light. Communication by means of light waves guided through glass fibers offers a number of advantages over conventional means of transmitting information through metallic conductors. Glass fibers carry significantly more information (bandwidth) over longer distances than metallic conductors but, unlike metallic conductors, they are not subject to electromagnetic or radio frequency interference.

          Fiber optics are well-suited to accommodate the transmission signal requirements of triple play services. These requirements refer to signal attributes such as the amount of bandwidth that can be delivered to each network endpoint, the level of delay in delivering that bandwidth (latency), the variation in the occurrences of those delays (jitter), and the service guarantees (Quality of Service) that apply differentially to each type of service.

          These and other characteristics of fiber optical strands render it an excellent match for transporting large amounts of data, and they have long been used in the core of a network. In this use, a single fiber cable would carry signals from thousands and thousands of individuals, operating at data transmission rates up to 40 gigabits per second (Gbps), and has generally been used rather than other media based on copper cables or microwave radio frequencies for both technological and economical reasons. There has also been an increased use of fiber in metro networks, where transmission rates range from 155Mbps to 10Gbps. However, the use of fiber optics in the infrastructure closer to a single subscriber at the first mile has not been economically viable until recently.

          As a result, most telephone carriers have deployed Digital Subscriber Loop Access Multiplexers (DSLAM) in their access networks to address near-term service requirements that often include both voice and data services. These devices manage traffic emanating from a subscriber traditionally using a Digital Subscriber Line (DSL) modem which has combined voice and data traffic together. The DSLAM interfaces the voice traffic to the existing "voice" network, and the data traffic to a separate "data" network. Since the data bandwidth available from a DSL service is significantly affected by the lengths of the copper cables over which it is transmitted, DSLAMs are often deployed at a node between the central office and the subscriber. In this case, fiber is extended from the Central Office deeper into the access network to the site or node where the DSLAM is located.

          Cable companies have implemented fiber in a similar manner. Generally, they have deployed fiber in the core of their networks, but have not yet been able to justify deploying fiber at the very edge of their networks closest to their subscribers. Cable networks, which were deployed far more recently than


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most telephone company networks, and which were designed to accommodate video services that are far more demanding in the kinds of signal attributes they require, were implemented with a different medium in the access plant: coaxial cables. This copper medium is designed to accommodate significantly more bandwidth over longer distances than the kind of copper wire used by telephone companies, although their capabilities fall far short of fiber optical strands.

          In addition to the medium of transport, networks are changing in terms of architecture and protocols that are used. Traditionally, carriers that provided voice and data services deployed them over separate networks, an approach called "overlay networks." Data traffic could be separated from voice traffic soon after it left a subscriber's interface with the network, and they were each transported and managed very differently from each other. Different provisioning software, maintenance procedures, and craft skills would be used for each of these networks. However, in response to the increased consumer demand for higher speed, less expensive, and more advanced services, some carriers, in addition to adding greater capacities for faster access networking, are starting to converge their separate voice and data services onto single integrated networks. This convergence of voice and broadband services onto a single network allows carriers to lower operating costs by eliminating much of the duplication. These developments impact both operating expenses as well as capital requirements. Today, many carriers are considering or beginning to deploy Voice over Internet protocol VoIP systems, which transmits voice services on networks designed for data.

EVOLUTION OF THE NETWORK INFRASTRUCTURE

          The movement of all voice and data traffic throughout the telecommunications network requires the use of software communications protocols that govern how information is passed within the network infrastructure. These protocols generally fall into two different categories. In one, the traffic between two points is treated as a "whole" and allocated to a dedicated circuit. In the other, the information is broken into packets and those packets travel multiple paths to get to the same destination. Circuit switching, the most common technique for transporting and switching ordinary telephone calls through telecommunications networks, was used because of its reliability; packet data in past decades was unable to offer the same assurances for delivering traffic when it was needed. The appeal of packet data - its efficient use of a network's capacity - was not able to compensate for its uncertain performance levels for voice, video, and certain data applications, especially under oversubscribed congestion situations. But that has been ameliorated in recent years with advances in many of the packet-oriented protocols.

          The first of these improved protocols adopted by telephone carriers was called Asynchronous Transport Mode Protocol (ATM). ATM provided a means of associating different levels of priorities to different kinds of cells associated with different kinds of services. While this technology paved the way for using cells to deliver services, it had associated costs - both the costs of the additional equipment required as well as the costs associated with transmitting the additional data (packet header overhead) that had to be added to the original content data in order to implement ATM. Another packet oriented protocol, Ethernet, had been widely used for data networks, but was considered lacking in terms of its ability to assure that packets would be appropriately prioritized and transmitted in a way required by a particular service. Recently, however, Ethernet has evolved from its original design so that it could now also provide a superior level of quality and performance assurance as ATM. Since Ethernet was already widely used in business and (increasingly) home networks, and would be less costly to implement, it has been embraced by many carriers as a means to further reduce the costs associated with providing their services.

          As voice traffic could be appropriately managed on packet networks, the cost advantages of deploying VoIP services become very compelling when compared to traditional circuit-based implementations and the need to maintain overlay networks. Most cable companies have adopted VoIP


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

for their voice services. Telephone companies are migrating to VoIP as well, given its far lower cost to maintain and operate, although their timing in adopting VoIP will be determined by their strategy for dealing with their very large embedded base of voice circuit infrastructure.

          The emergence of systems to provision Ethernet networks with sufficient bandwidth and high levels of quality and performance assurance also enables an option to deliver video services in packets - or IPTV. This evolving trend holds significant promise, particularly for telephone companies seeking to deploy video services over their networks to compete with cable companies and/or to capture more revenue. Most video subscribers today receive their video from a coaxial cable that simultaneously carries all possible TV channels from which a subscriber may select one for viewing (assuming they have subscribed to those channels). When video streams are packetized, only those TV channels that are being consumed are transported from the carrier. The practical implication of this is that the total set of TV channels available for consumption are no longer limited by the capacity of the cable passing each subscriber. For services such as Video-on-Demand (VOD) and high definition (HDTV), this is a very significant factor.

          Recently, the economics associated with optical transport have improved to a point sufficient to enable their increased use in access networks. Telephony carriers are finding it increasingly advantageous to either transport signals to a node in the access plant over fiber (to obtain the benefits discussed above) and then use copper wires to finally reach the home or small office, or to use fiber all the way to the premises. In the case of newly constructed residential or business structures, most carriers find that they can economically justify deploying fiber all the way to the premises. However, for existing buildings, the expense for carriers becomes far more pronounced in the final segment - the so-called "last mile" where digging up the flower beds and cement pavements of existing homes can become very costly. But this is also beginning to change. Fiber-based systems are continuing to decline in price, and the advantages that they offer in both reduced operating expenses and new revenue opportunities is significant. In 2006, most carriers that have not yet done so will seriously consider or actually adopt one of these two different last mile (sometimes called "deep fiber") strategies.

FTTP-BASED ACCESS NETWORKS

          One deep fiber strategy is to implement a full fiber to the premises
(FTTP) system. Initial deployments of FTTP systems have occurred in rural communities, which have typically been frustrated by being under-served by their incumbent telephone and cable carriers. Several U.S. municipalities and public utility authorities in states that do not prohibit such actions, have established access services through which they sell voice, data, and / or video based services to their community constitutes. This same trend has occurred in communities in the Scandinavian region of Europe. In several Asian countries, FTTP deployments have been more "main stream" owing to a more activist position by their governments who see the resulting benefits as directly related to economic policy.

          Two general approaches are generally being used to provide FTTP access-based solutions. The first approach uses a passive optical network or PON architecture. In a PON system, digital signals are converted into light pulses and sent down a fiber which is then split into as many as 32 fibers - each carrying the same signals, and terminating at different premises. Traffic from each premises can then be sent back up those fibers onto the common fiber and back into the network. The second approach uses Ethernet, the most common protocol for managing digital packets over a network, and employs a direct oversight role as to who gets what information. In an Ethernet switched optical networking, or ESON, traffic is sent via light pulses to an Ethernet switch that can be located either in a communications office, outside in an enclosure, or in a building where the subscribers reside or work. At the Ethernet switch, subscriber-specific traffic travels down a dedicated fiber as light pulses to a specific home, apartment, or


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

office. The standard for ESON-like networks was recently approved, although Ethernet itself has been a standard for network transport for over two decades.

          The initial deployments of PON were called APON, followed by BPON, and more recently, EPON and GPON. These newer versions of PON provide increased bandwidth and other improvements over the earlier varieties, although their basic architecture remains the same. The original APON and BPON systems were relatively more compelling than ESON since they adhered to an existing standard and used less fiber and less of what were then relatively more expensive optical components. This resulted in most of the earlier FTTP deployments being BPON-based. Several of the largest United States carriers issued requirements for their FTTP deployments that specified a PON architecture. However, optical components have since become far less expensive - particularly the lasers and receivers of the kind used in ESON networks. More important, optical fiber has undergone orders of magnitude reductions in costs. (Actually, both PON systems and ESON use about the same amount of cabling - but PON systems have fewer fibers within each cable.) PON-based systems share all of the capacity of the fiber with multiple users. A one gigabit per second link shared among 32 subscribers can yield as little as 31Mbps per subscriber. While GPON has increased the overall bandwidth available to each subscriber, it remains a shared medium which can constrain the total 1.2Gbps or 2.4Gbps of available bandwidth to 38Mbps or 75Mbps for each of 32 users. While a deployment based on fewer subscribers can drive-up the available bandwidth for each, the resulting increased costs to provision that bandwidth to all subscribers will generally preclude that option. As a reference point, ESONs can provide 100Mbps of bandwidth per subscriber in either the upstream or downstream direction.

          PON systems have greater restrictions with regards to reach. Current PON systems typically advertise that they can economically extend up to 25 km from the central office, although the actual experiences of carriers that have implemented such systems suggest that the distance is far shorter. (This is principally the result of economics: to achieve the longer reach, optics that are far more costly must be used to compensate for all of the optical power lost due to the greater distances covered and the multiple splits to distribute the common signal out to multiple fibers.) With PON systems, carriers cannot precisely isolate information related to users or faults. This means that when there is a problem with the PON network, the operator may not be able to identify the location and will need to send a technician out into the field (called a "truck roll") to search for the problem. This can drive up maintenance costs.

          ESON systems can economically extend up to 90 km from the central office, can completely isolate information streams, and remotely isolate and locate faults. Its basic architecture never allows "contact" with the content that was not intended for a given subscriber. In addition, ESON systems are inherently less complex to install and manage. They contain none of the complex engineering restrictions that PON systems have as to tolerable distances between subscribers on a PON cluster, or the distances between nearest and furthest subscribers from a Central Office of a telephone company.

          In general, carriers will increasingly find the decision to deploy ESON or PON to be less clear-cut than in past years, and will need to consider several factors, the principal one being the density of their subscriber base.

FTTN-BASED ACCESS NETWORKS

          The second "deep fiber" strategy is the deployment of fiber to a node in the access network, and then use of the existing copper telephone cables to complete the transmission link to the subscriber. The node can be as close to a few hundred feet from the subscriber (generally called Fiber to the Curb, or FTTC) to five or ten thousand feet or more. The difference between this network design and the use of a traditional remote DSLAM (see above) is the availability of new DSL technologies that can provide sufficient bandwidth to offer high bandwidth data services as well as IPTV service.


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          Most recent DSL services have been implemented using a technology called Asymmetric Digital Subscriber Line (ADSL) providing a total bandwidth of roughly 1.5Mbps to 7Mbps downstream, and between 16Kbps to 800Kbps upstream over several thousand feet of copper cable. Recently, there has been considerable improvement with respect to increasing that bandwidth, and new versions of DSL, such as ADSL2+, can offer 2 Mb/s (long loops) to 24Mbps downstream (very short loops) and 1Mbps upstream.

          Currently, the most promising DSL technology is VDSL2 (Very High Speed
DSL) which can transmit at 100Mbps in both downstream and upstream directions over 600 feet, and up to 24Mbps downstream over 5,000 feet. In addition, VDSL2 is ideally designed to accommodate Ethernet traffic. (ADSL has generally been optimized for ATM traffic.) The term IP-DSLAM has recently been introduced to describe a DSLAM that terminates Ethernet-based DSL traffic.

          FTTN networks can be positioned as an interim deployment, ultimately leading to FTTP as the fiber lengths grow and the node progresses closer and closer to the subscriber - evolving into a FTTC implementation, and finally, to a direct fiber connection to the subscriber. FTTN access networks are less expensive to deploy than FTTP networks, and can offer a similar set of services for many subscribers. However, it is generally agreed that FTTN networks will not offer the same efficiencies with respect to operating expenses as FTTP networks. In addition, FTTN networks may not provide sufficient bandwidth for all services that could be offered to subscribers, and may not be able to reach some subscribers with the same services that are offered to other subscribers residing in closer proximity to the Node. Nevertheless, three of the four largest domestic telephone carriers, AT&T Corporation (formerly SBC Communications), BellSouth Corporation, and Qwest Communications have all announced their intention to implement services based on variations of FTTN.

          In addition to deploying FTTN systems based on the new DSL protocols to support higher performance for Triple Play services, some carriers are evaluating another approach called pair bonding.

          Traditional voice service requires only two insulated copper wires twisted around each other (a "twisted pair"), but most subscribers have access to multiple pairs passing by their premises. These additional pairs can be used for second or third telephone lines, fax lines, etc to which the consumer may subscribe. Pair bonding is a technology that allows transmission of more data over longer distances by dividing the DSL signal over multiple unused pairs with a lower bit rate on any of them. While this technology has promise, there are several barriers that prevent its more widespread implementation. First, pair bonding assumes that those extra pairs are in place, available, and with similar characteristics (gauge, length, unterminated stubs, condition, etc). Second, telephone companies often have extremely deficient records of their copper access plant, and so locating any candidate pairs for Pair Bonding is often difficult. Thirdly, provisioning systems must be modified to permit more than one pair to be associated with the same telephone number. Because of these factors, several vendors that offer Pair Bonding solutions often position them for business applications in areas where, due to zoning and other considerations, the carriers will have likely deployed far more pairs than they would have in more residential areas.

          Generally, the provisioning of services over VDSL2-based FTTN networks is far simpler than other FTTN options. VDSL2 has the ability to train itself on the condition and characteristics of the loop such that it optimizes the performance of transmission (bit rate, error performance, etc.) given any impacts from impairments in the existing copper plant.

MARKET FACTORS

          Given the current nature of the information networking market, we believe that it is likely that


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almost all carriers will adopt at least one of the two strategies for deeper fiber penetration. Specifically, service carriers must be able to provide a competitive service package which in turn requires that their access infrastructure can accommodate the associated higher bandwidth and other signal attributes in the manner previously discussed. The urgency in providing these services is the result of the intense competition between what had historically been the relatively separate operational spheres of cable, satellite, telephone, and wireless carriers. Over the last several years, satellite companies providing digital video services were able to aggressively compete against cable companies by offering a larger choice of TV channels and often higher quality products. Cable companies responded by not only introducing digital services themselves, but also by seeking new revenue sources by providing cable modem data service, and then voice services. Telephone companies, who have seen their access lines in service decline in recent years due to the impact of cellular service replacing second or even primary access lines, now experienced an additional source of market erosion from cable companies offering voice, video and data services. Service bundling by cable companies also provided a one-stop shopping appeal to consumers, introducing additional revenue erosion to telephone companies.

          Telephone companies have pursued several different approaches to launch triple play services. Some have continued to provide voice and data over their existing DSL networks, and have contracted with a satellite video provider to resell their video - often on a co-branded basis. Others have deployed a FTTP access network, and have allocated some of the downstream capacity for delivering the same kind of RF video that a cable company would deliver - broadcasting all TV channels to every subscriber. These are generally near-term measures that will likely be replaced for reasons that will soon be discussed.

          Meanwhile, cable companies, seeking additional revenue sources, have begun focusing on small and medium size business customers - a market primarily addressed by telephone companies and resellers. Their first initiative in the business market was based on a cable modem service. However, given the nature of business data and information technology requirements, cable companies have begun to implement point-to-point Ethernet services for businesses - a service that requires a network design very different from the existing cable networks.

          As carriers weigh their options for network strategies in this more competitive market, they must also accommodate several emerging trends related to how subscribers view video. HDTV sets have recently achieved a cost level that has ignited a surge of consumer demand. As such, there is an increased demand for video in HD format to be viewed on newly purchased HDTV sets. However, HD video consumes three to four times the bandwidth than Standard Definition (SD) video. Consequently, for cable companies, there is less capacity for more channels, and for telephone companies implementing Internet protocol TV
(IPTV) over certain FTTN network architectures, there may be inadequate bandwidth on the copper loop.

          The market demand for upstream bandwidth is also beginning to increase, and will likely continue to do so. File sharing, exchange of large sized digital photographs, and gaming applications are often touted as reasons. However, the availability of consumer targeted HD video cameras, currently selling for close to $1,000, hold the prospect of increasing that demand to a far larger extent than previously thought. The level of detail, the enhanced viewing experience, and the increased sense of presence enabled by the wider aspect ratio of HDTV all have the potential to make video conferencing a far more compelling option than did earlier more limited video conferencing technologies.

OUR ULTRA-BROADBAND ACCESS SOLUTIONS AND PRODUCTS

          The term "ultra-broadband" is used to characterize the amount of bandwidth required to provide a full-featured triple play service bundle consisting of voice, data, and video applications. Generally, this would be an access network capable of delivering greater than 50Mbps downstream to, and at least


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25Mbps upstream from a subscriber at any given time, assuming that video is delivered by means of IP-TV.

          We have introduced two product families for providing ultra-broadband access. The first of these consists of hardware and software products that are designed to be deployed together to offer a comprehensive access solution for a particular application. For example, customers seeking to provide a FTTN access network could purchase our solution that consists of equipment that would reside at a Central Office or node, equipment that would reside at each premises, as well as a comprehensive access network management system. These products have been designed to interoperate with each other so as to optimize their total resources. This is our QoStream(TM) family of products which can be configured for use to support the following applications:

ESON FIBER TO THE PREMISES (FTTP)

          Our solution provides 100Mbps of bandwidth both downstream and upstream (symmetrically) to support full triple play services over up to 40Km of fiber from a central office with no intervening electronics ("actives.") With an intervening node, it can support full triple play services over up to 90Km of fiber from a central office. In this point-to-point switched Ethernet solution, each subscriber accesses its own dedicated (unshared) fiber. Sophisticated algorithms provide the quality of service (QoS) performance for each of the triple play services, and allow service providers to market a wide set of different service combinations based on performance and bandwidth.

VDSL2-BASED FIBER TO THE NODE (FTTN)

          The Amedia AS5000 layer 2 Ethernet aggregation switch can serve up to 48 subscribers per chassis located over 5,000 feet away from a node over copper twisted pairs through the use of VDSL2. At that distance, subscribers can receive approximately 24Mbps of bandwidth. Multiple AS5000s can also be "daisy chained" at that node to serve far more than 48 subscribers. The QoStream AS5000 aggregation switch can also simultaneously support connections via CAT5 cables, as well as fiber-based connections using ESON. Thus, the same equipment can be reused as subscribers require more bandwidth over longer distances than is achievable with VDSL2 - just by replacing a line card and deploying the fiber subscriber connection. The QoStream PG1000 Premises Gateway terminates the copper twisted-pair VDSL2 link, and enables a wide array of triple play services, wireless routing, and support for analog phones.

FIBER TO THE BUILDING (FTTB)

          Approximately 25% of U.S. Households reside in Multiple Dwelling Units
(MDUs), most of which do not have fiber in the internal risers and lateral conduits. Telephone companies seeking to provide triple play services with a FTTP solution find that they often cannot gain access to buildings to install fiber, or that those undertakings would be too costly or disruptive to tenants. And while some FTTP systems can distribute video over coaxial cables that may be in these buildings, telephone companies find they often cannot access or use that infrastructure. However, by terminating a fiber from the central office onto an AS5000 located in the building basement or rooftop, 100Mbps can be economically made available for triple play services to each apartment, with VDSL2 running over the internal copper wires to a VDSL2 Premises Gateway located in each unit.

METRO ETHERNET SMALL BUSINESS NODES

          Many of the larger telephone companies have deployed a separate network for delivering Ethernet services over fiber to businesses. These Metro Ethernet services require high bandwidth rates as well as performance that can be guaranteed by means of service level agreements with subscribers. Many smaller businesses could be served from this same network, but are not currently connected by fiber. An


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Aggregation Switch with VDSL2 line cards located at the central office where the serving Ethernet Core Switch resides could serve those smaller businesses with the performance and bandwidth necessary for a business service. A variation on this application is the use of the Aggregation Switch to serve shopping malls and small office buildings (Multiple Tenant Units or MTUs) by locating that switch on-site and transmitting over the existing telephone cables to the individual tenants. Services would be terminated on a VDSL2 Premises Gateway configured for business needs in terms of the number and types of ports.

          The following are our QoStream family of products that are used to build our solutions for each of the above applications:

          QOSTREAM(TM) PG1000: a Premises Gateway product that resides at the subscriber premises and that performs data, telephony, gaming, video and local Ethernet switching functions. The PG1000 is designed to connect to the line cards of a QoStream AS5000 (below) via a fiber ESON interface, a copper twisted pair VDSL2 interface, or CAT5 cables. Subscribers connect their devices (standard analog telephones, IP telephones, HDTVs, SDTVs, computers, gaming consoles, video cameras, etc.) to the Premises Gateway via simple telephone (RJ-12) or data (RJ-45) cables, or via an optional wireless 802.11b/g (WiFi) access point and router.

          A Premises Gateway should not be confused with a modem. Gateways must manage each service independently using different bandwidth parameters, offer substantial remote monitoring, fully support IPTV, include advanced security capabilities, and integrate several functions including routing, support of VoIP, Network Interface, as well as those functions associated with a traditional modem, and often in a single integrated unit. Gateways also directly connect to primary home communication appliances, such as computers, telephones, and TV set top boxes without requiring intervening boxes that modems require, such as routers, splitters, hubs, and devices to introduce service guarantees for required triple play quality of service.

          QOSTREAM(TM) PG1000H: a Premises Gateway with the same capabilities as the PG1000, but designed for outside deployment. It can operate within more extreme temperature (-40(degree)C to +65(degree)C) and humidity ranges and other outside plant conditions, has more secure and separate physical access for the subscriber as well as for telephone company craft, and is equipped with alarms that trigger various temperature or access conditions to a remote monitoring station.

          QOSTREAM(TM) AS5000: a distributed Ethernet aggregation switch designed to route data to and from the premises gateways. Each chassis can accommodate up to six line cards - each with eight ports, for a total of 48 ports. Multiple AS5000 chasses can be linked together. This switch is very compact, and can be located inside a central office or data network center, an MDU, or outside in a cabinet or on a telephone pole in a hardened configuration without the need for expensive air conditioning to compensate for external or temperature or internally generated heat. (Not only are operational costs reduced due to less power consumption and no power backup for air-conditioning, but the probability of system failure (due to failure in the air conditioning unit) is significantly decreased.) The product is highly modular, and can accommodate multiple types of connections to the subscriber, while also providing connectivity and it connects those subscribers to a Core Ethernet Switch via from one to five 1GbE fiber connections, depending on bandwidth needs and degree of desired over subscription.

          QOSTREAM(TM) DIRECTOR: a graphical and point-and-click network management system that provides complete capability for remotely managing and operating the QoStream product line from a remote Network Operations Center
(NOC). The QoStream Director employs the industry standard Simple Network Management Protocol (SNMPv3) for communicating with the PG1000 and the AS5000 network elements and uses standard Management Information Base (MIBs) as well as enterprise-specific MIBs for managing the various capabilities of the system. The QoStream Director provides a complete suite of


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management capabilities that consists of Fault, Configuration, Accounting,
Performance and Security (FCAPS) management as well as topology and resource management. The Director features a Graphical User Interface (GUI) with equipment front panel views, topology views and alarm summaries. The GUI enables NOC personnel to provision bandwidth and Virtual Local Area Network (VLAN) circuits for service providers as well as individual customers with simple point-and-click mechanisms. The QoStream Director is supported in both a small network platform that can manage thousands of network elements, for larger as well as in a large network deployments, in a distributed platform that can support tens of thousands of network elements. The Director also features a northbound interface that supports industry standards for interoperating with higher level network management systems as well as service management systems for service provisioning and billing functions.

          Our other product family consists of stand-alone products that are intended to interface with equipment from other vendors rather than other QoStream devices. These products are administered from an external network management system, are fully standards-compliant, and are designed to be more self-contained. As of December 2005, we announced one product in this family: the HG-V100 Home Gateway.

          HG-V100: A Home Gateway designed to interface with a VDSL2 IPDSLAM. It is similar to the PG1000, but managed via the TR-069 industry standard for DSL device management. As is the case with the PG1000, the HG-V100 supports voice, video, wired data and wireless data. Subscribers connect their devices (standard analog telephones, VoIP telephones, HDTVs, SDTVs, computers, gaming consoles, video cameras, etc.) to the HG-V100 via simple telephone (RJ-12) or data (RJ-45) cables, or via an optional wireless 802.11b/g (WiFi) access point and router. We believe that most of the world's traditional DSL Modems, of which there are about 140 million (according to the market research firm Point Topic) will be replaced with Home Gateways similar to the HG-V100 as subscribers transition to or newly adopt Ultra-broadband services. Furthermore, the transition towards VDSL2 as the interface of choice will continue, according to market research firm Infonetics, growing to 41% of all deployments of DSL infrastructure by 2008.

          HG-V100 (OUTDOOR): The HG-V100 is also available with the same extended range capabilities as the Outdoor QoStream PG1000, and enables a carrier to mount the unit on the exterior of a building in order to more easily gain maintenance access to it.

          BROADBAND ENTERTAINMENT CENTER: The Broadband Entertainment Center is designed to replace the computer as the media hub and central point of networking within the connected home. It allows users to store, organize, and search all types of multimedia content -- from movies, to home videos, to music, to games -- within a personal media library storage device connected to their residential gateway, and then play that content on virtually any television, monitor, or networked device.

          In addition to offering a home media portal, the Broadband Entertainment Center also streamlines home networks, combining the collective functionality of a modem, router, wireless access point, VoIP adapter, and more within a lone, compact device. More unique features include wireless HDTV transmission via ultra wideband (UWB) to various home entertainment and media devices throughout the home, as well as a Quality-of-Service (QoS) console, allowing subscribers to prioritize their entertainment and communications services to avoid disruption of quality or speed.

DEMONSTRATIONS AND FIELD TESTING / COMMERCIAL AVAILABILITY

          Our initial QoStream products were first introduced to the public in their pre-release configurations in June 2004 at the industry's leading trade show and exposition event. The QoStream PG1000, QoStream AS5000, and the QoStream Director were configured so as to interconnect two virtual


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homes with HDTV, live video, online interactive gaming, Voice over IP, and broadband data via both wired and wireless means. The demonstration successfully showed the capabilities of these systems, including the ability to manage the bandwidth according to the parameters required for each of these applications. Hardened versions of these products for outdoor deployments were demonstrated in October 2004 at another major industry event. On the anniversary of the first demonstration, we introduced our initial VDSL capabilities at the same industry show in June of 2005, and our VDSL2 products in October 2005. In the latter event, we demonstrated three HDTVs, one SDTV, four analog phone lines, and a broadband data service all being transported over 500 feet of copper twisted pair via our PG1000 and AS5000 configured for a FTTB (MDU) application.

          We began to implement plans for the outsourced manufacturing of our products at the close of 2004 with contract manufacturers with operations in the U.S., and had some limited production capabilities by the middle of the second quarter of 2005 for selected products for international field trials. By the beginning of the third quarter of 2005, we had sufficient production capabilities to support additional customer laboratory and field trials in the U.S.

          With production of products underway, we were able to initiate 10 product pilots in 2005 with prospective customers operating in the United States and internationally. Laboratory and field trials such as these are vital for the commercialization process, not only as a prelude to revenue, but also as a means of validating our solutions that can be referenced to other prospective customers.

          Commencing June 2005, we entered into our first sales agreement for our QoStream product line with Tai Long Communications in China. Tai Long is licensed by the Chinese Government to operate broadband customer premise networks (CPN) and ISP networks. In addition, it is licensed as an Internet content provider. Ongoing field trials of our equipment have thus far been successful, and Tai Long is evaluating how to best market these services.

          In October 2005, the Company received an order from CSM Telecom, a Brazilian Telecommunications Service Provider, for QoStream PG1000 Premises Gateways, QoStream AS5000 Aggregation Switches, and the QoStream Director Network Management System, to be deployed in 100 buildings in Florianopolis, Brazil.

          Additionally in October 2005, Hans Communications, a Korean-based CATV and High-Speed Internet Service Provider operating in Mongolia, and Sejong Network Technologies, a Korean distributor and systems integrator of the Company's products announced plans to initially install 100 QoStream PG1000 Premises Gateways in Mongolia.

          In December 2005, Salsgiver Inc., an ISP, agreed to purchase our PG1000 Premises Gateways and AS5000 Aggregation Switches to support their service build-out in the Allegheny Valley Region of Western Pennsylvania. We shipped our first units under this purchase order in March 2006. This was our first sale in the U.S. market.

OUR STRATEGY

          Our goal is to become a leading designer, developer and distributor of ultra-broadband access equipment and solutions for the provisioning of triple play services. Key elements of our strategy include the following initiatives:

          INTER-OPERABILITY AND VALIDATION WITH KEY VENDOR PARTNERS: Our products do not by themselves provide the complete capability for our customers to implement a revenue generating service. For example, our QoStream AS5000 Aggregation Switch is designed to connect to a large Ethernet Core Switch, which in turn connects to network elements that provide video content,


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

access to the internet, and access to the existing voice network. Our QoStream PG1000 Premises Gateway connects to set top boxes (STBs), telephones, computers and other devices in a home or business. In order to confirm that our products will interoperate with these other products to enable our customer to deploy a revenue generating service, we create small versions of these end-to-end configurations and confirm that services will perform as intended. In some cases where these other products are themselves undergoing considerable changes, we initiate a more encompassing relationship with the leading vendors of these products and directly engage their development teams. We also initiate such relationships when a prospective customer has indicated intent to deploy a particular vendor's products.

          In November 2004, we entered into a formal agreement with Riverstone Networks in which we each committed to undertake interoperability tests to assure that each other's products work together to provide integrated, end-to-end service capabilities. We have also extensively tested our products with equipment from companies such as Adtec Digital, TUT Systems, Verso Technologies, Amino Communications, RCA/Thompson, Cisco Networks, Extreme Networks, Infogate, and Alcatel.

          In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc. (a subsidiary of Motorola, Inc.) pursuant to which we granted Motorola the exclusive right to distribute our PG 1000 and HG-V100 products to certain specified major telecommunications carriers in the United States and Canada. See "Recent Developments".

          TIME TO MARKET: A founding principal of our company has been to optimize operations for the rapid market evaluation of our products. For reasons that can be discerned from the above characterization of the market there is a strong advantage in being "first-to-market" with a commercial product. In addition, given the highly dynamic nature of this market, it is essential that development directions be acquired from "real-time" market interactions rather than from more insular secondary market research. Accordingly, we have elected to employ significant out-sourcing of non-core functions instead of relying on organic development in order to expedite our ability to get products into the market.

          For most of 2004 and part of 2005, we relied extensively on our initial contract developer, Lucent, to commercialize our prototypes. This allowed us to build our own research and development capacity while simultaneously having product in the market. We also contracted with Wipro Limited in 2004 and 2005 to develop the network management system that we had internally specified and architected. Currently, we continue to outsource non-core development projects or purchase third party hardware or software in order to optimize the use of our own resources and to speed time to market.

          COST REDUCTION INITIATIVES: Our initiative for reducing our variable costs associated with our products has several components. We have modified our engagements with contract manufacturers in order to reduce unit costs while preserving responsiveness and quality. Feedback from customers and prospective customers has allowed us to revise the desired features set and options for our products which can help us, in some cases, to eliminate non-required elements that would otherwise contribute to costs.

          In some cases, we have outsourced development projects to less costly resources in China and India. These options are invoked in only those cases not involving our core technologies and under the assurance that current or prospective critical intellectual property of Amedia is protected.

          VDSL2 INITIATIVES: In 2004, the direction of our company was primarily focused on products that could enable carriers to deploy an Ethernet-based FTTP network. Our belief was that alternatives with more limited bandwidth would not adequately allow carriers to provision triple play services, which we viewed as critical to their future. However, as the VDSL standard evolved towards VDSL2, we reassessed our initial assumptions and recognized that a VDSL2-based Ethernet network using copper twisted pair could be viable for many carriers. Accordingly, we initiated a rapid


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

development effort aimed at being first-to-market with VDSL2-based products.

     o    In February 2005, we announced our initial VDSL-based
          Fiber-to-the-Node / Curb solution that was also designed for use in MDUs - the first of its kind in the market.

     o In October 2005, we announced a VDSL2-based Home Gateway, the HG-V100, that was the first of its kind to be available in the market.

     o In October 2005, we also announced that the HG-V100 would be available in a carrier-grade / hardened version that could be mounted outdoors and reliably operate in temperatures ranging from -40(degree)C to +60(degree)C. This was the first such product announced and available to customers.

          LEVERAGE LEADERSHIP ASSETS: The Amedia leadership team has a rich and lengthy background in telecommunications. Each member of our management team has a long record of interactions with senior executives of many of the major telecommunications firms in the world. Our Board of Directors also has members with considerable industry experience, including a former Chief Technology Officer (CTO) of Bell Laboratories, and a former President of both Lucent's and Nortel's North America Divisions. In addition, in November 2005, we created a Corporate Advisory Board to advise the senior management team on strategic and overall business development. The Advisory Board initially includes individuals who have led major telecommunications companies as the CEO or as a key senior executive, have authored ground-breaking papers and books related to the evolving networking landscape, and have been at the forefront of the implementation of pioneering technologies.

          This level of experience enables us to more aggressively pursue international opportunities, more effectively prepare for commercial deployments, gain insights from senior level executives of major carriers, and implement carrier-grade features at a level uncharacteristic of an enterprise that has only been in operations for fewer than two years.

          LEVERAGE COMPETITIVE ADVANTAGES RELATED TO SERVICE QUALITY: A key factor in the success of any vendor in the ultra-broadband solutions market is their products' ability to independently manage and maintain performance levels of each of the services within a triple play offering. Many early VoIP services were plagued by deteriorating data performance when a telephone was in use. Carriers will not deploy products that result in their subscriber experiencing pixilation or frozen frames on a newly-acquired HDTV every time a phone call is made or a large download of data occurs - they will require more service guarantees for all services. And while a high level of bandwidth and a standards-based implementation are required, they are in and of themselves, not sufficient to insure a satisfactory level of performance.

          Our products have been designed with highly innovative approaches to insure that the performance of each service can be uniquely managed based on service priority and that optimal use of resources is obtained to eliminate dropped packets for high priority services such as video and voice and to minimize overall dropped packets and other factors impacting the quality of those services. We believe our products have a leading position in the market in this respect.

THE LUCENT LICENSE

          In January 2004, we entered our Development and Licensing Agreement with Lucent pursuant to which Lucent developed and is licensing to us the first generation versions of our premises gateway and our aggregation switch. In the course of the development of these components, we concluded that in order for us to compete more effectively in the broadband access market, these components required significant


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

upgrade. Accordingly, since April 2004, we entered into supplementary development agreements with Lucent to upgrade the feature sets on these initial products. Under the Development and Licensing Agreement, we have a worldwide, perpetual and non-exclusive license to use certain specified related Lucent technologies and solutions to develop, market and sell broadband access products. Our initial QoStream products contain Lucent technologies, as well as technologies jointly developed by us and Lucent in the course of the development projects. Subject to certain standard restrictions, we are entitled to sublicense to third parties the rights to manufacture and sell these products. Lucent is not restricted from using pre-existing Lucent technologies or information that is incorporated in these products.

          All technologies and information, including the object or source code, that are developed as direct result of the development efforts taken under the development projects with Lucent are jointly owned by us and Lucent (each, a "Joint Invention"). Lucent, however, is the sole owner of all pre-existing Lucent technologies incorporated in the licensed products. Lucent has agreed not to use, through January 2014, any new Joint Inventions for the purpose of developing and selling any products that may directly compete with the QoStream PG1000 or the QoStream AS5000.

          Under the Development and Licensing Agreement, Lucent is entitled to 1.5% of revenue sources from our Gateway and Switch products that include Lucent owned technologies, provided that no royalties accrue or become payable until July 10, 2008.

          Subject to timely payment of all amounts due under the Development and Licensing Agreement (including the royalties and revenue fees), the licenses granted us under the Development and Licensing Agreement continue in perpetuity notwithstanding any termination of that agreement.

MARKETING PLAN

          Our business plan calls for the leadership team to engage in executive level selling with the top-tier global customers; a small direct domestic sales force to address other strategic accounts; and the use of distributors, resellers, sales agents, and other third parties to represent our products with most other prospective customers.

          Market communications programs were implemented to support the Company's brand and value including our participation in key domestic and global trade shows and expositions, event sponsorships, print advertisements, outbound e-mails programs, and web-based initiatives. Thought leadership programs included the authoring of multiple articles by management in industry publications, webinars, speaking engagements at several of leading conferences, and engagements with industry analysts.

          Co-marketing programs have been instituted with several other equipment vendors with whom we interoperate. For example, Riverstone Networks and TUT Systems have both represented our products with their customers, and we have reciprocated.

          In April 2006, we entered into an agreement with Motorola Wireline Networks, Inc. (a subsidiary of Motorola, Inc.) pursuant to which Motorola will distribute under the Motorola brand a family of up to three IP Home Gateway products to be jointly developed by us and Motorola. Additionally, we have granted Motorola the exclusive right to distribute our PG 1000 and HG-V100 products to certain specified major telecommunications carriers in the United States and Canada. See "Recent Developments".

RESEARCH AND DEVELOPMENT

          The market in which we compete is characterized by the rapid introduction of new technology which in turn has precipitated rapidly changing customer interests. As such, we have built a highly responsive technical and research and development group which, as of January 23, 2007, numbers 30


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

employees. These teams performs hardware and software engineering, systems architecture design, quality assurance, and systems testing.

          Our QoStream products are currently commercially deployable. Current development efforts are primarily focused toward feature enhancements of our products.

          However, our current and future research and development efforts are subject to our raising funds needed to meet our liquidity needs and realize our business plans.

COMPLIANCE WITH REGULATORY AND INDUSTRY STANDARDS

          The market for Ultra-broadband access solutions and technologies is characterized by a significant number of laws, regulations, and standards, both domestic and international, some of which are evolving as new technologies are deployed. As our intent is to insure that all of our products are standards based, we seek to and for the most part do conform with all industry wide standardization organizations, which include the DSL Forum, the Institute of Electrical and Electronics Engineers (IEEE,) the American National Standards Institute (ANSI), Telcordia, and the European Telecommunications Standards Institute (ETSI). In addition, our products must meet product safety and electromagnetic compatibility requirements specified by several regulatory agencies, including the Federal Communications Commission (FCC), the Underwriters Laboratories (UL)) safety standards, and the European Union Directive (Community CE mark).. Any additional compliance testing, as required by new customers, will take place in a timely fashion.

MANUFACTURING

          Like many other system vendors in our industry, our business plan contemplates the outsourcing of our primary manufacturing operations. Our contract manufacturers utilize processes and procedures that are generally ISO 9000 certified, and so are those of our component vendors. However, the outsourcing of these operations means that some degree of risks related to delivery schedules, yields, and other factors are external to our immediate control.

          In the fourth quarter of 2004, we entered into an agreement with a leading contract manufactures with facilities in the United States. In addition, we have been evaluating lower cost alternatives and have entered into contract manufacturing agreements with a high quality / lower cost manufacturer with production facilities in China. Going forward, our sourcing strategy will include a combination of manufacturing in the US as well as China depending on volume and manufacturing technology needs.

COMPETITION

          The market for ultra-broadband systems is highly competitive and relatively young, and as such, there is as of yet no clear dominant set of players.

          Our competitors fall into several categories. Among those that offer a similar FTTP ESON-like solution are World Wide Packets, Telco Systems, PacketFront, and Allied Telesyn. Other FTTP competitors who provide a PON solutions include Alcatel, Wave7, Calix, Tellabs, AllOptic, and Motorola.

          The competition associated with FTTN products includes companies that offer an IP-DSLAM with VDSL2 such as Siemens and Alcatel, those with VDSL such as ECI Telecom, and others who have not yet introduced a VDSL or VDSL2 capability such as Adtran, Huawei, and Zhone. This market continues to evolve, and we anticipate that additional entrants - particularly those currently offering DSLAM products- will emerge.


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

          With respect to Home Gateways, we believe that 2Wire and Netopia are the primary competitors that we face in the market today. And while modems or home routers do not address the same market needs, and their vendors are not currently viewed as competitors, we anticipate that several of them will emerge in the future with a Home Gateway product.

          While it is generally believed that wireless-based systems will not provide the functions or performance required by customers for our QoStream(TM) products, there is a possibility that in the future, companies offering products based on technologies such as WiMAX (802.16) systems or one of several fixed wireless approaches could emerge as competitors.

          Many of our competitors have longer operating histories, greater name recognition and significantly greater financial, technical, sales and marketing resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, these entities have large market capitalization or cash reserves and are in a much better position to acquire other companies in order to gain new technologies or products. Many of our competitors also have much greater brand name recognition, more extensive customer bases, more developed distribution channels and broader product offerings than we do. These companies can use their broader customer bases and product offerings and adopt aggressive pricing policies to gain market share.

          We expect competitors to introduce new and improved products with lower prices, and we will need to do the same to remain competitive. We may not be able to compete successfully against either current or future competitors with respect to new products.

GOVERNMENT REGULATIONS

          The broadband communications industry in the United States is subject to extensive regulation by federal and state agencies, including the Federal Communications Commission (FCC), and various state and local public utility and service commissions. Furthermore, several influential members of the United States Congress have voiced their interest in revising the laws from which these regulations are based in a comprehensive re-write of the associated telecommunications law in the upcoming session of Congress. Meanwhile, regulators struggle with issues related to fair competition, the rights of public agencies to offer networking services, universal service, content, and a host of other issues. Absent clear direction from the Congress, business decisions on the part of carriers will continue to have higher risks associated with them related to court challenges, re-regulation, and a lack of harmonization among regulatory bodies. The overall impact of regulatory change on our business is not readily discernable, although increased clarity that removes some of the carriers' risks could be a net-positive.

PROPRIETARY RIGHTS

          We own jointly with Lucent all Joint Inventions. We currently rely on a combination of trade secret, patent, copyright and trademark laws, as well as non-disclosure agreements and invention-assignment agreements, to protect our products, the underlying technologies and other proprietary information. However, such methods may not afford complete protection and there can be no assurance that other competitors will not independently develop such processes, concepts, ideas and documentations. We are the licensee of those technologies of Lucent that are included in our QoStream Products. Lucent generally maintains, at its expense, U.S. and foreign patent rights with respect to both the licensed technology and its own technology and files and/or prosecutes the relevant patent applications in the U.S. and foreign countries. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop our competitive position. We intend to file patent applications, when appropriate, and to take other actions necessary to protect our technology, improvements to our technology and any specific products we develop.


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

          Our policy is to require our employees, consultants, other advisors and software design collaborators to execute confidentiality agreements upon the commencement of employment, consulting or advisory relationships. These agreements generally provide that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us is to be kept confidential and not to be disclosed to third parties except in specific circumstances. In the case of employees and consultants, the agreements provide that all inventions conceived by the individual in the course of their employment or consulting relationship shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for trade secrets in the event of unauthorized use or disclosure of such information.

EMPLOYEES

          As of January 23, 2007, we employed on a full time basis 38 employees. Of these employees, 30 are engaged solely in research and development functions and another two employees are engaged in sales, marketing, and six have primarily administrative functions.

          Subject to our raising additional working capital, we anticipate that we will need to increase the number of our employees, primarily in the research and development as well as in the sales, marketing and operations areas. Our future performance will depend highly upon our ability to attract and retain experienced personnel. The hiring of such personnel is competitive and there can be no assurance that we will be able to attract and retain qualified personnel for the development of our business.

          In addition to full time employees, we also contract with several individuals for both short term and longer term projects.

RECENT DEVELOPMENTS

MOTOROLA STRATEGIC ALLIANCE AGREEMENT

          On April 5, 2006, we entered into a Strategic Alliance Agreement with Motorola, a subsidiary of Motorola, Inc., pursuant to which we and Motorola will jointly develop a family of three IP Home gateways (the "Gateway Products") that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. Under the Strategic Alliance Agreement, we have also granted Motorola certain rights with respect to the resale of our products as described below.

          The Strategic Alliance Agreement provides that Motorola will pay to us $1.9 million for engineering costs associated with the development of the Gateway Products, of which as of January 3, 2007 approximately $1.2 million has been received and the remainder of which is payable in installments on the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the Gateway Products and, in the event that it does so, we will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination. Upon successful completion of all necessary testing, the Gateway Products will be manufactured by us for exclusive sale to Motorola. In addition, we have to date received from Motorola purchase orders for gateway lab test units, Alpha and Beta test units and prototypes in the aggregate purchase amount of approximately $475,000. These purchase orders are independent of and unrelated to the payments referred to above to which we are entitled upon the achievement of specified milestones.

          Under the Strategic Alliance Agreement, we have granted Motorola the exclusive right to resell the Company's PG1000 and the HG-V100 gateway products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified leading telecommunications carriers and their


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

affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. The exclusivity may be terminated by us unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed a contract to purchase Exclusive Products (which is reasonably expected to result in revenue to us in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. At all times we retain the right to sell the Exclusive Products to customers other than the Exclusive Customers. In addition, we also granted Motorola the non-exclusive right to resell all of our other existing products worldwide.

          The Strategic Alliance Agreement also provides that we will not, during the term of the agreement and for a period of two years thereafter, directly or indirectly sell to or solicit or accept any order for any of its products from any customer to which Motorola has resold one of our products during the term of the agreement. These provisions will not apply to customers to whom we made sales of products in the twelve months preceding the effective date of the Strategic Alliance Agreement or in the event of termination of the agreement by us for cause or by Motorola for convenience. Notwithstanding the foregoing, if Motorola sources, manufactures or resells a gateway which has substantially the same functionality as our PG1000 or HG-V100 products, the exclusivity and the non-solicitation provisions contained in the Strategic Alliance Agreement shall immediately terminate. We have also agreed that the prices for our products that we charges Motorola will be no higher than the prices that we charge any other reseller, customer or entity.

          The Strategic Alliance Agreement has an initial term of three years which will automatically extend for successive additional one-year terms unless either party gives notice of termination no less than 30 days prior to the expiration date of the then-current term. The agreement may be terminated by Motorola at any time on 30 days notice and by either party if the other ceases to do business in the ordinary course or defaults on its material obligations, representations or warranties under or otherwise materially breaches the Agreement subject, except in the case of payment failures, to a 30-day cure period.

         In November 2006, Motorola announced that it is acquiring Netopia, Inc. for approximately $208 million. The transaction is expected to close in the first half of 2007. Netopia, a public company whose shares are listed on the Nasdaq market, sells routers and modems used to provide broadband services over digital subscriber lines, or DSL, to leading telephone companies, including AT&T, Verizon Communications and Swisscom, and is one of our competitors. We cannot assess what effect, if any, the transaction with Netopia will have on our business or on our relationship with Motorola.

SHORT TERM WORKING CAPITAL LOANS FROM HOLDERS OF OUR PREFERRED STOCK

          On October 23, 2006 (the "Initial Closing Date"), pursuant to the terms of a Bridge Loan Agreement, dated as of October 10, 2006 (the "Loan Agreement"), we obtained a short-term working capital loan (hereinafter, the "Loan"; together with any subsequent Loan, the "Loans") in the gross amount of $600,000. Thereafter, in November and December 2006 we obtained additional Loans in the


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amount of approximately $845,000 from other investors (before the payment of fees and related expenses), for aggregate gross bridge loan proceeds of approximately $1.45 million. The Loans were made in response to an offer (the "Offer") that we made to the purchasers of the Series B Preferred Stock and the Series A Preferred Stock to reinstate elements of the anti-dilution price protection that was originally included in the agreements (such protection, respectively, the "Price Protection Provisions") with the purchasers of these securities in consideration of new Loans that these investors make to us. By their terms, the relevant Price Protection Provisions expired in August 2005 with respect to the Series A Preferred Stock and in August 2006 with respect to the Series B Preferred Stock. Under our Offer, each investor who advanced a Loan to us will have the benefit of the relevant Price Protection Provisions with respect to three times the amount that was advanced to us by that investor (hereinafter, the "Protected Amount") in connection with a Loan. Under the terms of the Offer, the Price Protection Provisions will be operative with respect to Series B Preferred Stock and/or the Series A Preferred Stock, as well as the warrants issued in connection therewith (the "Series A Warrants" or the "Series B Warrants", as the case may be), held by such investor on the day on which the Loan is advanced to us from that closing date through August 31, 2007 (the "Current Protection Period"). The Offer expired on December 31, 2006.

          Pursuant to the Loan Agreement, the Loan from each investor is evidenced by our promissory note (each, a "Note" and collectively, "Notes") in the principal amount equal to the amount advanced by such investor multiplied by the Applicable Percentage. The "Applicable Percentage" is the percentage which is equal to (x) one hundred percent (100%), plus (y) (1) the percent equal to twenty-four percent (24%), multiplied by (2) the fraction, of which the numerator is the number of days from the closing date of the Loan for the relevant investor until February 20, 2007 (the "Stated Maturity Date"), which is 120 days after the Initial Closing Date, and the denominator is 360. Each of the Notes, whether issued on the Initial Closing Date or on a subsequent closing date, is scheduled to mature on the date (the "Maturity Date") which is the earliest of (i) the Stated Maturity Date, (ii) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings after the Initial Closing Date (except for the proceeds of the Loans and other limited exceptions specified in the Notes), gross proceeds to us of at least $2 million (the "Subsequent Capital Financing") or (iii) the date on which a holder of a Note accelerates payment of the Note while there is an Event of Default existing under that Note. The aggregate face amount of all the Notes is approximately $1.535 million. Prior to the Maturity Date, we may, at our option, prepay the Notes in whole or in part. If not paid at maturity, interest on the Notes will accrue at 14% per annum from the Maturity Date until the actual date of payment.

          Under the terms of the Notes, the holder may declare a Note immediately due and payable upon the occurrence of any of the following events of default: (i) failure to pay principal or any other amount due under the Note when due, (ii) material breach of any of the representations or warranties made in the Loan Agreement, the Note or the other transaction documents, (iii) failure to observe any undertaking contained in the Note or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice, (iv) our admission in writing as to our inability to pay our debts generally as they mature, makes an assignment for the benefit of creditors or commences proceedings for our dissolution, or apply for or consent to the appointment of a trustee, liquidator or receiver for our or for a substantial part of our property or business, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days, provided that, except for an event of default relating to the payment of principal and interest, the holders of 66.67% of the principal amount of the Loan can waive the defaults.

          In connection with the placement of the Notes, we paid to a registered broker dealer which acted as placement agent (the "Placement Agent") a cash fee equal to 10% of the aggregate amount advanced to us on account of the Notes. The Placement Agent also acted as placement agent in the May 2006 private placement of the Company's Senior Secured 8% Convertible Debentures as well as the placement in April-May 2005 of the Series B Shares.


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ADDITIONAL SHORT TERM FUNDING

          In January 2007, we received a short-term loan in the aggregate gross amount of $356,000 from one of our institutional stockholder/investors (the "January 2007 Short-Term Loan"). The January 2007 Short-Term Loan is evidenced by our promissory note in the principal amount of $384,000 (the "January 2007 Note") and becomes due and payable on the earliest to occur of (i) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings, gross proceeds to us of at least $2 million or (ii) May 19, 2007.

          Under the terms of the January 2007 Note, the holder may declare the
Note immediately due and payable upon the occurrence of any of the following events of default: (i) failure to pay principal or any other amount due under the January 2007 Note when due, (ii) material breach of any of the representations or warranties made in such note, (iii) failure to observe any undertaking contained in such note or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice,
(iv) our admission in writing as to our inability to pay our debts generally as they mature, makes an assignment for the benefit of creditors or commences proceedings for our dissolution, or apply for or consent to the appointment of a trustee, liquidator or receiver for our or for a substantial part of our property or business, (v) our insolvency or liquidation or a bankruptcy event,
(vi) the entry of money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days.

          We paid due diligence and other closing related fees from the proceeds of the January 2007 Short-Term Loan in the aggregate amount of $41,000.

PREVIOUS BUSINESS ACTIVITIES

          We were incorporated in Delaware in July 1994 under the name "TTR Technologies, Inc." From our inception through February 2002, we were engaged in the business of designing and developing digital security technologies that provide copy protection for electronic content distributed on optical media and over the Internet (the "Copy Protection Business"). On November 4, 2002, we entered into an Asset Purchase Agreement (the "Purchase Agreement") with Macrovision Corporation ("Macrovision"), then one of our largest stockholders, and Macrovision Europe, Ltd., an affiliate of Macrovision (collectively, the "Purchaser"), pursuant to which we agreed to sell to the Purchaser all of the assets used in the Copy Protection Business. On May 28, 2003, we consummated the sale of our Copy Protection Business for a cash payment of $5,050,000 and the return for cancellation of 1,880,937 shares of our common stock, par value $0.001 (the "Common Stock"), which Macrovision had purchased in January 2000 for $4.0 million.

          Following the sale of our Copy Protection Business, our then existing management considered several possible alternatives regarding our strategic direction, including the acquisition, development or investment in new lines of business. We announced on January 14, 2004 that we had entered into the Development and Licensing Agreement with Lucent, subject to the approval by our stockholders of the transactions contemplated thereby (the "Transaction"). Our stockholders approved the Transaction at a special meeting held on March 4, 2004.

AVAILABLE INFORMATION

          Our Internet website is located at http://www.amedia.com. This reference to our Internet website does not constitute incorporation by reference in this report of the information contained on or hyperlinked from our Internet website and such information should not be considered part of this report.

          The public may read and copy any materials we file with the Securities and Exchange

Commission ("SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC's Internet website is located at http://www.sec.gov.

                             DESCRIPTION OF PROPERTY

          We do not own any real property. Our corporate offices are located at 2 Corbett Way, Eatontown, New Jersey 07724 and are currently comprised of approximately 14,700 square feet. The term of the lease on our offices began in May 2005 and was for originally approximately 9,300 square feet. In November 2005, we modified the lease and let an additional 1,900 square feet of office premise. In December 2005, we further modified the lease to let an additional 3,500 feet. The lease is in effect through May 2010. From May through October 2005, our monthly lease payments were approximately $9,800. Beginning November 2005 and continuing through February 2006, total monthly payments under the modified lease are approximately $12,600. From March 2006 lease payments are as follows: for the first lease year, approximately $19,000 (after giving effect to agreed upon rent credits for such year); for the second lease year, monthly payments of approximately $24,500; for the third lease year, monthly payments of approximately $25,000; for the fourth lease year, monthly payments of approximately $25,500; and for the fifth lease year, monthly payments of approximately $25,700.

          We believe that our facilities are generally in good condition and suitable to carry on our business. We also believe that, if required, suitable alternative or additional space will be available to us on commercially reasonable terms.

                                LEGAL PROCEEDINGS

          We are not involved in any pending legal proceedings which we anticipate can result in a material adverse effect on our business or operations.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

          The names, ages and positions of our directors, executive officers and key employees are as follows:

Name                Age   Position
----                ---   --------
Frank Galuppo        60   Chief Executive Officer, President and Director
James D. Gardner     54   Chief Financial Officer
John R. Colton       64   Chief Technology Officer
Juan Mendez          42   Chairman of the Board of Directors
Richard Rosenblum    47   Director
Gerald Butters       62   Director
Bob Martin           64   Director

          The business experience, principal occupations and employment, as well as the periods of service, of each of the Company's directors and executive officers during at least the last five years are set forth below.

          FRANK GALUPPO has been a director and our Chief Executive Officer since March 2004 and President since December 2004. Mr. Galuppo possesses nearly 40 years of experience in the Telecommunications Industry, serving in a number of senior management positions with Lucent Technologies and AT&T. From March 2003 until he began his employment with the Company, Mr. Galuppo had been assisting several companies with business development support in the U.S. Government market where he has extensive sales experience. Mr. Galuppo was employed by Lucent since its formation in September 1996 until March 2003 in a series of management level and operational positions. His most recent role at Lucent was President of Lucent's Optical Networking Group, which he held since September 2002 and had worldwide responsibility for the development and marketing of Lucent's global optical portfolio which had annual sales of over $1 billion.

          JAMES D. GARDNER has been our Chief Financial Officer since May 2005. From January 2005 thru May 2005, Mr. Gardner served as Chief Operating Officer of dotPhoto, a private company engaged in on-line photo processing and wireless application development for cellular telephones. From January 2002 through April 2004, Mr. Gardner served as Chief Executive Officer for Comstar Interactive, a private company engaged in the wireless credit card processing field. He has also held the position of Chief Financial Officer at BellSouth Wireless Data (renamed Cingular Interactive (May 1999 through November 2001), and as chief financial officer of BellSouth Mobile Data (November 1995 through May 1999) and chief financial officer of RAM/BSE Communications L.P. from 1991 though 1995, with all companies involved in the provision of wireless packet data networks and services, principally in the US and Europe. Mr. Gardner also held several other senior executive positions at BellSouth and AT&T in the areas of Financial Management, Domestic and International corporate finance, issuing debt and equity and the related rating agency and investment banking interfaces, shareholder relations and a number of other treasury, accounting and finance positions.

          JOHN R. COLTON has been with us since April 2004 and has been our Chief Technology Officer and Senior Vice President, Product Realization since June 2005. From November 2001 to March 2004 Mr. Colton was Vice President of Architecture, Systems Engineering, and Product Management for Lambda Optical Systems, where he specified technology, product and network architecture, and system applications for a next generation optical networking product line incorporating optical switching, optical DWDM transmission, optical add/drop multiplexing, and network management. From October 2000 to October 2001, John founded and managed JRC Consulting, a company providing consultation in the fields of optical communications, voice and data switching, and FTTP, a position that led to officer and board positions with several startups. Before his retirement after 36 years with Bell Labs, AT&T, and Lucent, Mr. Colton served in senior positions in Lucent's Optical Networking Group as well as in technical management and product management positions while at Bell Laboratories and AT&T Network Systems. He holds an SMEE from the Massachusetts Institute of Technology and a BSEE from the University of Pennsylvania.

          JUAN MENDEZ has been a director since July 2003. Mr. Mendez is President, Chief Executive Officer and co-founder of Total Claims Management, Inc., a privately held company based in Miami, Florida. Mr. Mendez has held that position since March 1999. Prior to co-founding Total Claims Management, Inc., Mr. Mendez was a Public Insurance Adjuster from 1996 to 1999.

          RICHARD ROSENBLUM has been a director since September 2003. Since July 2004, Mr. Rosenblum has been a principal of Harborview Advisors, LLC, a firm that provides structuring and financing advice to publicly and privately held firms. From August 2004 through November 2004, Mr.

Rosenblum was a Managing Director of Greenfield Capital Partners, LLC, a private investment banking firm. From July 2001 until July 2004, Mr. Rosenblum was a Managing Director of Investment Banking for vFinance Investments in New York, where he was responsible for advising, structuring and financing publicly and privately held companies. From July 2001 until July 2004, Mr. Rosenblum also served as Senior Managing Partner of ACP Advisors in New York, where he was responsible for advising and raising capital for emerging growth companies. From April 1999 until July 2001, Mr. Rosenblum was a Managing Director at Robb Peck McCooey Financial Services, Inc. in New York. Mr. Rosenblum also serves on the board of directors of Crystal International Travel Group, Inc. and as a director and officer of Marine Park Holdings, Inc. He is also a director, President, CEO and CFO of Mill Basin Technologies, Ltd. and holds similar positions with Boxwoods, Inc.

          GERALD BUTTERS has been a director since May 2004. Mr. Butters is a communications industry veteran with more than 39 years experience in this sector. His career encompasses senior executive positions at Nortel Networks, AT&T, and Lucent Technologies. These include Chairman of the Board of AGCS (a joint venture of GTE and AT&T), President of NTI (a Nortel Networks US subsidiary). He was President of Global Public Networks at AT&T Network Systems from October 1997 to November 1999, President of the Optical Networks Group at Lucent Technologies from December 1999 to August 2000 and Senior Vice President Marketing and Technology at Lucent Technologies. Mr. Butters retired from Lucent Technologies in August 2000. Since August 2000 through the present time, Mr. Butters has been a board director of Lambda Optical Systems a privately held company since October 2003 and a technical advisor to several privately held technology firms.

          BOB MARTIN has been a director since May 2004. Mr. Martin retired as the Chief Technology Officer of Lucent Technologies' Bell Laboratories in September 2003, a position he held for seven years. In this role, he helped guide Lucent's directions in next generation networks and in approaches the company used for research and development. His background at Bell Laboratories and Bellcore included a variety of positions related to large systems development. He has been responsible for Unix, network management systems, intelligent network systems, packet switching, and broadband access systems developments. Mr. Martin received his Bachelor of Science in Electrical Engineering from Brown University in 1964, and his Master of Science and Doctor of Philosophy degrees in Electrical Engineering and Computer Science from Massachusetts Institute of Technology in 1965 and 1967, respectively. In 1985, he attended the MIT Alfred P. Sloan School Senior Executive Program. A Fellow of the Institute of Electrical and Electronics Engineers, Mr. Martin was a member and first chair of its Software Industrial Advisory Board. He has served on the National Research Council's Computer Science and Telecommunications Board and the FCC's Technological Advisory Board. He is on technical advisory boards for venture capitalist's and startups in telecommunications, optical devices & product innovation.

          Officers are elected by the Board of Directors and serve at the discretion of the Board of Directors and hold office until a successor is elected and qualified or until his/her earlier resignation or removal.

          There are no family relationships between any of the above executive officers or directors, and there is no arrangement or understanding between any of the above executive officers or directors and any other person pursuant to which the officer or director was elected to hold office.

          All directors hold office until the next annual meeting of stockholders and the election and qualification of a successor.

BOARD COMMITTEES

          Our Board of Directors has an audit committee and a compensation committee. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountant. The compensation committee establishes the compensation policies applicable to our executive officers and administers and grants stock options pursuant to our stock plans. The current members of the audit committee are Juan Mendez and Richard Rosenblum. The sole current member of the compensation committee is Richard Rosenblum.

DIRECTOR COMPENSATION

          CASH COMPENSATION: During 2005, each of our non-employee directors was paid a cash fee of $500 per telephonic board meeting and $1,000 for each board meeting attended in person. We also reimbursed directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any meetings of its committees.

          OPTION GRANTS: None of our non-employee directors was granted an option in 2005.

                             EXECUTIVE COMPENSATION

          The following table sets forth all compensation earned by the Company's Chief Executive Officer and the most highly compensated executive officers and key employees of the Company whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 2005 (the "Named Executive Officers"):

                                          Annual Compensation             Long-Term Compensation
                               --------------------------------------   --------------------------
                                                                         Securities     All Other
Name and                                                Other Annual     Underlying   Compensation
Principal Position      Year   Salary($)   Bonus($)   Compensation($)   Options (#)        ($)
------------------      ----   ---------   --------   ---------------   -----------   ------------
Frank Galuppo           2005    204,692       --             --                --          --
President and Chief     2004    141,923       --             --         1,315,250(2)       --
Executive Officer (1)   2003         --       --             --                --          --

James D. Gardner        2005    104,326       --             --           300,000(2)       --
Chief Financial         2004         --       --             --                --
Officer (3) --          2003         --       --             --                --          --

John R. Colton          2005    143,538       --             --           125,000(2)       --
Chief Technology        2004     69,842       --             --           100,000(2)       --
Officer (4)             2003         --       --             --                --          --

(1) Mr. Galuppo became Chief Executive Officer in March 2004. In December 2004, he was elected President.

(2) Represents shares of Common Stock issuable upon exercise of employee stock options issued under the Company's 2000 Equity Incentive Plan.

(3) Mr. Gardner was appointed Chief Financial Officer in June 2005.

(4) Mr. Colton Joined the Company in April 2004 and in June 2005 was appointed Chief Technology Officer.

OPTION GRANTS IN 2005

          The following table contains information concerning the grant of stock options to the Named Executives Officers during the fiscal year ended December 31, 2005:

                     NUMBER OF
                     SECURITIES      % OF TOTAL
                     UNDERLYING   OPTIONS GRANTED    EXERCISE OR
                      OPTIONS     TO EMPLOYEES IN       BASE        EXPIRATION
NAME                GRANTED (#)   FISCAL YEAR (%)     PRICE ($)        DATE
----------------    -----------   ---------------   -------------   ----------
Frank Galuppo             --              --               --            --
James D. Gardner     300,000(1)        14.64%           $1.05        5/23/2015
John R. Colton       125,000(1)         7.04%           $0.92        6/09/2015

AGGREGATE OPTIONS EXERCISED IN 2005 AND 2005 YEAR END OPTION VALUES

          The following table sets forth information with respect to the Named Executive Officers concerning the number and value of unexercised options held at December 31, 2005.

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised     In-the-Money Options
                      Shares        Value      Options at Fiscal Year    At Fiscal Year End ($)
                    Acquired on   Realized            End (#)                 Exercisable/
Name               Exercise (#)      ($)     Exercisable/Unexercisable      Unexercisable (1)
----------------   ------------   --------   -------------------------   ----------------------
Frank Galuppo           --           --         767,229  /  548,020             -- / --
James D. Gardner        --           --          50,000  /  250,000             -- / --
John R. Colton          --           --          74,306  /  150,694         11,000 / 11,000

(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock ($0.77) on December 30, 2005, as reported on the OTC Bulletin Board.

                              EMPLOYMENT AGREEMENTS

          In March 2004, we entered into an employment agreement with Frank Galuppo pursuant to which Mr. Galuppo serves as our Chief Executive Officer and President. The agreement provides for a term of three years. Under his employment agreement, Mr. Galuppo is currently paid an annual salary of $210,000. Mr. Galuppo's salary is scheduled to increase to $235,000 at the beginning of the third year of employment. The agreement further provides that if Mr. Galuppo's employment is terminated other than for cause (as defined in the employment agreement) or if Mr. Galuppo terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive the equivalent of six months' base salary and benefits. We also issued to Mr. Galuppo an option under our 2000 Equity Incentive Plan to purchase up to 1,315,250 shares of Common Stock at a per share exercise price of $0.79, which option is scheduled to vest over twelve succeeding quarters, beginning June 30, 2004. Mr. Galuppo has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

          In May 2005, we entered into an employment agreement with James D. Gardner pursuant to which Mr. Gardner serves as our Chief Financial Officer. The agreement has an initial term of one year. After the initial term of one year, the agreement is automatically renewable for an additional one-year term unless either party notifies the other in writing upon at least 45 days prior to the scheduled termination of the initial term or any renewal term that it does not intend to renew such agreement. Mr. Gardner is paid a monthly salary of $14,583 and was granted options under the Company's 2000 Equity Incentive Plan to purchase 300,000 shares of Common Stock at a per share purchase price of $1.05. The options vest over three years from the grant date and on a quarterly basis. The agreement may be terminated by Mr. Gardner for any reason on 60 days written notice to us or by us immediately for cause. In the event of a termination by us for any reason other than cause, we are to pay Mr. Gardner (i) if such termination occurs during the initial term of the agreement, an amount equal to 3 months' salary and (ii) if such termination occurs after the initial term, an amount equal to 6 months' salary. Mr. Gardner has agreed to certain customary confidentiality and non-compete provisions that prohibit him from competing with us for one year, or soliciting our employees for one year, following the termination of his employment.

          In June 2005, we entered into an employment agreement with John R. Colton pursuant to which Mr. Colton serves as our Chief Technology Officer and pursuant to which he is paid a monthly salary of $12,500. Either we or Mr. Colton may terminate the agreement at any time upon advance notice. In connection with the entry into the employment agreement, Mr. Colton was granted options under the Company's 2000 Equity Incentive Plan to purchase 125,000 shares of Common Stock at a per share purchase price of $0.92. The options vest over three years from the grant date.

             BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS

          The following table sets forth certain information, as of January 24, 2007, concerning the ownership of the Common Stock by (a) each person who, to the best of the Company's knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock, (b) each of the Company's directors and Named Executive Officers (as defined above under "Executive Compensation") and
(c) all current directors and executive officers of the Company as a group.

                                                               Number of Shares
Percent of                                          -----------------------------------------
Name of Beneficial Owner (1)                        Beneficially Owned (2)   Common Stock (2)
----------------------------                        ----------------------   ----------------
Frank Galuppo, President, Chief Executive Officer
   and Director                                          1,261,185 (3)             4.21%

James D. Gardner, Chief Financial Officer                  186,100 (4)                *

John R. Colton, Chief Technology Officer                   203,854 (5)                *

Juan Mendez, Director                                    1,990,688 (6)             6.65%

Richard Rosenblum, Director                                372,323 (7)             1.24%

Gerald Butters, Director                                   237,500 (8)                *

Bob Martin, Director                                       150,000 (9)                *

Puritan LLC                                              1,533,334 (10)            5.82%

Melton Management Limited                                2,187,619 (11)            8.30%

All directors and executive officers as
   a group(7 persons)                                   4,401,650               14.70%


*    Indicates less than 1%.

(1) Unless otherwise indicated, the address of each person listed is c/o Amedia Networks, Inc., 2 Corbett Way, Eatontown, New Jersey 07724.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such options or warrants. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(3) Represents (i) 35,270 shares of Common Stock and (ii) 1,225,915 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan. Does not include options to purchase an additional 109,604 shares of Common Stock scheduled to vest over the next 12 months.

(4) Represents (i) 36,100 shares of Common Stock and (ii) 150,000 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan. Does not include options to purchase an additional 150,000 shares of Common Stock scheduled to vest by May 2008.

(5) Represents (i) 27,274 shares of Common Stock and (ii) 176,580 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2000 Equity Incentive Plan. Does not include options to purchase an additional 75,694 shares of Common Stock scheduled to vest over the next two years.

(6) Represents (i) 1,260,626 shares of Common Stock and (ii) 730,062 shares of Common Stock issuable upon exercise of currently exercisable options. The foregoing is based, in part, on the Amendment No. 1 to Schedule 13D filed by the stockholder on March 3, 2006.

(7) Represents (i) 16,667 shares of Common Stock, (ii) 164,406 shares of Common Stock issuable upon exercise of currently exercisable non-plan options and
(iii) 191,250 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2002 Non-Employee Directors Stock Option Plan.

(8) Represents (i) 56,250 shares of Common Stock and (ii) 181,250 shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2002 Non-Employee Directors Stock Option Plan.

(9) Represents shares of Common Stock issuable upon the exercise of currently exercisable employee stock options issued under the Company's 2002 Non-Employee Directors Stock Option Plan.

(10) The stockholder is a limited liability company. The address of such person is 314 McDonald Avenue, Brooklyn, New York 11218. The foregoing is based on a
Schedule 13G filed by the stockholder on November 19, 2004.

(11) The address of such person is P.O. Box 3161, Road Town, Tortola, British Virgin Islands. The foregoing is based on a Schedule 13G filed by the stockholder on October 8, 2003, as amended on February 10, 2006. Does not include shares of Common Stock issuable upon conversion of Convertible Preferred Stock or exercise of warrants referred to under "Selling Stockholders."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In December 2004, the Company entered into a service agreement with Elite Financial Communications Group, LLC ("Elite"), pursuant to which Elite agreed to provide investor relation services to the Company for compensation of $7,500 per month (plus expenses). By its terms, the agreement with Elite expired in December 2005. One of the Company's former non-employee directors was a partner and managing member of Elite. This director resigned from service on the Board of Directors as of June 9, 2005.

          In August 2004, we paid to Greenfield Capital Partners, LLC, and its designees, a placement fee with respect to the placement of 2,500 shares of our Convertible Preferred Stock. The placement fee was comprised of (i) a cash payment of $25,000 and (ii) five-year warrants to purchase up to 66,667 shares of our Common Stock, of which warrants to purchase 33,333 shares are exercisable at a per share exercise price of $.75, warrants to purchase 16,667 shares are exercisable at a per share exercise price of $1.50 and warrants to purchase 16,667 shares are exercisable at a per share exercise price of $2.50. The warrants are otherwise exercisable on the same terms and conditions as those relating to the Warrants issued to the purchases of the Convertible Preferred Stock. One of our directors, Mr. Richard Rosenblum, was a Managing Director of such entity at the time that the private placement was consummated. At that time Greenfield designated Mr. Rosenblum to receive half of those warrants. Mr. Rosenblum subsequently left Greenfield Capital Partners, LLC.

          In January 2006 we entered into bridge loan agreements with three private investors (collectively the "January 2006 Investors"), pursuant to which these investors loaned to us, on a secured basis, the aggregate amount of $500,000. The January 2006 Investors included Mr. Juan Mendez, Chairman of the Company's board of directors, who loaned the Company $250,000. Pursuant to the terms of the agreements with these investors, we issued to Mr. Mendez five year warrants to purchase up to 150,000 share of our Common Stock at a per share exercise price of $1.50, subject to adjustment.

          On November 13, 2006, we obtained a $100,000 loan from Mr. Juan Mendez, the Chairman of our board of directors, for purpose of meeting our operating requirements. The loan was made pursuant to our demand promissory note issued to Mr. Mendez in the principal amount of $100,000. Interest on the loan accrues at the rate of 24% per annum.

                              SELLING STOCKHOLDERS

          Up to 21,063,333 shares of Common Stock are being offered under this Prospectus, all of which are being registered for sale for the account of the selling stockholders.

          The following table sets forth the shares beneficially owned, as of January 19, 2007, by the selling stockholders prior to the offering contemplated by this Prospectus, the number of shares each selling stockholder is offering by this Prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in the private placement described above under the caption "AGREEMENTS WITH THE SELLING STOCKHOLDERS" in which each such selling stockholder represented to us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

          Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities currently owned or for which the selling stockholder has the right to acquire within 60 days. Additionally, each of the selling stockholders is subject to certain limitations on the conversion of its preferred stock and the exercise of its warrants. These limitations provide that the conversion of the Convertible Debentures or the relevant warrants is first available on a date which is a specified number of days after the Convertible Debenture or warrant was originally issued or a specified period after the effective date of the Registration Statement of which this Prospectus is a part. The other significant limitation is that such selling stockholder may not convert its Convertible Debenture or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our Common Stock (excluding shares underlying any of their unconverted preferred or unexercised warrants) to exceed 4.99% of the outstanding shares of Common Stock immediately after the conversion or exercise. (If the holder subsequently disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant, subject to the same limitation). Also, the table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of interest, which have not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of Common Stock for some listed selling stockholders may include shares that are not subject to purchase during the 60-day period.

                                                                            COMMON STOCK TO BE
                                                                            BENEFICIALLY OWNED IF
                                                                            ALL SHARES OFFERED
                                     NUMBER OF         SHARES OFFERED       HEREUNDER ARE SOLD
                                     SHARES OWNED      PURSUANT TO THIS     ---------------------
SELLING STOCKHOLDER                  BEFORE OFFERING   PROSPECTUS            SHARES+      PERCENT
-------------------                  ---------------   ----------------     ---------     -------
CASTLE CREEK TECHNOLOGY PARTNERS
LLC                                     4,920,000        4,920,000 (1)          --           *

ENABLE GROWTH PARTNERS LP               2,755,200        2,755,200 (2)          --           *

NITE CAPITAL LP                         1,968,000        1,968,000 (3)          --           *

VISION OPPORTUNITY MASTER FUND,LTD      1,968,000        1,968,000 (4)          --           *

BRISTOL INVESTMENT FUND, LTD              984,000          984,000 (5)          --           *

PIERCE DIVERSIFIED STRATEGY MASTER
FUND LLC                                  590,400          590,400 (6)          --           *

ENABLE OPPORTUNITY PARTNERS LP            590,400          590,400 (7)          --           *

SIBEX CAPITAL FUND INC.                   590,400          590,400 (8)          --           *

NACHUM STEIN                              541,200          541,200 (9)          --           *

ELLIS INTERNATIONAL                       492,000          492,000 (10)         --           *

IROQUOIS MASTER FUND LP                   492,000          492,000 (11)         --           *

MARVIN MERMELSTEIN                        442,800          442,800 (12)         --           *

MESIVTA KOL YAKKOV                        393,600           50,880 (13)         --           *

J&N INVEST LLC                            393,600          393,600 (14)         --           *

AJW OFFSHORE LTD                          298,152          298,152 (15)         --           *

BRIO CAPITAL LP                           370,200          295,200 (16)        75,000        *

MARCELINO PIZ                             321,000          246,000 (17)        75,000        *

RENE GARCIA                               321,000          246,000 (17)        75,000        *

SIMON VOGEL                               445,495          196,800 (18)       248,695        *

MORDECHAI VOGEL                           377,628          196,800 (18)       180,828        *

TOWER PAPER CO INC. RETIREMENT PLAN       532,267          196,800 (19)       335,467        1.2%

AJW QUALIFIED PARTNERS LLC                137,268          137,268 (20)         --           *

AJW PARTNERS LLC                           50,184           50,184 (21)         --           *

NEW MILLENNIUM CAPITAL PARTNERS II, LLC     6,396            6,396 (22)         --           *

DOUBLE U MASTER FUND                    4,975,289        1,469,406 (23)     3,505,883       11.0%

HARBORVIEW MASTER FUND LP                 602,726          602,726 (24)         --           *

MONARCH CAPITAL FUND LTD.                 342,720          342,720 (25)         --           *


+ Some or all of these shares may be included in other registration statements which, when declared effective, would allow the selling shareholders to sell such shares and/or reflect shares issuable on conversion or exercise of other securities which have 4.99% conversion or exercise limits similar to those provided described above.

* Less than 1%

(1) Represents (i) 110% of the sum of (x) 3,333,333 shares of Common Stock issuable upon conversion of $2,500,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 533,333 shares of Common Stock issuable in payment of interest thereon through the second anniversary of issuance ("Interest Shares") and (ii) an additional 666,667 shares of Common Stock representing our good faith estimate of additional shares of Common Stock potentially issuable to the selling stockholder as liquidated damages through the projected effective date of the Registration Statement, or in the event of certain adjustments to the conversion price of the Convertible Debentures and the number of shares issuable on exercise of the Warrants ("Adjustment Shares"). The selling stockholder has advised us that it is an affiliated person of a registered broker dealer and that at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder acquired the securities without regard to its status as an affiliate of a broker-dealer. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. As investment manager under a management agreement, Castle Creek Partners, LLC ("Castle Creek Partners, LLC") may exercise dispositve and voting power with respect to the shares owned by the selling stockholder. Castle Creek Partners, LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners, LLC. Mr. Asher disclaims beneficial ownership of the shares owned by the selling stockholder.

(2) Represents (i) 110% of the sum of (x) 1,866,667 shares of Common Stock issuable upon conversion of $1,400,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 298,667 Interest Shares and (ii) an additional 373,333 Adjustment Shares. The selling


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

stockholder has advised us that it is an affiliated person of a registered broker dealer and that at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder acquired the securities without regard to its status as an affiliate of a broker-dealer. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Mitch Levin.

(3) Represents (i) 110% of the sum of (x) 1,333,333 shares of Common Stock issuable upon conversion of $1,000,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 213,333 Interest Shares and (ii) an additional 266,667 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Keith Goldman.

(4) Represents (i) 110% of the sun of (x) 1,333,333 shares of Common Stock issuable upon conversion of $1,000,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 213,333 Interest Shares and (ii) an additional 266,667 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Adam Benowitz.

(5) Represents (i) 110% of the sum of (x) 666,667 shares of Common Stock issuable upon conversion of $500,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 106,667 Interest Shares and (ii) an additional 133,333 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. Bristol Capital Advisors, LLC ("BCA") is the investment advisor to the selling stockholder. Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by the selling stockholder. Mr. Kessler disclaims beneficial ownership of these securities.

(6) Represents (i) 110% of the sum of (x) 400,000 shares of Common Stock issuable upon conversion of $300,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (ii) 64,000 Interest Shares and (ii) an additional 80,000 Adjustment Shares. The selling stockholder has advised us that it is an affiliated person of a registered broker dealer and that at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder acquired the securities without regard to its status as an affiliate of a broker-dealer. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Mitch Levine.

(7) Represents (i) 110% of the sum of (x) 400,000 shares of Common Stock issuable upon conversion of $300,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 64,000 Interest Shares and (ii) an additional 80,000 Adjustment Shares. The selling stockholder has advised us that it is an affiliated person of a registered broker dealer and that at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder acquired the securities without regard to its status as an affiliate of a broker-dealer. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution


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

of such securities and that the natural person having voting or dispositive power over such securities is Mitch Levine.

(8) Represents (i) 110% of the sum of (x) 400,000 shares of Common Stock issuable upon conversion of $300,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 64,000 Interest Shares and (ii) an additional 80,000 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Viacheslav Chebtarevich.

(9) Represents (i) 110% of the sum of (x) 366,667 shares of Common Stock issuable upon conversion of $275,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 58,667 Interest Shares and (ii) an additional 73,333 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities.

(10) Represents (i) 110% of the sum of (x) 333,333 shares of Common Stock issuable upon conversion of $250,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 53,333 Interest Shares and (ii) an additional 66,667 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is William Ungar.

(11) Represents (i) 110% of the sum of (x) 333,333 shares of Common Stock issuable upon conversion of $250,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 53,333 Interest Shares and (ii) an additional 66,667 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Joshua Silverman.

(12) Represents (i) 110% of the sum of (x) 300,000 shares of Common Stock issuable upon conversion of $225,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 48,000 Interest Shares and (ii) an additional 60,000 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities.

(13) Represents (i) 110% of 15,547 Interest Shares and (ii) an additional 33,778 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Abraham Nussbaum.

(14) Represents (i) 110% of the sum of (x) 266,667 shares of Common Stock issuable upon conversion of $200,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 42,667 Interest Shares and (ii) an additional 53,333 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Jeffrey Rubin.

(15) Represents (i) 110% of the sum of 202,000 shares of Common Stock issuable upon conversion of $151,500 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per


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

share and (y) 32,320 Interest Shares and (ii) an additional 40,400 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd.

(16) Represents (i) 110% of the sum of (x) 200,000 shares of Common Stock issuable upon conversion of $150,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 32,000 Interest Shares and (ii) an additional 40,000 Adjustment Shares. The selling stockholder has advised us that it is an affiliated person of a registered broker dealer and that at the time the securities were acquired the selling stockholder did not have any agreements, plans, understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder acquired the securities without regard to its status as an affiliate of a broker-dealer. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities and that the natural person having voting or dispositive power over such securities is Shaye Hirsh.

(17) Represents (i) 110% of the sum of (x) 166,667 shares of Common Stock issuable upon conversion of $125,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 26,667 Interest Shares and (ii) an additional 33,333 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities.

(18) Represents (i) 110% the sum of (x) of 133,333 shares of Common Stock issuable upon conversion of $100,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 21,333 Interest Shares and (ii) an additional 26,667 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities.

(19) Represents (i) 110% of the sum of (x)133,333 shares of Common Stock issuable upon conversion of $100,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 21,333 Interest Shares and (ii) an additional 26,667 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. and that the natural persons having voting or dispositive power over such securities is Simon Vogel.

(20) Represents (i) 110% of the sum of (x) 93,000 shares of Common Stock issuable upon conversion of $69,750 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 14,880 Interest Shares and (ii) an additional 18,600 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC. AJW Manager, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Qualified Partners, LLC.

(21) Represents (i) 110% of the sum of (x) 34,000 shares of Common Stock issuable upon conversion of $25,500 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 5,440 Interest Shares and (ii) an additional 6,800 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Partners, LLC.

(22) Represents (i) 110% of the sum of (x) 4,333 shares of Common Stock issuable upon conversion of $3,250 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 693 Interest Shares and
(ii) an additional 867 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(23) Represents (i) 110% of 26,491 Interest Shares and (ii) 56,933 Adjustment Shares. Also Includes (i) 1,050,000 shares issuable upon exercise of Bridge Warrants issued in December and between February and March 2006 and (ii) 333,333 shares issuable upon exercise of warrants issued in August 2004 in connection with the Equity Line Commitment. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The selling stockholder is a master fund in a master-feeder structure with B&W Equities, LLC as its general partner. Isaac Winehouse is the manager of B&W Equities, LLC and Mr. Winehouse has ultimate responsibility of trading with respect to the selling stockholder. Mr. Winehouse disclaims beneficial ownership of the shares being registered hereunder.

(24) Represents (i) 110% of the sum of (x) 466,667 shares of Common Stock issuable upon conversion of $350,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (y) 48,176 Interest Shares and (ii) an additional 36,400 Adjustment Shares. Richard Rosenblum, one of our directors, is a principal of the general partner of the selling shareholder. Mr. Rosenblum has disclaimed any investment or voting control with respect to our securities owned by this selling shareholder. All such voting control and investment discretion is exercised by David Stefansky. Both Mr. Rosenblum and Mr. Stefansky disclaim beneficial ownership of the shares underlying such warrants.

(25) Represents (i) 110% of the sum of (x) 266,667 shares of Common Stock issuable upon conversion of $200,000 in principal amount of our Convertible Debentures based upon a conversion price of $0.75 per share and (ii) 27,120 Interest Shares and (ii) an additional 19,555 Adjustment Shares. The selling stockholder advised us that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. Monarch Capital Fund Ltd. is a BVI investment fund whose manager is Monarch Manager Ltd. Joseph Franck has voting and investment control with respect to the Fund. Mr. Franck disclaims beneficial ownership of the shares being registered hereunder.

                              PLAN OF DISTRIBUTION

          The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares that are included in the Registration Statement on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

          The selling stockholders may use any one or more of the following methods when selling shares:

     o    directly as principals;


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

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o to cover short sales made in compliance with applicable laws and regulations;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o a combination of any such methods of sale; and o any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Act if available, rather than under this Prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. We are not aware of any definitive selling arrangement at the date of this prospectus between any selling stockholder and any broker-dealer or agent.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Act, disclosing:

     * The name of each such selling stockholder and of the participating broker-dealer(s);

     * The number of shares involved;

     * The price at which such shares were sold;

     * The commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     * That such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

     * Other facts material to the transaction.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

     The selling stockholders may also transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable selling stockholder and/or the purchasers.

     The shares of common stock underlying the warrants issued to the selling stockholder who, as indicated in the Selling Stockholder table above, received such warrants as part of compensation pursuant to a placement agency agreement between us and that selling stockholder are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, that selling stockholder shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of this registration statement.

     If a selling stockholder uses this Prospectus for any sale of the shares, it will be subject to the prospectus delivery requirements of the Act. The selling stockholders will be responsible to comply with the applicable provisions of the Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

     We are required to pay all fees and expenses incident to the registration of the shares being offered by the selling stockholders, but we will not receive any proceeds from the sale of the shares except for, upon exercise, the exercise price of options and warrants exercised on a cash basis. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Act.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

          We are authorized to issue up to 100,000,000 shares of Common Stock. As of January 19, 2007, there were 30,259,747 shares of Common Stock outstanding. Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of Common Stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

          We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.001 per share. As of January 19, 2007, there were 43,418 shares of preferred stock issued and outstanding, comprised of 10,418 shares of our Series A Preferred Stock and 33,000 shares of our Series B Preferred Stock.

          The shares of preferred stock are issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Company and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

SERIES A PREFERRED STOCK

          In July 2004, we designated 52,500 of our authorized preferred stock as Series A 7% Convertible Preferred Stock.

          Each share of Series A Preferred Stock has a stated value of $100 and is convertible into shares of Common Stock at an initial conversion price of $0.75 per share of Common Stock, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger.

          Dividends at the rate of 7% per annum are payable on a bi-annual basis and on conversion and may be paid, at our option, in stock or cash. If we elect to pay dividends in stock, the stock will be valued at the conversion price then in effect. Our right to pay dividends in stock, however, is subject to the following conditions:

     o the registration statement covering the resale of such shares of Common Stock by the selling security holders must be effective at the time of the issuance of such shares; and

     o the issuance of such shares to the holder cannot result in such holder being the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock.

          Each holder can convert all or any part of its Series A Preferred Stock by giving notice to the Company. Each conversion is subject to the following limitation: the holder may convert the outstanding Series A Preferred Stock up to an amount which would result in the holder being the beneficial owner of no more than 4.99% of our then outstanding shares (after taking into account the conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert outstanding Series A Preferred Stock.

          Unless converted earlier, on the fifth anniversary of issuance the Series A Preferred Stock convert into shares of our Common Stock at the conversion price then in effect (subject to extension under certain circumstances).

          We agreed with the holders of the Series A Preferred Stock that if we enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party without the prior consent of a majority in interest of the holders thereof on any date which is earlier than 180 days after the effective date of the Registration Statement (plus the number of days, if any, during which the

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Registration Statement is suspended in the interim) in which the (i)lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such New Transaction is below the initial conversion price and/or (ii) the lowest exercise price of any warrants issued thereunder is lower than the initial exercise prices of the Warrants, then the terms of any unconverted share of Convertible Preferred Stock or any unexercised Warrants shall be modified to adjust the relevant conversion price in such convertible preferred stock, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated. This protection ended in August 2005. However, in connection with our efforts to raise working capital, in October 2006 we offered to the purchasers of the Series A Preferred Stock to reinstate this protection in consideration of new loans that these persons would make to us. Under our offer, each investor who advances a loan to us by December 31, 2006 will have the benefit of this protection with respect to three times the amount advanced to us in connection with a loan. Under the terms of the Offer, the price protection provisions will be operative with respect to Series A Preferred Stock and the Warrants held by such investor on the day on which the loan is advanced to us from that closing date through August 31, 2007. A similar offer was made to the investors of our Series B Preferred Stock. In total we raised through the offer, which expired on December 31, 2006, gross proceeds of approximately $1.45 million.

          Under certain circumstances each holder of shares of Series A Preferred Stock has the right to give us a notice requiring us to redeem all or any portion of that holder's shares. Such redemption will be at a redemption price equal to V/CP x M, where "V" means the outstanding stated value plus the accrued and unpaid dividend on such share, "CP" means the conversion price in effect on the date of the redemption notice, and "M" means the average of the closing sale prices for any five (5) trading days (which need not be consecutive) selected by the holder of the shares of Series A Preferred Stock being redeemed.

SERIES B PREFERRED STOCK

          In April 2005, we designated 85,000 of our authorized preferred stock as Series B 8% Convertible Preferred Stock. In April and May 2005, we issued in the aggregate 77,650 of the Series B Preferred Stock.

          Each share of Series B Preferred Stock has a stated value of $100 and was convertible into shares of Common Stock at an initial conversion price of $1.01 per share of Common Stock, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger. On May 5, 2006, we completed a private placement of the Convertible Debenture transaction. This private placement resulted in the reduction to $0.75 per share of the conversion price of the Series B Preferred Stock that were outstanding at such time.

          Dividends at the rate of 8% per annum are payable on a bi-annual basis and on conversion and may be paid, at our option, in stock or cash. If we elect to pay dividends in stock, the stock will be valued at 90% of the market price of the Common Stock on the dividend payment date. Our right to pay dividends in stock, however, is subject to the condition the issuance of such shares to the holder cannot result in such holder being the beneficial owner of more than 4.99% of the then outstanding shares of our Common Stock.

          Each holder can convert all or any part of its Series B Preferred Stock by giving notice to the Company. Each conversion is subject to the following limitation: the holder may convert a the outstanding Series B Preferred Stock up to an amount which would result in the holder being the beneficial owner of no more than 4.99% of our then outstanding shares (after taking into account the conversion or warrant exercise). If the holder then disposes of some or all of its holdings, it can again convert outstanding Series B Preferred Stock.

          Unless converted earlier, on the fifth anniversary of issuance the Series B Preferred Stock will convert into shares of our Common Stock at the conversion price then in effect (subject to extension under certain circumstances).

          We agreed with the holders of the Series B Preferred Stock that if we enter into any offer or sale of our Common Stock (or securities convertible into Common Stock) with any third party without the prior consent of a majority in interest of the holders of the Series B Preferred Stock on any date which is earlier than first anniversary of the effective date of the Registration Statement in which the (i) lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such New Transaction is below the initial conversion price and/or (ii) the lowest exercise price of any warrants issued thereunder is lower than the initial exercise prices of the Series B Warrants (a "Series B Lower Price Transaction"), then the terms of any unconverted share of Series B Preferred Stock or any unexercised Series B Warrants shall be modified to adjust the relevant conversion price in such Series B Preferred Stock, the warrant exercise price or the number of warrant shares to be equal to that provided in the transaction as so consummated. The foregoing restrictions will not apply to certain specified issuances. The private placement that we completed in May 2006 qualified as a Series B Lower Price Transaction, thereby resulting in reduction in the conversion price of 46,000 shares of Series B Preferred Stock that was then outstanding.

          The protection described above ended in August 2006. However, in connection with our efforts to raise working capital, in October 2006 we offered to the purchasers of the Series B Preferred Stock to reinstate this protection in consideration of new loans that these persons would make to us. Under our offer, each investor who advances a loan to us will have the benefit of this protection with respect to three times the amount advanced to us by that investor in connection with a loan. Under the terms of the Offer, the price protection provisions will be operative with respect to Series B Preferred Stock and the Series B Warrants held by such investor on the day on which the Loan is advanced to us from that closing date through August 31, 2007. A similar offer was made to the investors of our Series A Preferred Stock. In total, we raised through the offer, which expired on December 31, 2006, gross proceeds of approximately $1.45 million.

          Under certain circumstances each holder of shares of Series B Preferred Stock has the right to give us a notice requiring us to redeem all or any portion of that holders shares. Such redemption will be at a redemption price equal to V/CP x M, where "V" means the principal of plus the accrued and unpaid dividend on such share, "CP" means the conversion price in effect on the date of the redemption notice, and "M" means the average of the closing sale prices for any five (5) trading days (which need not be consecutive) selected by the holder of the shares of Series B Preferred Stock being redeemed.

TRANSFER AGENT

          Our transfer agent is American Stock Transfer and Trust Company, Inc. Their address is 459 Maiden Lane, New York New York 10038 and their telephone number is (212) 936-5100.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                  ACT LIABILITIES

          Pursuant to our certificate of incorporation and by-laws, our officers and directors are indemnified by us to the fullest extent allowed under Delaware law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in our best interest, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

          The validity of the Common Stock offered under this Prospectus will be passed on for us by Aboudi & Brounstein.

                                     EXPERTS

          The financial statements as of December 31, 2005 and 2004 included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, have been audited by Marcum & Kliegman LLP, independent registered public accounting firm. This report expresses an unqualified opinion and includes an explanatory paragraph related to our ability to continue as a going concern and has been included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC at that same address. In addition, the SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The SEC's telephone number is 1-800-SEC-0330.

          We have filed with the SEC under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this prospectus is a part, with respect to the shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the SEC.

          Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein or otherwise, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

          Prospective Investors may rely on the information contained in this Prospectus. Neither we nor the selling stockholders have authorized anyone to provide prospectus investors with information different from that contained in this Prospectus. The information in this Prospectus is correct only as of the date of this Prospectus, regardless of the time delivery of this Prospectus or any sale of these securities.

                              AMEDIA NETWORKS, INC.

                     up to 21,063,333 shares of Common Stock

                                   PROSPECTUS

                                ___________, 2007

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

   Condensed Consolidated Balance Sheet as of
      September 30, 2006 (unaudited)                                         F-2

   Condensed Consolidated Statements of Operations for the nine and three months ended September 30, 2006 and 2005 and from Inception
      (July 14, 1994) to September 30, 2006 (unaudited)                      F-3

   Condensed Consolidated Statements of Cash Flows for the nine and three months ended September 30, 2006 and 2005 and from Inception
      (July 14, 1994) to September 30, 2006 (unaudited)                      F-4

Notes to the Condensed Consolidated Financial Statements (unaudited)         F-6

                           AMEDIA NETWORKS, INC. AND SUBSIDIARY
                               (A DEVELOPMENT STAGE COMPANY)

                           CONDENSED CONSOLIDATED BALANCE SHEET
                                        (UNAUDITED)

                                    September 30, 2006


                                          ASSETS

Current assets
   Cash and cash equivalents                                                 $    358,433
   Accounts receivable                                                              4,224
   Inventories                                                                  1,021,276
   Prepaid expenses and other currents assets                                     206,315
                                                                             ------------
   Total current assets                                                         1,590,248
                                                                             ------------
Property and equipment, net of accumulated depreciation of $278,810               776,691
                                                                             ------------
Other assets
   Capitalized software costs, net of accumulated amortization of $529,077      1,527,721
   Deferred financing costs, net of accumulated amortization of $443,907        1,731,045
   Security deposit                                                                46,749
                                                                             ------------
   Total other assets                                                           3,305,515
                                                                             ------------
      Total assets                                                           $  5,672,454
                                                                             ============
                         LIABILITIES AND STOCKHOLDERS' DEFICIENCY

LIABILITIES
Current liabilities
   Accounts payable                                                          $    883,221
   Accrued expenses                                                               228,026
   Accrued penalties                                                            1,554,000
   Accrued interest expense                                                       326,575
   Dividends payable                                                              113,802
   Current portion of capital leases                                                5,232
                                                                             ------------
   Total current liabilities                                                    3,110,856

Long-term liabilities
   8% Convertible debentures, net of unamortized discount of $6,247,787         3,752,213
   Capital leases, less current maturities                                          8,307
                                                                             ------------
      Total liabilities                                                         6,871,376
                                                                             ------------
Commitments and contingencies

STOCKHOLDERS' DEFICIENCY
Preferred stock, $.001 par value;
   5,000,000 shares authorized;
   Series A convertible preferred stock,
   52,500 shares authorized; 11,928 issued and outstanding
   ($1,192,800 liquidation preference)                                                 12
   Series B convertible preferred stock,
   85,000 shares authorized; 46,000 issued and outstanding
   ($4,600,000 liquidation preference)                                                 46
Common stock, $.001 par value;
   100,000,000 shares authorized; 27,946,978
   issued and outstanding                                                          27,947
Additional paid-in capital                                                     71,530,073
Deficit accumulated during the development stage                              (72,575,302)
Deferred compensation                                                            (181,698)
                                                                             ------------
   Total stockholders' deficiency                                              (1,198,922)
                                                                             ------------
      Total liabilities and stockholders' deficiency                         $  5,672,454
                                                                             ============


                 SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


                                            F-2

                                             AMEDIA NETWORKS, INC. AND SUBSIDIARY
                                                 (A DEVELOPMENT STAGE COMPANY)

                                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                          (UNAUDITED)


                                                                                        From
                                                                                      Inception
                                                              Nine Months             (July 14,           Three Months
                                                                 Ended                 1994) to               Ended
                                                             September 30,          September 30,         September 30,
                                                      ---------------------------   -------------   -------------------------
                                                          2006           2005            2006          2006           2005
                                                      ------------   ------------   -------------   -----------   -----------
Sales                                                 $     29,603   $      5,548    $     35,151   $     4,224   $       300
                                                      ------------   ------------    ------------   -----------   -----------
Cost of goods sold                                          23,628          6,078          29,706         3,881           232
                                                      ------------   ------------    ------------   -----------   -----------
Gross profit (loss)                                          5,975           (530)          5,445           343            68
                                                      ------------   ------------    ------------   -----------   -----------
Expenses
   Research and development (1)                          3,904,069      2,767,070      17,262,986     1,485,052       703,608
   Sales and marketing (1)                               1,071,413      1,853,479      13,793,740       231,918       774,939
   General and administrative (1)                        2,697,390      1,551,655      25,388,473       741,417       616,080
   Bad debt expense                                             --             --         161,000            --            --
                                                      ------------   ------------    ------------   -----------   -----------
Total expenses                                           7,672,872      6,172,204      56,606,199     2,458,387     2,094,627
                                                      ------------   ------------    ------------   -----------   -----------
Operating loss                                          (7,666,897)    (6,172,734)    (56,600,754)   (2,458,044)   (2,094,559)
                                                      ------------   ------------    ------------   -----------   -----------
Other (income) expense
   Legal settlement                                             --             --         565,833            --            --
   Late filing penalty on stock registration rights      1,301,071             --       1,587,313       659,333            --
   Realized gain of foreign currency translation                --             --         (81,007)           --            --
   Loss on investment                                           --             --          17,000            --            --
   Other income                                                 --             --         (75,000)           --            --
   Net losses of affiliate                                      --             --       1,196,656            --            --
   Impairment loss on investment in affiliate                   --             --         748,690            --            --
   Revenue from copy protection business                        --             --        (125,724)           --            --
   Gain on sale of copy protection business                     --             --      (5,708,328)           --            --
   Gain on sale of investment in affiliate                      --             --         (40,000)           --            --
   Loss on disposition of fixed assets                          --          1,692          30,873            --            --
   Amortization of deferred financing costs                221,346             --       4,738,121       137,623            --
   Impaired offering costs                                      --             --         267,404            --            --
   Interest income                                         (42,023)       (33,292)     (1,026,758)      (15,040)      (13,938)
   Interest expense                                      3,237,635        260,651       5,490,671     1,329,583           336
                                                      ------------   ------------    ------------   -----------   -----------
Total other (income) expense                             4,718,029        229,051       7,585,744     2,111,499       (13,602)
                                                      ------------   ------------    ------------   -----------   -----------
Net loss                                              $(12,384,926)  $ (6,401,785)   $(64,186,498)  $(4,569,543)  $(2,080,957)
                                                      ============   ============    ============   ===========   ===========
Deemed dividend on convertible preferred stock           1,591,525      3,076,104       7,162,382            --       132,832
Dividend on convertible preferred stock                    431,531        427,954       1,226,422       113,802       194,856
                                                      ------------   ------------    ------------   -----------   -----------
Net loss applicable to common stockholders            $(14,407,982)  $ (9,905,843)   $(72,575,302)  $(4,683,345)  $(2,408,645)
                                                      ============   ============    ============   ===========   ===========
Per share data:
     Basic and diluted                                $      (0.56)  $      (0.50)                  $     (0.17)  $     (0.11)
                                                      ============   ============                   ===========   ===========
Weighted average number of common shares used in
   basic and diluted loss per share                     25,645,896     19,898,997                    27,684,207    20,955,999
                                                      ============   ============                   ===========   ===========
(1) Includes non-cash, stock-based compensation
    expense as follows:
    Research and development                          $    193,710   $     13,930    $    668,522   $    64,540   $     4,643
    Sales and marketing                                    126,765             --       5,463,323        41,519            --
    General and administrative                             906,401         51,912       6,678,756       227,123        19,644
                                                      ------------   ------------    ------------   -----------   -----------
                                                      $  1,226,876   $     65,842    $ 12,810,601   $   333,182   $    24,287
                                                      ============   ============    ============   ===========   ===========


                                   SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


                                                              F-3

                                           AMEDIA NETWORKS, INC. AND SUBSIDIARY
                                               (A DEVELOPMENT STAGE COMPANY)

                                      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        (UNAUDITED)


                                                                                                                From
                                                                                     Nine Months              Inception
                                                                                        Ended              (July 14, 1994)
                                                                                    September 30,         to September 30,
                                                                             --------------------------   ----------------
                                                                                 2006           2005            2006
                                                                             ------------   -----------   ----------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                  $(12,384,926)  $(6,401,785)    $(64,186,498)
   Adjustments to reconcile net loss
   to net cash used by operating activities:
      Depreciation and amortization                                               675,659        80,454        1,762,041
      Forgiveness of note receivable, officer                                          --            --          100,000
      Loss from disposition of fixed assets                                            --         1,692          197,065
      Bad debt expense                                                                 --            --          161,000
      Amortization of note discount and finance costs                           1,945,695       104,985        6,742,827
      Impaired offering costs                                                                                    267,404
      Foreign currency translation adjustment and realized gain                        --            --          (82,535)
      Beneficial conversion feature of convertible debt                         1,155,116            --        1,727,621
      Stock, warrants and options issued for services and legal settlement      1,226,876        65,842       12,983,562
      Payment of common stock issued with guaranteed selling price                     --            --         (155,344)
      Net losses of affiliate                                                          --            --        1,196,656
      Impairment loss on investment in affiliate                                       --            --          748,690
      Gain on sale of Copy Protection Business                                         --            --       (5,708,328)
      Gain on sale of investment in affiliate                                          --            --          (40,000)
      Increase (decrease) in cash attributable
      to changes in assets and liabilities
         Accounts receivable                                                       (4,224)           --           (3,670)
         Inventories                                                              (92,259)     (635,421)      (1,021,276)
         Prepaid expenses and other current assets                               (127,122)       53,852         (235,973)
         Other assets                                                                  --       (32,750)         (46,750)
         Accounts payable                                                        (573,355)      539,040          336,029
         Accrued expenses                                                         (70,543)       76,172        1,587,048
         Accrued penalties                                                      1,290,752            --        1,290,752
         Accrued severance pay                                                         --            --         (122,363)
         Accrued interest expense                                                 326,575            --          577,594
                                                                             ------------   -----------     ------------
      Net cash used by operating activities                                    (6,631,756)   (6,147,919)     (41,924,448)
                                                                             ------------   -----------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of fixed assets                                                 --            --           68,594
   Purchases of property and equipment                                           (232,389)     (581,080)      (2,038,134)
   Capitalized software costs                                                    (796,416)     (683,066)      (2,056,798)
   Proceeds from sale of Copy Protection Business                                      --            --        5,050,000
   Proceeds from sale of investment in affiliate                                       --            --           40,000
   Investment in ComSign, Ltd.                                                         --            --       (2,000,000)
   Increase in note receivable, officer                                                --            --         (100,000)
   Increase in note receivable                                                         --            --         (130,000)
   Increase in organization costs                                                      --            --           (7,680)
                                                                             ------------   -----------     ------------
      Net cash used in investing activities                                    (1,028,805)   (1,264,146)      (1,174,018)
                                                                             ------------   -----------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from issuance of convertible preferred stock                           --     7,084,170       11,726,600
   Proceeds from exercise of warrants and options                                 210,018       189,230          399,248
   Proceeds from issuance of common stock                                              --            --       21,177,354
   Stock offering costs                                                                --            --         (475,664)
   Deferred financing costs                                                    (1,309,620)           --       (2,114,462)
   Proceeds from notes payable                                                  2,450,000                      3,450,000
   Proceeds from short-term borrowings                                                 --            --        1,356,155
   Payments on capital lease obligations                                           (3,691)       (1,740)          (6,619)
   Proceeds from long-term debt                                                        --            --        2,751,825
   Proceeds from convertible debentures                                         9,150,000            --       11,150,000
   Repayment of notes payable                                                  (2,811,500)           --       (2,811,500)
   Repayment of short-term borrowings                                                  --            --       (1,357,082)
   Repayments of long-term debt                                                        --            --       (1,615,825)
   Dividends paid to preferred stockholders                                            --      (167,719)        (167,719)
                                                                             ------------   -----------     ------------
      Net cash provided by financing activities                                 7,685,207     7,103,941       43,462,311
                                                                             ------------   -----------     ------------
Effect of exchange rate changes on cash                                                --            --           (5,412)
                                                                             ------------   -----------     ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   24,646      (308,124)         358,433
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                  333,787     2,275,377               --
                                                                              -----------   -----------     ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $    358,433   $ 1,967,253     $    358,433
                                                                             ============   ===========     ============

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION
      Cash paid during the periods for:
         Interest                                                            $     30,000   $     5,514     $    482,492
                                                                             ============   ===========     ============
      Non-cash investing and financing activities:
         Issuance of common stock warrants in connection
            with bridge loans                                                $    338,955   $        --     $    447,615
                                                                             ============   ===========     ============
         Original issue discount on notes payable                            $    131,500   $        --     $    211,500
                                                                             ============   ===========     ============
         Deemed dividend in connection with sale
            of convertible preferred stock                                   $  1,591,525   $ 3,076,104     $  7,162,382
                                                                             ============   ===========     ============
         Repayment of notes payable by issuance
            of convertible debentures                                        $    850,000   $        --     $    850,000
                                                                             ============   ===========     ============
         Common stock issued for consulting services                         $    252,892   $        --     $    252,892
                                                                             ============   ===========     ============

                                 SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.


                                                            F-5

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - THE COMPANY DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE OPERATIONS

Amedia Networks, Inc. (hereinafter, the "Company" or "Amedia"), is a development stage company that designs, develops and markets technology-based broadband access solutions for voice, video and data services. The Company's products are designed to provide key functionality that enables service providers to deliver "triple play" (voice, video and data) broadband communication to their subscribers. These products are designed for placement at various points in the network infrastructure layout and can be deployed with optical fibers as well as with copper wires. The Company is marketing its initial products to communications carriers, municipal authorities and communication equipment companies.

The Company has been engaged in the broadband access communications business since March 2004. From its inception in July 1994 through May 2003, Amedia was primarily engaged in the business of designing and developing technologies that provide copy protection for electronic content distributed on optical media and the Internet under the name of "TTR Technologies, Inc." In May 2003, the Company sold its copy protection business. In May 2004, the Company changed its name to "Amedia Networks, Inc."

NOTE 2 - GOING CONCERN AND MANAGEMENT'S PLAN

The Company's condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses of $72,575,302 since its inception, and as of September 30, 2006, had a working capital deficiency of $1,520,608 and stockholders' deficiency of $1,198,922. The Company's ability to continue operating as a going concern is substantially dependent on its ability to generate operating cash flow through the execution of its business plan or to secure funding sufficient to provide for the working capital needs of its business. There is no assurance that the Company will generate revenue or raise the funds in the amounts needed to realize its business plan or maintain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will actually improve the Company's operating results.

As more fully described in Note 5 (Private Placement) and Note 6 (Notes Payable), the Company funded its operations during 2006 from the proceeds of the sale of its short-term notes issued (and subsequently repaid) from December 2005 through April 2006 and from the proceeds of the Private Placement in May 2006. Additionally, in October and November 2006, the Company raised $600,000 from the gross proceeds of short-term notes. See Note 11 (Subsequent Event).

NOTE 3 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements contained herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements, the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, these financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to make the financial position of the Company at September 30, 2006, and its results of operations and cash flows for the nine months ended September 30, 2006 not misleading. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending

December 31, 2006. For further information, refer to the condensed consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2005 as filed with the Securities and Exchange Commission.

PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, TTR LTD., which has been inactive since December 2002. All significant inter-company accounts and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

Certain amounts in the financial statements for the nine and three months ended September 30, 2005 have been reclassified for comparative purposes to conform to the presentation in the financial statements for the nine and three months ended September 30, 2006. These reclassifications had no effect on the previously reported net loss.

REVENUE RECOGNITION

The Company receives revenue from the sale of its QoStream product line which is comprised of hardware and software. Revenue is recognized on product sales when there exists persuasive evidence of an arrangement pursuant to which units are shipped, the fee is fixed and determinable and collection is probable. During the nine months ended September 30, 2006 the Company recorded $29,603 from sales of units of its QoStream products and related hardware.

INVENTORY

Inventory includes costs for materials and finished products which are stated at the lower of cost or market. As of September 30, 2006 any items relieved from inventory have been determined under the specific identification method. The balance at September 30, 2006 of inventories amounted to $1,021,276, which included raw materials of $168,658 and finished goods of $852,618.

CAPITALIZED SOFTWARE COSTS

During the nine months ended September 30, 2006, the Company capitalized $796,416 of internally developed software product costs. Capitalization of software development costs begins upon the establishment of technological feasibility. Technological feasibility is based on reaching a high level design stage with regards to a certain product as defined in Statement of Financial Accounting Standards No. 86. Such software product costs are to be amortized over the expected beneficial life once the general release stage of the product is reached. During the nine months ended September 30, 2006 the Company recorded amortization expense of $529,077.

RESEARCH AND DEVELOPMENT

Research and development costs incurred in connection with product development and testing are expensed as incurred. Research and development costs for the nine months ended September 30, 2006 and 2005 were $3,904,069 net of amounts received pursuant to the Company's agreement with Motorola (see Note 8) and $2,767,070, respectively.

REGISTRATION RIGHTS AGREEMENTS

The Company has adopted View C of EITF 05-4 "Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19" ("EITF 05-4"). Accordingly, the Company classifies as liability instruments, the fair value of registration rights agreements when such agreements (i) require it to file, and cause to be declared effective under the Securities Act, a registration statement with the SEC within contractually fixed time periods, and
(ii) provide for the payment of liquidated damages in the event of its failure to comply with such agreements. Under View C of EITF 05-4, (i) registration rights with these characteristics are accounted for as derivative financial instruments at fair value and (ii) contracts that are (a) indexed to and potentially settled in an issuer's own stock and (b) permit gross physical or net share settlement with no net cash settlement alternative are classified as equity instruments. At September 30, 2006, the Company recorded registration rights penalty liabilities totaling $1,554,000 which have been included on the accompanying consolidated balance sheet.

There is a new exposure draft pending on proposed changes in accounting for registration rights agreements that if approved could result in a change to management's approach to how it accounts for its registration rights agreements. Based on its current understanding of such draft, the Company believes that such a change would be insignificant, although there can be no assurance that this would be the case.

STOCK BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment" (SFAS 123R) that amends SFAS 123, and SFAS No. 95, "Statement of Cash Flows" and supersedes Accounting Principles Board (APB) Opinion No. 25, " Accounting for Stock Issued to Employees," and related interpretations (APB 25). As of January 1, 2006, SFAS 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, based on the grant-date fair value of the award and to recognize such cost over the requisite period during which an employee provides service. The grant-date fair value will be determined using option-pricing models adjusted for unique characteristics of the equity instruments. SFAS 123R also addresses the accounting for transactions in which a company incurs liabilities in exchange for goods or services that are based on the fair value of the Company's equity instruments or that may be settled through the issuance of such equity instruments. The statement does not change the accounting for transactions in which the Company issues equity instruments for services to non-employees. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition.

The Company adopted SFAS 123R on January 1, 2006 and uses the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123R for all awards granted to employees prior to the effective date of FAS 123R that remain unvested on the effective date.

In the current quarter the Company has reclassified certain components of its stockholders' equity section to reflect the elimination of deferred compensation arising from unvested share-based compensation pursuant to the requirements of Staff Accounting Bulletin No. 107, regarding Statement of Financial Accounting Standards No.123(R), "Share-Based Payment." This deferred compensation was previously recorded as an increase to additional paid-in capital with a corresponding reduction to stockholders' equity for such deferred compensation. This reclassification has no effect on net income or total stockholders' equity as previously reported. The Company will record an increase to additional paid-in capital as the share-based payments vest.

Prior to January 1, 2006, the Company accounted for awards granted under those plans following the recognition and measurement principles of APB 25.

Pro-forma net earnings for the nine and three months ended September 30, 2005, including effects of expensing stock options, follows;

                                                 Nine Months     Three Months
                                                    Ended,          Ended
                                                September 30,   September 30,
                                                     2005            2005
                                                -------------   -------------
    Net loss applicable to
       common stockholders, as reported          $ (9,905,843)   $(2,408,645)
    Net loss per share applicable to
       common stockholders, basic and diluted
       as reported                               $      (0.50)   $     (0.11)
    Stock option expense included
       in net loss                               $     10,500    $     3,500
    Total stock option expense                   $    535,182    $   178,822
    PRO-FORMA EFFECTS
    Pro-forma net loss applicable to
       common stockholders, as reported          $(10,430,525)   $(2,583,967)
    Pro-forma net loss per share,
       basic and diluted                         $      (0.52)   $     (0.12)

The fair value of employee stock options at the date of grant was estimated using the Black-Scholes option pricing method during the nine months ended September 30, 2005 with the following weighted-average assumptions:

                        Expected Life (Years)      3.45
                        Interest Rate              3.70%
                        Annual Rate of Dividends     --%
                        Volatility                   74%

The weighted average fair value of options at the date of grant using the fair value-based method during the nine months ended September 30, 2005 was estimated at $0.54.

DURING THE NINE MONTHS ENDED SEPTEMBER 30, 2006 THE COMPANY ISSUED THE FOLLOWING STOCK OPTIONS:

On February 2, 2006, the Company granted to an employee stock options to purchase up to an aggregate of 10,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options were scheduled to vest over a three-year period from the date of grant and were exercisable at an exercise price of $.65 per share (based on the closing market price of the Common Stock on the date preceding the date of grant). The fair value of the options amounted to $2,954 and is being amortized over the three-year vesting period. The Company recorded stock-based compensation expense of $164 in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2006 for this transaction. As the employee subsequently forfeited these options, the Company will not recognize any further expense for this transaction.

On February 3, 2006 the Company granted to two consultants non-qualified stock options under the 2000 Equity Incentive Plan to purchase up to an aggregate of 60,000 shares of Common Stock at an exercise price of $0.65 per share, with such option vesting over 3 years. The $0.65 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options amounted to $17,274 and is being amortized over the 3-year vesting period. The Company recorded stock-based compensation expense of $3,839 in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2006 for this transaction.

In February 2006, the Company received cash proceeds of $162,000 from the exercise by certain Company officers and directors of stock options to purchase a total of 268,200 shares of the Company's Common Stock. In consideration of those stock option exercises, the Company issued to the exercising officers and directors stock options to purchase up to 95,088 shares of the Company's Common Stock from the 2000 Equity Incentive Plan and stock options to purchase up to 441,312 shares of the Company's Common Stock under the 2002 Directors Plan, in each case at per share exercise prices ranging from $0.69 to $0.70. The exercise price of each of these options is equal to the closing price of the Common Stock on the date of issuance. The fair value of the options amounted to $169,484 and was expensed immediately because the options were fully vested at the grant date. The Company recorded stock-based compensation expense of $169,484 in the accompanying financial statements for the nine months ended September 30, 2006 for this transaction.

On March 14, 2006, the Company issued to a total of 29 employees options to purchase up to an aggregate of 486,500 shares of the Company's common stock, par value $0.001 ("Common Stock") under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at an exercise price of $0.86 per share (based on the closing market price of the Common Stock on the date of the grant). The fair value of the options amounted to $190,895 and is being amortized over the 3-year vesting period. The Company recorded stock-based compensation expense of $36,104 in the accompanying financial statements for the nine months ended September 30, 2006 for this transaction. Since three employees subsequently forfeited 36,333 options, the Company will not recognize any further expense for those forfeited options.

On April 25, 2006 the Company granted to four non-employee directors, on the one-year anniversary of their service on the Company's board of directors, non-qualified options under the 2002 Non Employee Directors Stock Option Plan to purchase up to 327,500 shares of the Company's Common Stock at an exercise price of $1.03 per share (based on the closing market price of the Common Stock on the date of the grant). The options immediately vested on the grant date. The fair value of the options on the date of grant equaled $149,075. The Company recorded stock-based compensation expense of $149,075 in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2006 for this transaction.

On May 1, 2006, the Company granted to a new employee stock options to purchase up to an aggregate of 50,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at an exercise price of $1.07 per share (based on the closing market price of the Common Stock on the date preceding the date of grant). The fair value of the options amounted to $23,649 and is being amortized over the three-year vesting period. The Company recorded stock-based compensation expense of $3,285 in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2006 for this transaction.

During July and September 2006, the Company issued to a total of nine new employees options to purchase up to an aggregate of 415,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at exercise prices ranging from $0.62 to $0.73 per share (based on the closing market price of the Common Stock on the date of the grant). The fair value of the options amounted to $125,211 and is being amortized over the 3-year vesting period. The Company recorded stock-based compensation expense of $9,664 in the accompanying financial statements for the nine months ended September 30, 2006 for this transaction.

During July 2006 the Company granted to a member of the Company's advisory board non-qualified stock options under the 2000 Equity Incentive Plan to purchase up to an aggregate of 60,000 shares of Common Stock at an exercise price of $0.62 per share, with such option vesting over 3 years. The $0.62 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options amounted to 17,817 and is being amortized over the 3-year vesting period. The Company recorded stock-based compensation expense of $1,485 in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2006 for this transaction.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). SFAS 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The Company is currently assessing the impact that the adoption of SFAS 155 will have on its financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("SFAS 156"), which amends SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 permits the choice of the amortization method or the fair value measurement method, with changes in fair value recorded in income, for the subsequent measurement for each class of separately recognized servicing assets and servicing liabilities. The statement is effective for years beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect SFAS 156 to have a material impact on the Company's financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN 48"), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the

Company beginning January 1, 2007. The Company is in the process of determining the effect, if any, that the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS. SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. In addition, this statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Where applicable, this statement simplifies and codifies related guidance within generally accepted accounting principles. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company's adoption of SFAS No. 157 is not expected to have a material effect on its financial statements.

NOTE 4 - LOSS PER SHARE

Basic loss per share, "EPS" is computed by dividing net loss applicable to common shares by the weighted-average of common shares outstanding during the period.

Diluted loss per share adjusts basic loss per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The shares assumable upon exercise of stock options and warrants are excluded from the calculation of net loss per share, as their inclusion would be anti-dilutive. Common stock equivalents have been excluded from the weighted-average shares for the three months ended September 30, 2006 and 2005 as their inclusion would be anti-dilutive. Potentially dilutive options to purchase 8,214,104 and 6,622,642 shares of Common Stock were outstanding at September 30, 2006 and 2005, respectively. Potentially dilutive warrants to purchase 23,838,981and 13,728,786 shares of Common Stock were outstanding at September 30, 2006 and 2005, respectively. In addition, there were 11,928 and 21,403 shares of the Company's Series A 7% Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), outstanding and potentially convertible into 1,590,400 and 2,853,733 _shares of Common Stock at September 30, 2006 and 2005, respectively. In addition, there were 46,000 and 76,650 shares of the Company's Series B 8% Convertible Preferred Stock, par value $0.001 per share ("Series B Preferred Stock"), were outstanding and potentially convertible into 6,133,333 and 7,589,109 shares of Common Stock at September 30, 2006 and 2005, respectively. The May 2006 Private Placement referred to in Note 5 (Private Placement) resulted in an adjustment to the conversion rate into Common Stock of the outstanding Series B Preferred Stock. In addition, there was $10,000,000 of 8% convertible debentures outstanding which are potentially convertible into 13,333,333 shares of Common Stock at September 30, 2006.

NOTE 5 - PRIVATE PLACEMENT

On May 5, 2006, the Company raised gross proceeds of $10 million from the private placement (the "May 2006 Private Placement") to accredited institutional and individual investors (the "Investors") of its two-year 8% Senior Secured Convertible Debentures (the "Debentures"). In connection with the issuance of the Debentures, the Company issued to the investors warrants, exercisable through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement (as defined below) occurs (the "Investor Warrants"), to purchase up to 6,666,675 shares of the Company's Common Stock at a per share exercise price of $1.50. At closing, the Company received net proceeds of approximately $5.2 million from the proceeds of the Debentures, after the payment of offering related fees and expenses and after the repayment in full of the bridge loans made between December 2005 and April 2006 (the "Bridge Loans") in the aggregate amount of $3,691,500 (inclusive of $30,000 in related fees). Certain of the investors in the Bridge Loans elected to participate in the May 2006 Private Placement and, accordingly, approximately $850,000 in principal amount of Bridge Loans was offset against these investors' purchases of the Debentures.

The Debentures mature on April 30, 2008 and are convertible into shares of Common Stock at the holder's option at any time at an initial conversion price of $0.75 per share, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger and as further described below. Interest on the Debentures accrues at the rate of 8% per annum, payable upon conversion or semi-annually (June 30 and December 31 of each year, with the first scheduled payment date being December 31, 2006) or upon maturity, whichever occurs first, and will continue to accrue until the Debentures are fully converted and/or paid in full. Interest is payable, at the option of the Company, either (i) in cash, or (2) in shares of Common Stock at a rate equal to 90% of the volume weighted average price of the Common Stock for the five trading days ending on the trading day immediately preceding the relevant interest payment date; provided that interest payments may be made in shares of Common Stock only if on the relevant interest payment date the Registration Statement (as defined below) is then effective. In addition, provided the Registration Statement is effective, the Company may prepay the amounts outstanding on the Debentures by giving advance notice and paying an amount equal to 120% of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon. Holders will continue to have the right to convert their Debentures prior to the actual prepayment. The Company recorded accrued interest of $326,575 in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2006 for this transaction.

Under certain conditions, the Company is entitled to require the holders of the Debentures to convert all or a part of the outstanding principal amount of the Debentures. If the closing sale price of the Company's Common Stock as quoted on the OTC Bulletin Board equals to or exceeds 200% of the conversion price then in effect (i.e., $1.50 with respect to the initial conversion price of $0.75) (which amount may be adjusted for certain capital events, such as stock splits) on each of twenty consecutive trading days, then, subject to certain specified conditions, within five trading days after the last day in such period, the Company may, at its option (exercised by written notice to the holders of the Convertible Debentures), require the holders thereof to convert all or any part of their Debentures on or before a specified date, which date shall not be less than 20 and not more than 60 trading days after the date of such notice.

To secure the Company's obligations under the Debentures, the Company has granted a security interest in substantially all of its assets, including without limitation, its intellectual property, in favor of the Investors. The security interest terminates upon the earlier of (i) the date on which less than one-fourth of the original principal amount of the Debentures originally issued at closing are outstanding or (ii) payment or satisfaction of all of the Company's obligations in respect of these advances.

The Company undertook to file, within 75 days after the closing, a registration statement (the "Registration Statement") covering the Common Stock underlying the Debentures and the Warrants, as well as certain other securities agreed to by the parties and to use reasonable best efforts to cause the Registration Statement to be declared effective within 120 days of the closing. The Company is currently attempting to raise additional working capital and, accordingly, as of the date of the filing of this quarterly report on Form 10-QSB, the Company has not filed such registration statement. Under the agreements with the holders of the Debentures, the Company is obligated to pay liquidated damages to the holders of the Debentures because the Registration Statement was not filed within the time frame provided therein and the registration statement was not declared effective within 120 days of the Closing Date Accordingly, the Company recorded accrued estimated penalties of approximately $1,100,000 at September 30, 2006 (estimated through December 31, 2006 pursuant to View C of ETIF 05-4). The Debenture holders have the right to have these liquidated damages paid in shares of Common Stock (valued at the conversion price).

The Private Placement resulted in a beneficial conversion feature of $5,658,503 which the Company recorded as a discount to the face value of the Debentures. The Company also recorded a $2,191,836 discount on the Debentures based upon the relative fair values of the Debentures and the Investor Warrants. During the nine months ended September 30, 2006, $1,602,552 of these discounts was amortized and is included in interest expense in the accompanying condensed consolidated financial statements. The remaining unaccreted discount of $6,247,787 will be amortized over the remaining term of the Debentures.

In connection with the placement of the Debentures, a placement agent has received a cash fee of $1,000,000 and warrants, with a grant date value of $1,090,452, to purchase up to 2,000,000 shares of the Company's Common Stock, of which warrants for 1,333,333 shares have an initial exercise price equal to $0.75 per share and warrants for 666,667 shares have an initial exercise price equal to $1.50. These warrants become first exercisable on the earlier of (i) the sixth month following the effective date of the Registration Statement or
(ii) one year after issuance and continue to be exercisable through the last day of the month in which the fifth anniversary of the effective date of the Registration Statement occurs. The resale of the Common Stock underlying the Placement Agent's Warrants will also be included in the Registration Statement. The Company paid an additional $84,500 in other costs associated with the placement of the Debentures. Accordingly, a total of $2,174,952 was recorded as deferred financing costs. During the nine months ended September 30, 2006 $222,561 and $221,346 were amortized and are included in interest expense and amortization of deferred financing costs respectively.

The placement of the Debentures resulted in the reduction to $0.75 from $1.01 of the conversion rate into Common Stock of the then outstanding and unconverted 46,000 shares of the Company's Series B 8% Convertible Preferred Stock issued in April and May of 2005. The reduction in the conversion price resulted in an additional beneficial conversion feature of $1,591,525 which the Company recorded as a deemed dividend for this transaction in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2006.

NOTE 6 - NOTES PAYABLE

(i) On January 20, 2006, the Company entered into short term loan agreements with three private investors (collectively the "January 2006 Bridge Investors"), pursuant to which these investors loaned the Company the aggregate amount of $500,000. The January 2006 Investors included Mr. Juan Mendez, Chairman of the Company's board of directors, who loaned the Company $250,000. Pursuant to the January 2006 Loan Agreement, the Company issued to the January 2006 Investors secured promissory notes (the "January 2006 Bridge Notes") in the aggregate principal amount of $530,000, representing an original issue discount of 6% with respect to the principal amount of $500,000 through the stated maturity date of April 21, 2006. The Company received net proceeds of $495,000 from these loans, after payment of offering related fees and expenses. The Company issued to the January 2006 Investors warrants expiring December 31, 2010 (the "January 2006 Bridge Loan Warrants") to purchase in the aggregate up to 250,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, subject to adjustment upon certain specified conditions. On April 19, 2006, the maturity date of these loans was extended to May 21, 2006 and, in connection with such extension, the Company issued to the January 2006 Bridge Investors warrants to purchase an additional 50,000 shares of Common Stock on terms and conditions, including without limitation, exercise price and period, identical to the December 2005 Bridge Warrants and agreed to pay to them in the aggregate $10,000.

On May 5, 2006, the Company paid to the January 2006 Bridge Investors a total of $290,000 from the proceeds of the May 2006 Private Placement referred to in Note5 (Private Placement) above in satisfaction of the January 2006 Bridge Notes. Two of the January 2006 Bridge Investors participated in the May 2006 Private Placement and, accordingly, $250,000 of the original principal amount of the January 2006 Bridge Notes issued to these investors was offset against the purchase price of the securities these investors purchased in the May 2006 Private Placement.

The Company recorded a $40,134 discount on the short term loan based upon the relative fair values of the January 20, 2006 Bridge Notes and the January 20, 2006 Bridge warrants that is amortizing over the 91day term of the note. Amortization of the discount on the January 20, 2006 short term loan for the nine months ended September 30, 2006 was $40,134 and is included as interest expense in the accompanying condensed consolidated statement of operations. The Company is amortizing the $30,000 original issue discount over the 91day term of the January 20, 2006 short term loan. Amortization of the discount on the note payable for the nine months ended September 30, 2006 was $30,000 and is included as interest expense in the accompanying condensed consolidated statements of operations.

(ii) From February 27 through March 13, 2006, the Company entered into additional short term loan agreements under which it borrowed the aggregate amount of $1,500,000 (the "March 2006 Short-Term Loans") from one of the institutional investors who advanced to the Company a short-term loan in December 2005. The Company issued to the investor secured promissory notes in the aggregate principal amount of $1,585,000, representing an original issue discount of approximately 6% with respect to the principal amount loaned through the stated maturity date of June 1, 2006. The Company received net proceeds of $1,328,410 from the proceeds of these loans, after payment of offering related fees and expenses. The Company issued to the investor five year warrants to purchase in the aggregate up to 750,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, subject to adjustment upon certain specified conditions. The March 2006 Short Term Loans were on terms and conditions substantially similar to the December 2005 Bridge Loan. On May 5, 2006, the Company paid to this investor $1,585,000 from the proceeds of the May 2006 Private Placement referred to in Note 5 (Private Placement) in satisfaction of the March 2006 Short-Term Loans.

The Company recorded a $205,182 discount on the notes payable based upon the relative fair values of the note and the Common Stock purchase warrants that is amortizing over the term of the note. Amortization of the discount on the note payable for the nine months ended September 30, 2006 was $205,182 and is included as interest expense in the accompanying condensed consolidated statement of operations. The Company amortized the $85,000 original issue discount over the term of the Notes. Amortization of the discount on the notes payable for the nine months ended September 30, 2006 was $85,000 and is included as interest expense in the accompanying condensed consolidated statements of operations. The Company paid $171,590 of financing costs on the notes payable which are being amortized over the term of the Notes which vary from 79 to 92 days. Amortization of the issue costs on the note payable for the nine months ended September 30, 2006 was $171,590 and is included as interest expense in the accompanying condensed consolidated statements of operations.

(iii) On April 7, 2006 the Company entered into a Bridge Loan Agreement ("April 2006 Bridge Loan Agreement") with two institutional investors (the "April 2006 Bridge Investors") pursuant to which the April 2006 Bridge Investors loaned to the Company the aggregate amount of $450,000 (the "April 2006 Bridge Loan"). Pursuant to the April 2006 Bridge Loan Agreement, the Company issued to the April 2006 Bridge Investor secured promissory notes in the aggregate principal amount of $466,500 (the "April 2006 Bridge Note"), representing an original issue discount of approximately 3.5% with respect to the principal amount of $450,000 through the stated maturity date of June 1, 2006. The Company received net proceeds of $401,500 from the proceeds of the loan, after the payment of transaction related fees and expenses. In connection with the April 2006 Bridge Loan, the Company issued to the April 2006 Bridge Investors five-year warrants to purchase up to 225,000 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment under certain specified conditions.

On May 5, 2006, the Company paid to the April 2006 Bridge Investors a total of $216,500 from the proceeds of the May 2006 Private Placement referred to in Note 5 (Private Placement) in satisfaction of the April 2006 Bridge Notes. As these investors elected to participate in the May 2006 Private Placement, $250,000 of the original principal amount of the April 2006 Bridge Notes was offset against the purchase price of the securities that these investors purchased in the May 2006 Private Placement.

The Company recorded a $93,639 discount on the notes payable based upon the relative fair values of the note and the Common Stock purchase warrants that is amortizing over the term of the note. Amortization of the discount on the note payable for the nine months ended September 30, 2006 was $93,639 and is included as interest expense in the accompanying condensed consolidated statement of operations. The Company amortized the $16,500 original issue discount over the term of the Notes. Amortization of the discount on the notes payable for the nine months ended September 30, 2006 was $16,500 and is included as interest expense in the accompanying condensed consolidated statements of operations. The Company paid $48,500 of issue costs on the notes payable which are being amortized over the term of the Notes. Amortization of the issue costs on the note payable for the nine months ended September 30, 2006 was $48,500 and is included as interest expense in the accompanying condensed consolidated statements of operations.

(iv) On April 19, 2006, the Company issued warrants to purchase up to an additional 150,000 shares of Common Stock, on terms and conditions identical to the January 2006 Bridge Loan Warrants, as consideration for the extension from April 21, 2006 to May 21, 2006 of the scheduled maturity date of the December 2005 and January 2006 Bridge Notes, with an aggregate principal amount of $1,610, 000. In addition the Company agreed to pay these same investors $30,000. In connection with the extension of the maturity date, the Company recorded a $73,509 discount to the face values of the bridge notes which was amortized over the extended term of the notes and is included in interest expense in the accompanying condensed consolidated statement of operations for the nine and three months ended September 30, 2006.

NOTE 7 - STOCKHOLDERS' EQUITY

COMMON STOCK

On July 20, 2006, the Company amended its certificate of incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from time to time to 100 million shares.

During the nine months ended September 30, 2006:

The Company issued 1,233,333 shares of Common Stock upon the conversion of 9,250 shares of Series A Preferred Stock representing $925,000 in stated value at a per share conversion price of $0.75.

The Company issued 2,524,423 shares of Common Stock upon the conversion of 25,150 shares of Series B Preferred Stock representing $2,515,000 in stated value at per share conversion prices of $1.01 and $0.75.

The Company issued 413,699 shares of Common Stock upon the exercise of stock options resulting in proceeds of approximately $210,000.

The Company issued 167,319 shares of Common Stock upon the exercise of 431,506 stock warrants. The Company did not receive any proceeds from this cashless exercise.

The Company issued 875,000 shares of Common Stock with a total fair market value of $613,000 to four consultants.

The Company issued 76,676 shares of Common Stock valued at a total fair market value of $61,953 to Series A Preferred Stockholders as payment for accrued stock dividends. The shares were issued at prices between $0.71 and $1.13 per share which depending on the fair market price when issued may have been a discount to the fair market value on the date of issuance.

The Company issued 340,677 shares of Common Stock valued at a total fair market value of $255,819 to Series B Preferred Stockholders as payment for accrued stock dividends. The shares were issued at prices between $0.71 and $1.16 per share which was a discount to the fair market value on the date of issuance.

The Company is obligated to pay liquidated damages to the holders of the Series A Preferred Stock as the registration statement relating to the resale of the Common Stock underlying such preferred stock was not updated to maintain effectiveness. The Company recorded accrued penalties of $294,534 as of September 30, 2006 for these liquidating damages. Following the filing of a post effective amendment, such registration statement became effective as of November 6, 2006.

The Company is obligated to pay liquidated damages to the holders of the Series B Preferred Stock as the registration statement relating to the resale of the Common Stock underlying such preferred stock was not updated to maintain effectiveness. The Company recorded accrued estimated penalties of $159,467 as of September 30, 2006 for these liquidating damages. (estimated through October 31, 2006 pursuant to View C of ETIF 05-4). Following the filing of a post effective amendment, such registration statement became effective as of November 6, 2006.

NOTE 8 - MOTOROLA STRATEGIC ALLIANCE AGREEMENT

On April 5, 2006, the Company entered into a Strategic Alliance Agreement (the "Strategic Alliance Agreement") with Motorola Wireline Networks, Inc. ("Motorola"), a subsidiary of Motorola, Inc., pursuant to which the Company and Motorola are jointly developing a family of three IP Home gateways (the "Gateway Products") that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. Under the Strategic Alliance Agreement, the Company has also granted Motorola certain rights with respect to the resale of the Company's products as described below.

The Strategic Alliance Agreement provides that Motorola will pay to the Company $1.9 million for engineering costs associated with the development of the Gateway Products, of which as of September 30, 2006, approximately $900,000 has been received and the remainder of which is payable in installments on the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the Gateway Products and, in the event that it does so, the Company will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination. Upon successful completion of all necessary testing, the Gateway Products will be manufactured by the Company for exclusive sale to Motorola.

Under the Strategic Alliance Agreement, the Company has granted Motorola the exclusive right to resell the Company's PG1000 and the HG-V100 gateway products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified leading telecommunications carriers and their affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. The exclusivity may be terminated by the Company unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed a contract to purchase Exclusive Products (which is reasonably expected to result in revenue to the Company in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. At all times the Company retains the right to sell the Exclusive Products to customers other than the Exclusive Customers. In addition, the Company also granted Motorola the non-exclusive right to resell all of its other existing products worldwide.

The Company accounts for the strategic alliance with Motorola under SFAS No. 68 (Research and Development Arrangements). As such, amounts received from Motorola are netted against costs incurred by the Company. During the nine months ended September 30, 2006 the Company spent $1,035,307 net of amounts received from Motorola on development projects related to the strategic alliance.

NOTE 9 - PRODUCT ENHANCEMENT

The Company and Lucent Technologies, Inc. ("Lucent") are parties to a Development and Licensing Agreement effective as of January 2004. In April 2004 and in September 2004, the Company and Lucent entered into supplementary development agreements to add to the Company's QoStream product line additional product features and upgrades intended to enhance product competitiveness in respect of which the Company agreed to pay to Lucent an additional $868,000 upon receipt of deliverables. As of September 30, 2006, the Company has remitted the entire $868,000 to Lucent for this development work.

During May 2005, the Company and Lucent entered into a supplementary development agreement to add additional product features and developments to the Company's QoStream product line for agreed upon consideration of approximately $1,100,000. Under the agreement, payment is due upon delivery and acceptance of the deliverables by the Company. Certain of the deliverables received by the Company under such agreement have not been completed in accordance with design and development criteria specified in the agreement and the Company has not accepted delivery of these items. Accordingly, the Company has not recorded the expense and the related amount payable to Lucent concerning the non-accepted deliverables in the accompanying consolidated financial statements. As of September 30, 2006, $170,000 of internally developed software product costs was capitalized in connection with this supplementary agreement.

On July 14, 2006, the Company and Lucent entered into the Amendment to Prior Agreements, dated as of July 10, 2006 (the "Amendment"), pursuant to which they have amended the terms of a number of prior agreements entered into by them, including, without limitation, the (i) Development and Licensing Agreement of January 6, 2004 and (ii) the Supplementary Development Agreement between the Company and Lucent effective as of May 5, 2005 as well as various supplementary agreements and amendments thereto entered into by them (collectively the "Agreements").

Under the terms of the Amendment, in lieu of the current royalties of 3.2% of certain revenues payable (under certain circumstances) to Lucent under the Agreements, the Company will be required to pay to Lucent royalties in the amount of 1.5% of specified revenue sources from the Company's Gateway and Switch products that include Lucent owned technologies, provided, that, no royalties accrue or become payable until July 10, 2008. In addition, Lucent waived payments aggregating $835,000 that were outstanding under the Agreements in respect of deliverables received by the Company from Lucent under the Agreements upon the Company's remittal to Lucent of $200,000 in July of 2006. In addition, the parties agreed to terminate the license that the Company was granted to Lucent owned patents under the Agreements; accordingly, the Company is no longer obligated to make any payments to Lucent, if any, owing under such patent license. The termination of the patent license does not affect the Company's rights under the Agreements to develop and sell products based upon or incorporating Lucent owned technologies.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

INVESTOR RELATIONS AGREEMENTS

On March 2, 2006 the Company entered into an agreement with a consultant to provide investor relations services to increase awareness of the Company and its products. In consideration of services provided, the Company paid to the consultant approximately $432,000 and issued to the consultant's designee 250,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan. The Company recorded stock based compensation expense of $220,000 for the fair market value of the stock issued to the consultant in the accompanying condensed consolidated statements of operations.

In June 2006, the Company entered into an agreement with a consultant to provide investor relations services to the Company. Under the agreement the Company is obligated to pay to the consultant $7,500 per month and has issued to such consultant 150,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan. The Company recorded $106,500 of deferred compensation for the fair market value of the stock issued to the consultant of which $35,305 was recorded as stock based compensation expense in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2006.

In July 2006, the Company entered into an agreement with a consultant to provide investor relations services to the Company. Under the agreement the Company paid to the consultant $500 and, in September 2006, the Company issued to such consultant, in connection with such agreement, 75,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan. The Company recorded $46,500 of deferred compensation for the fair market value of the stock issued to the consultant of which $8,280 was recorded as stock based compensation expense in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2006.

In August 2006, the Company entered into an agreement with a consultant to provide investor relations services to increase awareness of the Company and its products. In consideration of services provided, the Company paid to the consultant approximately $260,000 and, in September 2006, issued to the consultant 400,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan. The Company recorded $240,000 of deferred compensation for the fair market value of the stock issued to the consultant of which $96,522 was recorded as stock based compensation expense in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2006.

EQUITY LINE

In August 2004, the Company secured a $6 million equity line commitment from an institutional investor on which it can draw from time to time during a 24 month period following the effectiveness of a registration statement relating to the resale of the shares of Common Stock underlying the securities issued pursuant thereto, subject to certain conditions. The Company undertook to file a registration statement in respect of such equity line no earlier than the 90th day following the effective date of the registration statement for the Common Stock underlying the Series B Preferred Stock (i.e., December 1, 2005), but no later than the 120th day after such date (i.e. December 31, 2005) discussed in
Note 4 (Financing). The investor may terminate the equity line commitment if the Company does not timely file the registration statement relating to the equity line or if such registration statement is not declared effective within 180 days following the filing thereof. No such registration statement has been filed as of the filing of this Quarterly Report on Form 10-QSB.

The equity line allows the sale of up to $6 million of Common Stock at 98 % of the then current market price, but in no event at less than $2.00. The Company may not draw down more than $500,000 under the equity line during any 30-day period. The investor is entitled to 5% of the cash proceeds from the sale of the shares to it by the Company under the equity line. No assurance can be provided that the equity line will in fact ever become available for use by the Company.

On April 12, 2006, the Company and the equity investor entered in to an amendment of the $6 million equity line commitment the Company obtained in August 2004. Under the amendment, the price at which Company has the right to sell Common Stock to the investor under the equity line was reduced to 89% of the then-current market price but in no event at less than $1.50 per share. In addition, under the terms of the amendment the Company agreed to file such registration statement between 90 and 120 days after the effective date of the resale registration statement that the Company intends to file in connection with the May 2006 Private Placement. The amendment also provides that the exercise price of common stock purchase warrant issued to the equity line investor in August 2004 will be reduced to $1.50, subject to further adjustment as therein provided.

DISPUTED PAYABLE

Stifel Nicolaus & Company ("Stifel"), the successor-in-interest to Legg Mason Walker Wood LLC, an investment banking firm, has made a demand on the Company for payment of $700,000 as fees for financial advisory services that it claims are due in connection with certain of the bridge loans referred to in Note 6. The Company believes that Stifel's position, which is based on Stifel's interpretation of a placement agency agreement entered into by the Company and the investment bank in September 2005 and terminated by the Company in December 2005, is without merit. It is the Company's intention to defend itself against any claim for payment asserted by Stifel vigorously. The Company also reserves the right to dispute the balance due on the initial retainer payable under the agreement as well as related out-of-pocket expenses claimed by Stifel, which together total approximately $96,000, which are recorded and included in accounts payable as of September 30, 2006 in the accompanying condensed consolidated financial statements.

NOTE 11 - SUBSEQUENT EVENTS

(i)_Between October 23, 2006 and December 28, 2006, pursuant to the terms of a Bridge Loan Agreement, dated as of October 10, 2006 (the "Loan Agreement"), the Company obtained short-term working capital loans (hereinafter, collectively the "Loan") in the approximate gross amount of $1.45 million. The Loans were made in response to the Company's offer (the "Offer") in October 2006, to the purchasers of its Series A 7% Preferred Stock and its Series B 8% Preferred Stock to reinstate elements of the anti-dilution price protection that was originally included in the agreements (such protection, respectively, the "Price Protection Provisions") with the purchasers of these securities in consideration of new Loans that these investors make to the Company. By their terms, the relevant Price Protection Provisions expired in August 2005 with respect to the Series A Preferred Stock and in August 2006 with respect to the Series B Preferred Stock. Under the Company's offer, each investor who advanced a Loan to the Company (each, a "Qualified Investor") received the benefit of the relevant Price Protection Provisions with respect to THREE times the principal amount that is advanced to the Company by that Qualified Investor (hereinafter, the "Protected Amount") in connection with a Loan. Under the terms of the Offer, the Price Protection Provisions will be operative with respect to Series A Preferred Stock and/or Series B Preferred Stock, as well as the warrants issued in connection therewith, held by such Qualified Investor on the day on which the Loan is advanced to the Company from that closing date through August 31, 2007 (the "Current Protection Period"). An initial closing of $600,000 in gross proceeds occurred on October 23, 2006 (the "Initial Closing Date"). The Offer expired on December 31, 2006. Purchasers of the Series A Preferred Stock and/or Series B Preferred Stock who did not make any Loans pursuant to the Offer will not have the benefit of the Price Protection Provisions during this period.

Pursuant to the Loan Agreement, the Loan from each Qualified Investor is evidenced by the Company's promissory note (each, a "Note" and collectively, "Notes") in the principal amount equal to the amount advanced by such Qualified Investor multiplied by the Applicable Percentage. The "Applicable Percentage" is the percentage which is equal to (x) one hundred percent (100%), plus (y) (1) the percent equal to twenty-four percent (24%), multiplied by (2) the fraction, of which the numerator is the number of days from the closing date of the Loan for the relevant Qualified Investor until February 20, 2007 (the "Stated Maturity Date"), which is 120 days after the Initial Closing Date, and the denominator is 360. The aggregate face amount of the Notes is $1,535,000. Each of the Notes, whether issued on the Initial Closing Date or on a subsequent closing date, is scheduled to mature on the date (the "Maturity Date") which is the earliest of (i) the Stated Maturity Date, (ii) the date on which the Company consummates a subsequent financing that generates, on a cumulative basis with all other financings after the Initial Closing Date (except for the proceeds of the Loans and certain limited exceptions specified in the Notes), gross proceeds to the Company of at least $2 million or (iii) the date on which a holder of a Note accelerates payment of the Note while there is an Event of Default existing under that Note. Prior to the Maturity Date, the Company may, at its option, prepay the Notes in whole or in part. If not paid at maturity, interest on the Notes will accrue at 14% per annum from the Maturity Date until the actual date of payment.

Each of the respective Price Protection Provisions originally contained in the securities purchase agreements previously entered into by the Company and the purchasers of the Series A Preferred Stock and the Series B Preferred stock, respectively, provides that if the Company enters into a "Lower Price Transaction" (as defined in the relevant such purchase agreement) during a specific period specified in each such agreement, where the (i) lowest per share purchase price contemplated thereunder or the lowest conversion price which would be applicable under the terms of such transaction is below the then current conversion price and/or (ii) the lowest exercise price of any warrants issued thereunder is lower than the then current exercise prices of the warrants issued in connection with such Series A Preferred Stock or Series B Preferred Stock, as the case may be, then the terms of any unconverted share of the relevant Series A Preferred Stock or Series B Preferred Stock will be modified to adjust the relevant conversion price and/or the terms of any unexercised warrants issued in connection therewith shall be modified to adjust the relevant warrant exercise price, and/or the number of warrant shares may be increased depending on the terms of the Lower Price Transaction. The reinstatement of the Price Protective Provisions for the Protected Amount pursuant to the Company's Offer relate solely with respect to the occurrence of a Lower Price Transaction during the Current Protection Period and not to any other protective provision that may be included in such agreements.

In connection with the placement of the Notes, the Company paid to a registered broker dealer which acted as placement agent a cash fee equal to 10% of the aggregate amount advanced to the Company on account of the Notes. The Company incurred additional closing related fees and expenses.

(ii) On November 13, 2006, the Company obtained a $100,000 loan from Mr. Juan Mendez, the Chairman of its board of directors, for purpose of meeting its operating requirements. The loan was made pursuant to the Company's demand promissory note issued to Mr. Mendez in the principal amount of $100,000. Interest on the loan accrues at the rate of 24% per annum.

(iii) At the request of the Company, in January 2007 the holders of a majority-in-interest of the principal amount of the Debentures agreed to defer to March 31, 2007 the payment of liquidated damages payable to them in connection with the late filing/effectiveness of the Registration Statement referred to in Note 5 (Private Placement), whereupon any liquidated damages due as of such date would then become payable in accordance with the agreements with the investors, as well as omit from the Registration Statement the shares of Common Stock issuable upon exercise of the Investor Warrants. Under the terms of the agreements with the holders of the Debentures, the consent obtained from such majority-in-interest is binding on all holders of the Debentures. In addition, the holders of $9,200,000 in principal amount of the Debentures agreed to defer to March 31, 2007 the payment of interest accrued as of December 31, 2006, whereupon on such date the accrued interest (as of March 31, 2007) would become due and payable in accordance with the terms of the agreements with the holders of the Debentures.

(iv) In January 2007, the Company received a short-term loan in the aggregate gross amount of $356,000 from one of its institutional stockholder/investors. The loan is evidenced by the Company's promissory note in the principal amount of $384,480 and becomes due and payable on the earliest to occur of (i) the date on which we consummate a subsequent financing that generates, on a cumulative basis with all other financings, gross proceeds to us of at least $2 million or
(ii) May 19, 2007. Under the terms of the note, the holder may declare the note immediately due and payable upon the occurrence of any of the following events of default: (i) failure to pay principal or any other amount due under the note when due, (ii) material breach of any of the representations or warranties made in such note, (iii) failure to observe any undertaking contained in such note or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice, (iv) our admission in writing as to our inability to pay our debts generally as they mature, makes an assignment for the benefit of creditors or commences proceedings for our dissolution, or apply for or consent to the appointment of a trustee, liquidator or receiver for our or for a substantial part of our property or business, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days.

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A Development Stage Company)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                     F-21

Consolidated Balance Sheet
   At December 31, 2005                                                     F-22

Consolidated Statements of Operations
   for the Years Ended December 31, 2005 and 2004
   and from Inception (July 14, 1994) to December 31, 2005                  F-24

Consolidated Statements of Comprehensive Loss
   for the Years Ended December 31, 2005 and 2004
   and from Inception (July 14, 1994) to December 31, 2005                  F-25

Consolidated Statements of Stockholders' (Deficiency) Equity
   from Inception (July 14, 1994) to December 31, 2005                      F-26

Consolidated Statements of Cash Flows
   for the Years Ended December 31, 2005 and 2004
   and from Inception (July 14, 1994) to December 31, 2005                  F-32

Notes to the Consolidated Financial Statements                              F-34

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of Amedia Networks, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Amedia Networks, Inc. and Subsidiary (a development stage company) (the "Company") as of December 31, 2005 and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004 and for the period from January 1, 2003 to December 31, 2005 (for which the statements of operations and cash flows are not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

The consolidated financial statements of the Company for the period from July 14, 1994 (Inception) to December 31, 2002 were audited by other auditors whose report, dated March 20, 2003, expressed an unqualified opinion on those statements and included an explanatory paragraph regarding the Company's ability to continue as a going concern. The consolidated financial statements for the period from July 14, 1994 (Inception) to December 31, 2002 reflect a net loss of $40,370,429 of the total inception to date net loss of $42,586,299. The other auditors' report has been furnished to us, and our opinion, insofar as it related to the amounts included for such prior periods is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amedia Networks, Inc. and Subsidiary as of December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004 and for the period from July 14, 1994 (Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses resulting in cash flow deficiencies from operations. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding this matter also is described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ MARCUM & KLIEGMAN LLP
                                        ----------------------------------------
                                        New York, New York
                                        February 27, 2006 (except for Note
                                        13A(ii), as to which the date is March
                                        13, 2006, Note 13A(iii), as to which the
                                        date is April 7, 2006, Note 13C, as to
                                        which the date is March 2, 2006, Note
                                        13D, as to which the date is April 5,
                                        2006, Note 13E, as to which the date is
                                        April 12, 2006, and Note 13F, as to
                                        which the date is April 7, 2006)

                      AMEDIA NETWORKS, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                December 31, 2005

                                     ASSETS
Current assets
   Cash and cash equivalents                                   $        333,787
   Inventories                                                          929,017
   Prepaid expenses                                                      79,193
                                                               ----------------

   Total current assets                                               1,341,997
                                                               ----------------

Property and equipment - net                                            690,884
                                                               ----------------
Other assets
   Capitalized software costs                                         1,260,382
   Deferred financing costs                                             112,323
   Security deposit                                                      46,750
                                                               ----------------

   Total other assets                                                 1,419,455
                                                               ----------------

      Total assets                                             $      3,452,336
                                                               ================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                   LIABILITIES
Current liabilities
   Accounts payable                                                $  1,456,578
   Accrued expenses                                                     561,817
   Notes payable, net of unamortized discounts of $172,945              907,055
   Current portion of capital leases                                      4,965
                                                                   ------------

   Total current liabilities                                          2,930,415
                                                                   ------------

Long-term liabilities
   Capital leases, less current maturities                               12,265
                                                                   ------------
      Total liabilities                                               2,942,680
                                                                   ------------

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value;
   5,000,000 shares authorized; Series A convertible
   preferred stock, 52,500 shares authorized; 21,178
   issued and outstanding
   ($2,117,800 liquidation preference)                                       21
   Series B convertible preferred stock,
   85,000 shares authorized; 71,150 issued and outstanding
   ($7,115,000 liquidation preference)                                       71
Common stock, $.001 par value;
   75,000,000 shares authorized; 22,315,851
   issued and outstanding                                                22,316
Additional paid-in capital                                           58,781,193
Deficit accumulated during the development stage                    (58,167,320)
Deferred compensation                                                  (126,625)
                                                                   ------------

   Total stockholders' equity                                           509,656
                                                                   ------------
      Total liabilities and stockholders' equity                   $  3,452,336
                                                                   ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                         AMEDIA NETWORKS, INC. AND SUBSIDIARY
                                            (A DEVELOPMENT STAGE COMPANY)

                                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                           From
                                                                              Twelve Months             Inception
                                                                                  Ended                 (July 14,
                                                                               December 31,              1994) to
                                                                      ----------------------------     December 31,
                                                                          2005            2004             2005
                                                                      ------------   -------------   ---------------
Sales                                                                 $      5,548   $          --   $         5,548
                                                                      ------------   -------------   ---------------

Cost of goods sold                                                           6,078              --             6,078
                                                                      ------------   -------------   ---------------
Gross loss                                                                    (530)             --              (530)
                                                                      ------------   -------------   ---------------

Expenses
   Research and development (1)                                          3,975,852       3,222,695        13,358,917
   Sales and marketing (1)                                               2,422,999         505,313        12,722,327
   General and administrative (1)                                        2,209,171       1,860,959        22,691,083
   Bad debt expense                                                             --              --           161,000
                                                                      ------------   -------------   ---------------
Total expenses                                                           8,608,022       5,588,967        48,933,327
                                                                      ------------   -------------   ---------------

Operating loss                                                          (8,608,552)     (5,588,967)      (48,933,857)
                                                                      ------------   -------------   ---------------
Other expense (income)
   Legal settlement                                                             --              --           565,833
   Late filing penalty on preferred stock registration                      86,742         199,500           286,242
   Realized gain of foreign currency translation                                --         (81,007)          (81,007)
   Loss on investment                                                           --              --            17,000
   Other income                                                                 --              --           (75,000)
   Net losses of affiliate                                                      --              --         1,196,656
   Impairment loss on investment in affiliate                                   --              --           748,690
   Revenue from copy protection business                                        --              --          (125,724)
   Gain on sale of copy protection business                                     --              --        (5,708,328)
   Gain on sale of investment in affiliate                                      --              --           (40,000)
   Loss on disposition of fixed assets                                       1,692              --            30,873
   Amortization of deferred financing costs                                     --              --         4,516,775
   Impaired offering costs                                                 267,404              --           267,404
   Interest income                                                         (36,006)        (24,988)         (984,735)
   Interest expense                                                        286,889              --         2,253,036
                                                                      ------------   -------------   ---------------

Total other expense                                                        606,721          93,505         2,867,715
                                                                      ------------   -------------   ---------------

Net loss                                                              $ (9,215,273)  $  (5,682,472)  $   (51,801,572)
                                                                      ============   =============   ===============

Deemed dividend on convertible preferred stock                           3,076,104       2,494,753         5,570,857
Dividend on convertible preferred stock                                    649,905         144,986           794,891
                                                                      ------------   -------------   ---------------

Net loss applicable to common stockholders                            $(12,941,282)  $  (8,322,211)  $   (58,167,320)
                                                                      ============   =============   ===============
Per share data:
   Basic and diluted                                                  $      (0.64)  $       (0.51)
                                                                      ============   =============
Weighted average number
   of common shares used in
   basic and diluted loss per share                                     20,378,250      16,440,630
                                                                      ============   =============
(1) Includes non-cash, stock-based compensation expense as follows:
    Research and development                                          $     18,573   $          --   $       474,812
    Sales and marketing                                                         --              --         5,336,558
    General and administrative                                              73,592          85,850         5,772,355
                                                                      ------------   -------------   ---------------

                                                                      $     92,165   $      85,850   $    11,583,725
                                                                      ============   =============   ===============


                                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                         F-24


                          AMEDIA NETWORKS, INC. AND SUBSIDIARY
                             (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                             From
                                                         Year              Inception
                                                        Ended              (July 14,
                                                     December 31,          1994) to
                                             -------------------------   December 31,
                                                 2005          2004          2004
                                             -----------   -----------   ------------
Net loss                                     $(9,215,273)  $(5,682,472)  $(51,801,572)

Other comprehensive loss
   Foreign currency translation adjustments           --       (81,007)            --
                                             -----------   -----------   ------------

      Comprehensive loss                     $(9,215,273)  $(5,763,479)  $(51,801,572)
                                             ===========   ===========   ============


                    SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                          F-25

                                     AMEDIA NETWORKS, INC. AND SUBSIDIARY
                                        (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                              Preferred Stock
                                                   ----------------------------------
                                                       Series A          Series B           Common Stock
                                                   ----------------   ---------------   --------------------
                                                    Shares   Amount   Shares   Amount     Shares     Amount
                                                   -------   ------   ------   ------   ----------   -------
Balances at July 14, 1994 (date of inception)           --   $   --       --   $   --           --   $    --
Issuances of common stock, par value $.001
   Services rendered                                                                     1,200,000     1,200
   Cash                                                                                  1,200,000     1,200
Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 1994                                                            2,400,000     2,400

Common stock contributed                                                                  (561,453)     (561)
Issuances of common stock, par value $.001
   Services rendered                                                                       361,453       361
Stock options and warrants granted
Foreign currency translation adjustment
Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 1995                                                            2,200,000     2,200

Issuances of common stock, par value $.001
   Cash, net of offering costs of $11,467                                                  850,000       850
Foreign currency translation adjustment
Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 1996                                                            3,050,000     3,050

Common stock contributed                                                                  (135,000)     (135)
Issuances of common stock, par value $.001
   Cash, net of offering costs of $832,551                                                 908,000       908
   Services rendered                                                                        74,000        74
   Exercise of options                                                                     374,548       375
Common stock subscriptions Sale of
   Underwriters warrants Stock options and
   warrants granted Amortization of deferred
   compensation
Foreign currency translation adjustment
Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 1997                                                            4,271,548     4,272

Common stock subscriptions                                                                  16,000        16
Common Stock forfeited                                                                  (1,000,000)   (1,000)
Transfer of temporary equity to permanent
   capital                                                                                  15,000        15
Issuances of common stock, par value $.001
   Cash                                                                                     41,667        42
   Services rendered                                                                       244,000       244
Stock options and warrants granted (cancelled)
Discount relating to shares and warrants issued                                            156,111       156
Amortization of deferred compensation
Warrant exchange                                                                           432,000       432
Foreign currency translation adjustment
Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 1998                                                            4,176,326     4,177

Issuances of common stock, par value $.001
   Cash                                                                                    314,774       315
   Services rendered                                                                     1,227,000     1,227
   Exercise of option                                                                    1,714,952     1,715
Stock options granted (cancelled)
Conversion of debt into common stock                                                     3,220,508     3,221
Fair value of warrants associated with
   financing agreement
Amortization of deferred compensation
Value assigned to beneficial conversion
   feature of convertible notes
Foreign currency translation adjustment
Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 1999                                                           10,653,560    10,654


                                                     F-26

Issuances of common stock, par value $.001
   Cash, net of offering costs of $730,000                                               3,680,937     3,681
   Services rendered                                                                        16,269        16
   Exercise of options and warrants                                                      3,005,574     3,006
Stock options granted Amortization of
   deferred compensation Foreign currency
   translation adjustment Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 2000                                                           17,356,340    17,357

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                        237,556       238
Stock options granted Amortization of deferred
   compensation Foreign currency
   translation adjustment Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 2001                                                           17,593,896    17,594

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                        667,671       668
Stock options granted Amortization of deferred
   compensation Foreign currency
   translation adjustment Net loss
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 2002                                                           18,261,567    18,262

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                         60,000        60
Stock options granted (forfeited)
Amortization of deferred compensation
Macrovision sale                                                                        (1,880,937)   (1,881)
Foreign currency translation adjustment
Net income
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 2003                                                           16,440,630    16,441

Issuances of preferred stock and warrants,
   net of offering costs of $607,570                52,500       52
Issuance of warrants
Stock options and warrants granted
Amortization of deferred compensation
Realized gain of foreign currency translation
Net loss
Deemed dividend on convertible preferred stock
Dividend on convertible preferred stock
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 2004                       52,500       52                     16,440,630    16,441
Issuances of Series B preferred stock and
   warrants,                                                          77,650       78
Series A preferred stock converted into common     (31,322)     (31)                     4,176,262     4,176
Series B preferred stock converted into common                        (6,500)      (7)     643,564       644
Warrants issued for Note Payable
Warrants issued for bridge loan
Stock options and warrants granted
Stock warrants exercised                                                                   251,827       252
Amortization of deferred compensation
Accrued penalty paid in common stock                                                        15,200        15
Impaired offering costs
Net loss
Deemed dividend on convertible preferred stock
Dividend on convertible preferred stock                                                    788,368       788
                                                   -------   ------   ------   ------   ----------   -------
Balances at December 31, 2005                       21,178   $   21   71,150   $   71   22,315,851    22,316
                                                   =======   ======   ======   ======   ==========   =======

                                                     Common Stock                       Foreign      Accumulated
                                                      Subscribed         Additional     Currency       During
                                                  -------------------     Paid-in     Translation    Development
                                                   Shares     Amount      Capital      Adjustment       Stage
                                                  -------   ---------   -----------   -----------   ------------
Balances at July 14, 1994 (date of inception)          --   $      --   $        --     $     --    $         --
Issuances of common stock, par value $.001
   Services rendered
   Cash                                                                      23,800
Net loss                                                                                                 (42,085)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 1994                          --          --        23,800                      (42,085)

Common stock contributed                                                        561
Issuances of common stock, par value $.001
   Services rendered                                                         17,712
Stock options and warrants granted                                              600
Foreign currency translation adjustment                                                   22,652
Net loss                                                                                                (896,663)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 1995                          --          --        42,673       22,652        (938,748)

Issuances of common stock, par value $.001
   Cash, net of offering costs of $11,467                                   362,683
Foreign currency translation adjustment                                                   35,044
Net loss                                                                                              (1,121,211)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 1996                          --          --       405,356       57,696      (2,059,959)

Common stock contributed                                                        135
Issuances of common stock, par value $.001
   Cash, net of offering costs of $832,551                                5,000,440
   Services rendered                                                        832,551
   Exercise of options                                                        3,370
Common stock subscriptions                         16,000     100,000
Sale of Underwriters warrants                                                    80
Stock options and warrants granted                                        1,875,343
Amortization of deferred compensation
Foreign currency translation adjustment                                                  (19,667)
Net loss                                                                                              (4,119,612)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 1997                      16,000     100,000     8,117,275       38,029      (6,179,571)

Common stock subscriptions                        (16,000)   (100,000)       99,984
Common Stock forfeited                                                        1,000
Transfer of temporary equity to permanent
   capital                                                                   77,141
Issuances of common stock, par value $.001
   Cash                                                                      24,958
   Services rendered                                                        620,344
Stock options and warrants granted (cancelled)                             (255,992)
Discount relating to shares and warrants issued                             486,307
Amortization of deferred compensation
Warrant exchange                                                               (432)
Foreign currency translation adjustment                                                   41,386
Net loss                                                                                              (5,578,540)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 1998                          --          --     9,170,585       79,415     (11,758,111)

Issuances of common stock, par value $.001
   Cash                                                                     225,140
   Services rendered                                                      1,669,548
   Exercise of option                                                     1,401,660
Stock options granted (cancelled)                                         4,449,015
Conversion of debt into common stock                                      3,376,748
Fair value of warrants associated with
   financing agreement                                                    3,845,400
Amortization of deferred compensation
Value assigned to beneficial conversion
   feature of convertible notes                                             572,505
Foreign currency translation adjustment                                                  (22,444)
Net loss                                                                                             (13,072,237)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 1999                          --          --    24,710,602       56,971     (24,830,348)

Issuances of common stock, par value $.001
   Cash, net of offering costs of $730,000                               13,266,319
   Services rendered                                                        114,609
   Exercise of options and warrants                                         220,716
Stock options granted                                                     2,028,720
Amortization of deferred compensation
Foreign currency translation adjustment                                                  (10,725)
Net loss                                                                                              (4,796,693)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 2000                          --          --    40,340,966       46,246     (29,627,041)

Issuances of common stock, par value $.001
   Exercise of options and warrants                                          17,012
Stock options granted                                                       168,604

Amortization of deferred compensation
Foreign currency translation adjustment                                                   (9,312)
Net loss                                                                                              (5,498,637)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 2001                          --          --    40,526,583       36,934     (35,125,678)

Issuances of common stock, par value $.001
   Exercise of options and warrants                                           1,314
Stock options granted                                                         5,696
Amortization of deferred compensation
Foreign currency translation adjustment                                                   47,336
Net loss                                                                                              (5,244,751)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 2002                          --          --    40,533,593       84,270     (40,370,429)

Issuances of common stock, par value $.001
   Exercise of options and warrants
Stock options granted (forfeited)                                            (3,611)
Amortization of deferred compensation
Macrovision sale                                                           (656,506)
Foreign currency translation adjustment                                                   (3,263)
Net income                                                                                             3,466,602
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 2003                          --          --    39,873,476       81,007     (36,903,827)

Issuances of preferred stock and warrants,
   net of offering costs of $607,570                                      4,642,378
Issuance of warrants                                                        267,404
Stock options and warrants granted                                          179,379
Amortization of deferred compensation
Realized gain of foreign currency translation                                            (81,007)
Net loss                                                                                              (5,682,472)
Deemed dividend on convertible preferred stock                            2,494,753                   (2,494,753)
Dividend on convertible preferred stock                                                                 (144,986)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 2004                          --          --    47,457,390           --     (45,226,038)

Issuances of Series B preferred stock and
   warrants,                                                              7,084,092
Series A preferred stock converted into common                               (4,145)
Series B preferred stock converted into common                                 (637)
Warrants issued for Note Payable                                            108,660
Warrants issued for bridge loan                                             104,985
Stock options and warrants granted                                          125,261
Stock warrants exercised                                                    188,978
Amortization of deferred compensation
Accrued penalty paid in common stock                                         14,121
Impaired offering costs                                                                                  267,404
Net loss                                                                                              (9,215,273)
Deemed dividend on convertible preferred stock                            3,076,104                   (3,076,104)
Dividend on convertible preferred stock                                     626,384                     (649,905)
                                                  -------   ---------   -----------     --------    ------------
Balances at December 31, 2005                          --   $      --    58,781,193     $           $(58,167,320)
                                                  =======   =========   ===========     ========    ============

                                                     Deferred        Deferred
                                                  Offering Costs   compensation      Total
                                                  --------------   ------------   ------------
Balances at July 14, 1994 (date of inception)        $      --      $        --   $         --
Issuances of common stock, par value $.001
   Services rendered                                                                     1,200
   Cash                                                                                 25,000
Net loss                                                                               (42,085)
                                                     ---------      -----------   ------------
Balances at December 31, 1994                               --               --        (15,885)

Common stock contributed
Issuances of common stock, par value $.001
   Services rendered                                                                    18,073
Stock options and warrants granted                                                         600
Foreign currency translation adjustment                                                 22,652
Net loss                                                                              (896,663)
                                                     ---------      -----------   ------------
Balances at December 31, 1995                               --               --       (871,223)

Issuances of common stock, par value $.001
   Cash, net of offering costs of $11,467                                              363,533
Foreign currency translation adjustment                                                 35,044
Net loss                                                                            (1,121,211)
                                                     ---------      -----------   ------------
Balances at December 31, 1996                               --               --     (1,593,857)

Common stock contributed                                                                    --
Issuances of common stock, par value $.001
   Cash, net of offering costs of $832,551                                           5,001,348
   Services rendered                                                   (500,000)       332,625
   Exercise of options                                                                   3,745
Common stock subscriptions                                                             100,000
Sale of Underwriters warrants                                                               80
Stock options and warrants granted                                   (1,875,343)            --
Amortization of deferred compensation                                   972,567        972,567
Foreign currency translation adjustment                                                (19,667)
Net loss                                                                            (4,119,612)
                                                     ---------      -----------   ------------
Balances at December 31, 1997                               --       (1,402,776)       677,229

Common stock subscriptions                                                                  --
Common Stock forfeited                                                                      --
Transfer of temporary equity to permanent
   capital                                                                              77,156
Issuances of common stock, par value $.001
   Cash                                                                                 25,000
   Services rendered                                                   (620,588)            --
Stock options and warrants granted (cancelled)                          255,992             --
Discount relating to shares and warrants issued                                        486,463
Amortization of deferred compensation                                 1,173,139      1,173,139
Warrant exchange                                                                            --
Foreign currency translation adjustment                                                 41,386
Net loss                                                                            (5,578,540)
                                                     ---------      -----------   ------------
Balances at December 31, 1998                               --         (594,233)    (3,098,167)

Issuances of common stock, par value $.001
   Cash                                                                                225,455
   Services rendered                                                   (445,725)     1,225,050
   Exercise of option                                                                1,403,375
Stock options granted (cancelled)                                      (613,435)     3,835,580
Conversion of debt into common stock                                                 3,379,969
Fair value of warrants associated with
   financing agreement                                                               3,845,400
Amortization of deferred compensation                                 1,374,518      1,374,518
Value assigned to beneficial conversion
   feature of convertible notes                                                        572,505
Foreign currency translation adjustment                                                (22,444)
Net loss                                                                           (13,072,237)
                                                     ---------      -----------   ------------
Balances at December 31, 1999                               --         (278,875)      (330,996)

Issuances of common stock, par value $.001
   Cash, net of offering costs of $730,000                                          13,270,000
   Services rendered                                                                   114,625
   Exercise of options and warrants                                                    223,722
Stock options granted                                                (2,028,720)            --
Amortization of deferred compensation                                 1,527,024      1,527,024
Foreign currency translation adjustment                                                (10,725)
Net loss                                                                            (4,796,693)
                                                     ---------      -----------   ------------
Balances at December 31, 2000                               --         (780,571)     9,996,957

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                     17,250
Stock options granted                                                  (168,604)            --
Amortization of deferred compensation                                   909,959        909,959
Foreign currency translation adjustment                                                 (9,312)
Net loss                                                                            (5,498,637)
                                                     ---------      -----------   ------------
Balances at December 31, 2001                               --          (39,216)     5,416,217

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                      1,982
Stock options granted                                                    (5,696)            --
Amortization of deferred compensation                                    35,251         35,251
Foreign currency translation adjustment                                                 47,336
Net loss                                                                            (5,244,751)
                                                     ---------      -----------   ------------
Balances at December 31, 2002                               --           (9,661)       256,035

Issuances of common stock, par value $.001
   Exercise of options and warrants                                                         60
Stock options granted (forfeited)                                         3,611             --
Amortization of deferred compensation                                     6,050          6,050
Macrovision sale                                                                      (658,387)
Foreign currency translation adjustment                                                 (3,263)
Net income                                                                           3,466,602
                                                     ---------      -----------   ------------
Balances at December 31, 2003                               --               --      3,067,097

Issuances of preferred stock and warrants,
   net of offering costs of $607,570                                                 4,642,430
Issuance of warrants                                  (267,404)                             --
Stock options and warrants granted                                     (179,379)            --
Amortization of deferred compensation                                    85,850         85,850
Realized gain of foreign currency translation                                          (81,007)
Net loss                                                                            (5,682,472)
Deemed dividend on convertible preferred stock                                              --
Dividend on convertible preferred stock                                               (144,986)
                                                     ---------      -----------   ------------
Balances at December 31, 2004                         (267,404)         (93,529)     1,886,912

Issuances of Series B preferred stock and
   warrants,                                                                         7,084,170
Series A preferred stock converted into common
   Series B preferred stock converted into
   common
Warrants issued for Note Payable                                                       108,660
Warrants issued for bridge loan                                                        104,985
Stock options and warrants granted                                     (125,261)            --
Stock warrants exercised                                                               189,230
Amortization of deferred compensation                                    92,165         92,165
Accrued penalty paid in common stock                                                    14,136
Impaired offering costs                                267,404
Net loss                                                                            (9,215,273)
Deemed dividend on convertible preferred stock                                              --
Dividend on convertible preferred stock                                                (22,733)
                                                     ---------      -----------   ------------
Balances at December 31, 2005                        $              $  (126,625)  $    509,656
                                                     =========      ===========   ============


                        SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                              F-31

                                        AMEDIA NETWORKS, INC. AND SUBSIDIARY
                                           (A DEVELOPMENT STAGE COMPANY)

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                             Twelve Months               From
                                                                                 Ended                Inception
                                                                              December 31,         (July 14, 1994)
                                                                       -------------------------   to December 31,
                                                                          2005           2004            2005
                                                                       -----------   -----------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                            $(9,215,273)  $(5,682,472)    $(51,801,572)
   Adjustments to reconcile net loss
      to net cash used by operating activities:
      Depreciation and amortization                                        123,117         9,908        1,086,382
      Forgiveness of note receivable, officer                                   --            --          100,000
      Loss from disposition of fixed assets                                  1,692            --          197,065
      Bad debt expense                                                          --            --          161,000
      Amortization of note discount and finance costs                      130,907            --        4,797,132
      Impaired offering costs                                              267,404            --          267,404
      Foreign currency translation adjustment and realized gain                 --       (81,007)         (82,535)
      Beneficial conversion feature of convertible debt                         --            --          572,505
      Stock, warrants and options issued for services and settlement        92,165        85,850       11,756,686
      Payment of common stock issued with guaranteed selling price              --            --         (155,344)
      Net losses of affiliate                                                   --            --        1,196,656
      Impairment loss on investment in affiliate                                --            --          748,690
      Gain on sale of Copy Protection Business                                  --            --       (5,708,328)
      Gain on sale of investment in affiliate                                   --            --          (40,000)
      Increase (decrease) in cash attributable
         to changes in assets and liabilities
         Accounts receivable                                                    --            --              554
         Inventories                                                      (929,017)           --         (929,017)
         Prepaid expenses                                                   51,008        90,377         (108,851)
         Other assets                                                      (46,750)           --          (46,750)
         Accounts payable                                                1,189,706       173,726          909,384
         Accrued expenses                                                  316,970       229,992        1,657,591
         Accrued severance pay                                                  --       (64,734)        (122,363)
         Interest payable                                                       --            --          251,019
                                                                       -----------   -----------     ------------

      Net cash used by operating activities                             (8,018,071)    (5,238,360)    (35,292,692)
                                                                       -----------   -----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of fixed assets                                          --            --           68,594
   Purchases of property and equipment                                    (643,360)     (159,783)      (1,805,745)
   Intangible asset                                                     (1,260,382)           --       (1,260,382)
   Proceeds from sale of Copy Protection Business                               --            --        5,050,000
   Proceeds from sale of investment in affiliate                                --            --           40,000
   Investment in ComSign, Ltd.                                                  --            --       (2,000,000)
   Increase in note receivable, officer                                         --            --         (100,000)
   Increase in note receivable                                                  --            --         (130,000)
   Increase in organization costs                                               --            --           (7,680)
                                                                       -----------   -----------     ------------

      Net cash used by investing activities                             (1,903,742)     (159,783)        (145,213)
                                                                       -----------   -----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net proceeds from issuance of convertible preferred stock             7,084,170     4,642,430       11,726,600
   Proceeds from exercise of warrants                                      189,230            --          189,230
   Proceeds from issuance of common stock                                       --            --       21,177,354
   Stock offering costs                                                         --            --         (475,664)
   Deferred financing costs                                               (122,530)           --         (804,842)
   Proceeds from note payable                                            1,000,000            --        1,000,000
   Proceeds from short-term borrowings                                          --            --        1,356,155
   Payments on capital lease obligations                                    (2,928)           --           (2,928)
   Proceeds from long-term debt                                                 --            --        2,751,825
   Proceeds from convertible debentures                                         --            --        2,000,000
   Repayment of short-term borrowings                                           --            --       (1,357,082)
   Repayments of long-term debt                                                 --            --       (1,615,825)
   Dividends paid to preferred stockholders                               (167,719)           --         (167,719)
                                                                       -----------   -----------     ------------

      Net cash provided by financing activities                          7,980,223     4,642,430       35,777,104
                                                                       -----------   -----------     ------------

Effect of exchange rate changes on cash                                         --            --           (5,412)
                                                                       -----------   -----------     ------------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                        (1,941,590)     (755,713)         333,787

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           2,275,377     3,031,090               --
                                                                       -----------   ------------    ------------


                                                        F-32

CASH AND CASH EQUIVALENTS AT END OF YEAR                               $   333,787   $ 2,275,377     $    333,787
                                                                       ===========   ===========     ============

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION
      Cash paid during the periods for:
         Interest                                                      $     5,514   $        --     $    482,492
                                                                       ===========   ===========     ============
      Non-cash investing and financing activities:
         Deemed dividend in connection with sale
            of convertible preferred stock                             $ 3,076,104   $ 2,494,753     $  5,570,857
                                                                       ===========   ===========     ============

         Accrual of dividend on convertible preferred stock            $        --   $   144,986     $    144,986
                                                                       ===========   ===========     ============

         Deferred offering costs                                       $        --   $   267,404     $    267,404
                                                                       ===========   ===========     ============

         Deferred compensation                                         $        --   $   179,379     $    179,379
                                                                       ===========   ===========     ============
         Issuance of common stock warrants in connection
            with note payable                                          $   108,660   $        --     $    108,660
                                                                       ===========   ===========     ============

         Original issue discount on notes payable                      $    80,000   $        --     $     80,000
                                                                       ===========   ===========     ============

         Issuance of common stock warrants in connection
            with bridge loan                                           $   104,985   $        --     $    104,985
                                                                       ===========   ===========     ============

         Capital leases                                                $    20,158   $        --     $     20,158
                                                                       ===========   ===========     ============

         Late filing penalty on preferred stock registration
            paid in common stock                                       $    14,136   $        --     $     14,136
                                                                       ===========   ===========     ============

                                  SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                        F-33


                      AMEDIA NETWORKS, INC. AND SUBSIDIARY

                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE OPERATIONS

Amedia Networks, Inc. (hereinafter, the "Company" or "Amedia"), is a development stage company that designs, develops and markets technology-based broadband access solutions for voice, video and data services. The Company's products are designed to provide key functionality that enables service providers to deliver "triple play" (voice, video and data) broadband communication to their subscribers. These products are designed for placement at various points in the network infrastructure layout and can be deployed with optical fibers as well as with copper wires. A significant portion of the core technologies underlying the Company's initial products were co-developed with Lucent Technologies, Inc. ("Lucent") at Lucent's Bell Labs in New Jersey pursuant to a Development and Licensing Agreement with Lucent dated as of January 6, 2004 (the "Development and Licensing Agreement") entered into by the Company and Lucent. Under the Development and Licensing Agreement, Lucent has granted to Amedia a worldwide and perpetual non-exclusive license to manufacture, develop and sell products designed to deliver broadband based access solutions utilizing the Lucent owned technologies and related patents. The Company is marketing its initial products to communications carriers, municipal authorities and communication equipment companies.

The Company has been engaged in the broadband access communications business since March 2004. From its inception in July 1994 through May 2003, Amedia was primarily engaged in the business of designing and developing technologies that provide copy protection for electronic content distributed on optical media and the Internet under the name of "TTR Technologies, Inc." In May 2003, the Company sold its copy protection business. In May 2004, the Company changed its name to "Amedia Networks, Inc."

NOTE 2 - GOING CONCERN AND MANAGEMENT'S PLAN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant operating losses for the past several years, the majority of which are related to the development of the Company's copy protection business which it sold in May 2003. These losses have produced operating cash flow deficiencies, and negative working capital. As indicated in the accompanying consolidated financial statements, as of December 31, 2005, the Company had a cash balance of $333,787 and incurred a net loss applicable to common stockholders of $12,941,982 for the year ended December 31, 2005. The Company expects to incur additional losses for the foreseeable future and will need to raise additional funds in order to realize its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's future operations are dependent upon management's ability to find sources of additional equity capital. The Company needs to raise additional funds on an immediate basis to continue to meet its liquidity needs, repay short-term loans that mature on April 21, 2006, realize its current business plan and maintain operations. Management of the Company is continuing its efforts to secure funds through equity and/or debt instruments for its operations. In December 2005, the Company engaged an investment bank to assist the Company, on a best efforts basis, in raising funds. The period during which the investment bank was entitled to provide such services to the Company on an exclusive basis expired in March 2006. To date, the Company has not received a financing proposal from any investor introduced to it by the investment bank. The Company has received a non-binding financing proposal from a party not introduced to it by the investment bank which is subject to, among other things, the negotiation and execution of legally binding agreements. Presently, the Company does not have any financing commitment from any person and there can be no assurance that additional capital will be available to the Company on commercially acceptable terms or at all. The inability to obtain such financing will have a material adverse effect on the Company, its condition and prospects. Furthermore, it is anticipated that any successful financing will have a significant dilutive effect on existing stockholders. As more fully described in
Note 5 below, the Company funded its operations during fiscal year 2005 from the private placement of its convertible preferred stock and short-term notes resulting in approximate net proceeds to the Company of $7.09 million and $887,000, respectively. In addition, from January 1 to April 7 2006, the Company raised net proceeds of $2,234,880 from short term loans. See Note 13.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, TTR Ltd., which has been inactive since December 2002. All material inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (the "U.S.") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. These estimates include assessing the collectability of accounts receivable, the use and recoverability of inventory, the realization of deferred tax assets, tax contingencies and valuation allowances, employee benefits, useful lives for depreciation and amortization periods of tangible and intangible assets, and long-lived asset impairments, among others. The markets for the Company's products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price competition, all of which could impact the future realizable value of the Company's assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the financial statements for the year ended December 31, 2004 have been reclassified for comparative purposes to conform to the presentation in the financial statements for the year ended December 31, 2005. These reclassifications had no effect on the previously reported net loss.

CASH EQUIVALENTS

This includes all short-term highly liquid investments that are readily convertible to known amounts of cash and have maturities of three months or less when purchased.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's financial instruments, consisting primarily of cash equivalents, accounts payable and accrued expenses, are carried at, or approximate, fair value because of their short-term nature or because they carry market rates of interest.

STOCK BASED COMPENSATION

As permitted under SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amended SFAS No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation," the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements, as defined by Accounting Principles Board Opinion("APB") No. 25, Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board Interpretations No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB No. 25.

Accordingly, the Company records deferred compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. No compensation expense is recorded for fixed stock options that are granted to employees and directors at an exercise price equal to the fair market value of the common stock, par value $0.001 (the "Common Stock") at the time of the grant. Stock options and warrants granted to non-employees are recorded at their fair value.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the years ended December 31, 2005 and 2004:

                                               Year Ended     Year Ended
                                              December 31,   December 31,
                                                  2005           2004
                                             -------------   ------------
Net loss applicable to common
   stockholders, as reported                  $(12,941,282)   $(8,322,211)
Add: Stock-based employee compensation
   expense included in reported
   net loss, net of related tax effects             14,000          7,000
Deduct: Total stock-based employee
   compensation expense determined
   under fair value based method
   for all awards, net of related
   tax effects                                    (715,511)      (868,925)
                                              ------------    -----------

   Pro forma net loss                         $(13,642,793)   $(9,184,136)
                                              ============    ===========
Net loss per share applicable to
   common stockholders, basic and diluted,
   as reported                                $      (0.64)   $     (0.51)
                                              ============    ===========

   Pro forma net loss per share,
      basic and diluted                       $      (0.67)   $     (0.56)
                                              ============    ===========

The fair value of each option granted in 2005 and 2004 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                2005   2004
                                                ----   ----
                     Risk free interest rates   3.76%  2.32%
                     Expected option lives       3.4    3.5
                     Expected volatilities        69%   133%
                     Expected dividend yields   None   None

FOREIGN CURRENCY TRANSLATIONS

The financial statements of TTR Ltd. have been translated into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board
(FASB). Assets and liabilities have been translated at year-end exchange rates and expenses have been translated at average rates prevailing during the year. The translation adjustments have been recorded as a separate component in the consolidated statement of stockholders' equity (deficiency). TTR Ltd. has been inactive since December 2002 and the Company has not recorded any foreign currency translation adjustments during 2005 or 2004. During 2004 the Company realized a gain from foreign currency translation of $81,007.

NET LOSS PER SHARE

Basic loss per share, "EPS" is computed by dividing net loss applicable to common shares by the weighted-average of common shares outstanding during the period.

Diluted loss per share adjusts basic loss per share for the effects of convertible securities, stock options and other potentially dilutive instruments, only in the periods in which such effect is dilutive. The shares assumable upon exercise of stock options and warrants are excluded from the calculation of net loss per share, as their inclusion would be anti-dilutive.

Common stock equivalents have been excluded from the weighted-average shares for the years ended December 31, 2005 and 2004 as their inclusion would be anti-dilutive. Potentially dilutive options to purchase 7,002,642 and 4,998,642 shares of Common Stock were outstanding at December 31, 2005 and 2004, respectively. Potentially dilutive warrants to purchase 14,228,786 and 10,598,333 shares of Common Stock were outstanding at December 31, 2005 and 2004, respectively. In addition, there were 21,178 and 52,500 shares of the Company's Series A 7% Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), outstanding and potentially convertible into 2,823,733 and 7,000,000 shares of Common Stock at December 31, 2005 and 2004, respectively. In addition, 71,150 shares of the Company's Series B 8% Convertible Preferred Stock, par value $0.001 per share, were outstanding and potentially convertible into 7,044,554 shares of Common Stock at December 31, 2005.

In addition, see Note 13 for issuances of Common Stock subsequent to year end.

REVENUE RECOGNITION

Revenue is derived from sales of the Company's QoStream product line which is comprised of hardware and software as well as related hardware. Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered and title and risk of loss have transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured.

Utilizing these criteria, product revenue is generally recognized upon delivery of the product at the end-customer's location when the risks and rewards of ownership have passed to the customer. During the year ended December 31, 2005 the Company recorded $5,548 from sales of units of its QoStream products and related hardware. The Company did not record any revenue during 2004.

INVENTORY

Inventory includes costs for materials and finished product which is stated at the lower of cost or market. As of December 31, 2005 any items relieved from inventory have been determined under the specific identification method. The balance at December 31, 2005 of inventories amounted to $929,017, which included raw materials of $172,238 and finished goods of $756,779.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization is determined using the straight-line method over the estimated useful lives of the various asset classes. Leasehold improvements are amortized using the straight line method over the lesser of the term of the lease or the estimated useful lives of the assets. Equipment leases qualifying as capital leases are also included in property and equipment.

Estimated useful lives range from three to seven years for property and other equipment. Major renewals and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in the consolidated statements of operations.

INTERNAL USE SOFTWARE

Certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over three years. The capitalized costs related to internal use software and are included in property and equipment. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred.

CAPITALIZED SOFTWARE COSTS

During the year ended December 31, 2005 the Company capitalized $1,260,382 of internally developed software product costs. Capitalization of software development costs that are to be sold, leased or otherwise marketed begins upon the establishment of technological feasibility. Technological feasibility is based on reaching a high level design stage with regards to a certain product as defined in SFAS No. 86. Such software product costs are to be amortized over the expected beneficial life once the general release stage of the product is reached, which as of December 31, 2005 had not been achieved.

IMPAIRMENT OF LONG LIVED ASSETS

The Company reviews the carrying value of its intangible assets when specific events and circumstances would indicate that their carrying amounts may not be recoverable. The Company considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of the intangible assets can be recovered. If it is determined that the carrying value of the intangible assets will not be recovered from the undiscounted future cash flows, the carrying value of the assets would be considered impaired. An impairment charge is measured as the excess of the carrying amount of an intangible asset over its estimated fair value. The Company, based on its most recent evaluation, determined that its intangible assets were not impaired during the year ended December 31, 2005. There can be no assurance that future impairment tests of the intangible assets will not result in a charge to operations.

RESEARCH AND DEVELOPMENT

Research and development costs incurred in connection with product development and testing are expensed as incurred. Research and development costs for the years ended December 31, 2005 and 2004 were $3,975,852 and $3,222,695, respectively.

INCOME TAXES

The Company uses the asset and liability method to determine its income tax expense. This method requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss carry-forwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year.

Valuation allowances are established when necessary, to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company's cash is maintained at one financial institution, and from time to time the account balance at this financial institution may exceed the amount of insurance provided on such accounts. Generally, these deposits may be redeemed upon demand and therefore, bear minimal risk.

COMPREHENSIVE LOSS

In January 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income," which establishes standards for reporting the components of comprehensive income or loss. The foreign currency translation adjustment was the Company's only component of comprehensive loss. The Company has not recorded any foreign currency translation adjustments during 2005 or 2004. During 2004 the Company realized a gain from foreign currency translation of $81,007.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123R "Share Based Payment". This statement is a revision of SFAS Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS No. 123R addresses all forms of share based payment ("SBP") awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS No. 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation expense in the financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005. Upon the adoption of this pronouncement on January 1, 2006 the Company expects to record additional stock compensation expense. As of December 31, 2005, there is approximately $1,117,183 of future employee stock based compensation costs that will be expensed over a three year period from 2006 through 2008.

In October 2004, the FASB ratified Emerging Issues Task Force ("EITF") 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus is effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have material effect on the Company's financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", a replacement of APB Opinion No. 20 and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material effect on the Company's financial statements.

In September 2005, the FASB ratified EITF Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues", which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification, and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment, if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt).

In September 2005, the FASB also ratified EITF Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature," which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder's equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under SFAS No. 109, "Accounting for Income Taxes." This Issue should be applied by retrospective application pursuant to SFAS No. 154 to all instruments with a beneficial conversion feature accounted for under EITF Issue 00-27 included in financial statements for reporting periods beginning after December 15, 2005.

EITF Issues 05-7 and 05-8 did not have an effect on the Company's consolidated financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). SFAS 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The Company is currently assessing the impact that the adoption of SFAS 155 will have on its financial position and results of operations.

NOTE 4- FINANCING

SERIES A PREFERRED STOCK

On August 9, 2004, the Company completed a private placement to certain private and institutional investors of 52,500 shares of its Series A 7% Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") for aggregate gross proceeds of $5.25 million. In connection with the issuance of the Series A Preferred Stock, the Company issued five-year warrants (the "Investor Warrants") to purchase up to 3.5 million shares of the Company's common stock, par value $0.001 per share (the "Common Stock") at a per share exercise price of $1.50 and up to an additional 3.5 million shares of the Company's Common Stock at a per share exercise price of $2.50. The Company received net proceeds of approximately $4.6 million from the sale of the Series A Preferred Stock, net of payment of offering related expenses. The private placement resulted in a beneficial conversion feature of $2,494,753 for which the Company recorded a deemed dividend in accordance with Emerging Issues Task Force ("EITF") 98-5 and EITF 00-27 for the year ended December 31, 2004. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis.

Each share of Series A Preferred Stock has a stated value of $100 and is convertible into Common Stock at an initial conversion rate equal to $0.75 per share of Common Stock, subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger. Dividends at the rate of 7% per annum are payable on a semi-annual basis and, under certain conditions at the option of the Company, dividends may be paid in shares of Common Stock at rate of $0.75 per share. The Company recorded an accrual for the preferred stock dividend payable of approximately $145,000 as of December 31, 2004. If not converted earlier, on the fifth anniversary of issuance, the Series A Preferred Stock will automatically convert into shares of the Company's Common Stock at the per share of Common Stock conversion price then in effect.

The exercise prices of the Investor Warrants are also subject to adjustment if there are certain capital adjustments or similar transactions, such as a stock split or merger.

In connection with the placement of the Series A Preferred Stock, the Company issued to placement agents five year warrants (the "Compensation Warrants") to purchase up to 1.4 million shares of Common Stock. The breakdown of the Compensation Warrants is as follows, 700,000 shares are issuable at a per share exercise price of $0.75, 350,000 shares are issuable at a per share exercise price of $1.50 and 350,000 shares are issuable at a per share exercise price of $2.50. Other than as specified above, the Compensation Warrants have the same substantive provisions as the Investor Warrants.

Pursuant to the terms of the agreements with the holders of the Series A Preferred Stock, the Company filed on November 24, 2004 a registration statement (the "Registration Statement") covering the Common Stock underlying the Series A Preferred Stock, the Investor Warrants and the Placement Agent Warrants which was declared effective on February 11, 2005. As a result of a delay in the filing and the effectiveness of the Registration Statement beyond the dates specified in the agreements with the holders of the Series A Preferred Stock, under the agreements with the holders of the Series A Preferred Stock, the Company is required to pay the holders of the Series A Preferred Stock a penalty in the aggregate amount of approximately $199,500. For the year ended December 31, 2004 the Company recorded this amount as a late filing penalty. In addition, as a post effective amendment to such Registration Statement was not filed by the date specified in the agreements with the holders of the Series A Preferred Stock, the Company accrued an additional late filing penalty of $84,006 as of December 31, 2005.

SERIES B PREFERRED STOCK

On April 26, 2005 the Company completed a private placement to certain individual and institutional investors of 60,000 shares of Series B 8% Convertible Preferred Stock par value $0.001 per share (the "Series B Preferred Stock") for gross proceeds of $6 million. Thereafter, on May 9, 2005, the Company sold to institutional investors an additional 17,650 shares of Series B Preferred Stock for aggregate gross proceeds of $1,765,000 (together with the private placement in April 2005 the "2005 Private Placement"). Each share of Series B Preferred Stock has a stated value of $100 and is convertible into shares of Common Stock at an initial conversion rate of $1.01 per share, subject to adjustment in the event of certain lower priced issuances of Common Stock equivalents and certain capital adjustments or similar transactions, such as a stock split or merger. The rights and preferences of the Series B Preferred Stock are set forth in a Certificate of Designations of Rights and Preferences that Company filed with the Secretary of State of the State of Delaware on April 20, 2005. In connection with the issuance of the Series B Preferred Stock, the Company issued to the investors five-year warrants (the "Investor Warrants") to purchase, in the aggregate, up to approximately 3,844,062 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment in the event of certain lower priced issuances of Common Stock equivalents and certain capital adjustments or similar transactions, such as a stock split or merger. Holders of the Investor Warrants are entitled to exercise those warrants on a cashless basis following the first anniversary of issuance if a registration statement covering the Common Stock issuable upon exercise of the Investor Warrants is not in effect at the time of exercise.

The Company received aggregate net proceeds of approximately $5,590,000, after payment of offering related expenses, repayment of the outstanding principal and accrued interest on the Bridge Loan (See Note 5 - Notes Payable). The 2005 Private Placement resulted in a beneficial conversion feature of $3,076,104 for which the Company recorded as a deemed dividend in accordance with Emerging Issues Task Force ("EITF") 98-5 and EITF 00-27 for the year ended December 31, 2005. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis.

Dividends on the Series B Preferred Stock accrue at the rate of 8% per annum and are payable bi-annually on each of June 30 and December 31 and on conversion. When due, dividends may be paid, at the option of the Company, either in cash or in shares of Common Stock at a rate equal to 90% of the volume weighted average market price of the Common Stock for the five trading days before payment. If not converted earlier, the Series B Preferred Stock will automatically convert on the fifth anniversary of issuance into shares of Common Stock at the conversion price then in effect. The Company issued shares of Common Stock with a fair market value of $444,539 for the preferred stock dividend and recorded a charge to net loss applicable to common stockholders for the year ended December 31, 2005.

In connection with the placement of the Series B Preferred Stock, the Company issued to a placement agent warrants (the "Placement Agent Warrants") to purchase up to 1,153,220 shares of Common Stock, pursuant to which (i) 768,814 shares are issuable at a per share exercise price of $1.01 and (ii) 384,406 shares are issuable at a per share exercise price of $1.50. The Placement Agent Warrants have an expiration date of approximately five years from the closing and are exercisable on substantially the same terms and conditions as the Investor Warrants, including without limitation, expiration date, potential adjustments and cashless exercise rights. In addition, at the closing the Company also paid to the placement agent fees totaling 8% of the gross proceeds.

NOTE 5- NOTES PAYABLE

On April 5, 2005 the Company entered into a Bridge Loan Agreement ("April 2005 Bridge Loan Agreement") with an institutional investor (the "April 2005 Bridge Lender") pursuant to which the April 2005 Bridge Lender advanced a loan to the Company in the principal amount of $1,500,000 (the "Bridge Loan"). Interest on the April 2005 Bridge Loan accrued at the rate of 7% per annum. Pursuant to the April 2005 Loan Agreement, the Company issued to the April 2005 Bridge Lender a convertible promissory note in the principal amount of $1,500,000. To secure the Company's obligations under the April 2005 Bridge Loan, the Company granted to such investor a security interest in substantially all of its assets, including without limitation, its intellectual property. The Company received net proceeds of $1,350,000 from the proceeds of the loan, after the payment of transaction related fees and expenses. These fees and expenses were recorded as interest expense during the year ended December 31, 2005. On April 26, 2005 the Company repaid to the April 2005 Bridge Lender $1,505,178 from the proceeds of the 2005 Private Placement, representing the outstanding principal amount of the April 2005 Bridge Loan, fees, and expenses and interest accrued thereon and the lien on the assets was released.

In connection with the April 2005 Bridge Loan, the Company also issued to the April 2005 Bridge Lender a five-year warrant (the "Bridge Warrant") to purchase up to 150,000 shares of Common Stock at a per share exercise price of $2.50. Upon the closing of the 2005 Private Placement, the per share exercise price of the Bridge Warrant was adjusted to $1.50, in accordance with the terms of the April 2005 Loan Agreement. The Company recorded as interest expense $104,985 of amortization of the note discount in the accompanying consolidated statements of operations for the year ended December 31, 2005 for this transaction.

On December 22, 2005 the Company entered into a Bridge Loan Agreement ("December 2005 Bridge Loan Agreement") with two institutional investors (collectively the " December 2005 Bridge Investors ") pursuant to which the December 2005 Bridge Investors advanced a loan to the Company in the aggregate principal amount of $1,000,000 (the " December 2005 Bridge Loan"). Pursuant to the December 2005 Bridge Loan Agreement, the Company issued to the December 2005 Bridge Investors secured promissory notes in the aggregate principal amount of $1,080,000 (collectively the " December 2005 Bridge Notes"), representing an original issue discount of 8%. The Notes are scheduled to mature on the date (the "Maturity Date") which is the earlier of (i) a subsequent financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company of at least $2 million or (ii) April 21, 2006. Prior to the Maturity Date, the Company may, at its option, prepay the December 2005 Bridge Notes in whole or in part. If not paid at maturity, interest on the December 2005 Bridge Notes will accrue at 14% per annum from the Maturity Date until the actual date of payment. To secure the Company's obligations under the December 2005 Bridge Loan, the Company granted to these investors a security interest in substantially all of its assets, including without limitation, its intellectual property, under the terms and conditions of a Security Agreement (the "Security Agreement") dated as of the date of the December 2005 Bridge Loan Agreement, which security interest, by its terms, is released upon payment or other satisfaction of the outstanding amounts. The Company received net proceeds of $877,470 from the proceeds of the loan, after the payment of transaction related fees and expenses. In connection with the December 2005 Bridge Loan, the Company issued to these December 2005 Bridge Investors a five-year warrant (the "December 2005 Bridge Warrants") to purchase up to 500,000 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger or, under certain circumstances (including obtaining appropriate consent of certain other parties), if prior to the expiration of exercise period, the Company issues warrants having a lower exercise price to investors in a subsequent financing transaction. In accordance with Accounting Principles Board Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company recorded a $108,660 discount on the note payable based upon the relative fair values of the note and the Common Stock purchase warrants that is amortizing over the 120 day term of the note. Amortization of the discount on the note payable for the year ended December 31, 2005 was $9,051 and is included as interest expense in the accompanying consolidated statement of operations. The Company is amortizing the $80,000 original issue discount over the 120 day term of the Notes. Amortization of the discount on the note payable for the year ended December 31, 2005 was $6,664 and is included as interest expense in the accompanying consolidated statements of operations. On April 19, 2006, the Company entered into an agreement to extend the maturity date of the December 2005 Bridge Loan. See Note 13G (Subsequent Events) - Extension of Bridge Loans (Unaudited).

The Company paid $122,530 of issue costs on the note payable which is being amortized over the 120 day term of the Notes. Amortization of the issue costs on the note payable for the year ended December 31, 2005 was $10,207 and is included as interest expense in the accompanying consolidated statements of operations.

The December 2005 Bridge Loan Agreement provides that, prior to the Maturity Date, the Company can obtain up to an additional $500,000 in short term funding (the "Additional Short-Term Loans") from these investors or other sources with such additional amount being secured PARI-PASSU with the amounts advanced under the December 2005 Bridge Notes, subject to certain specified conditions. In January 2006, the Company obtained Additional Short-Term Loans in the aggregate principal amount of $500,000 and, from February through April 2006, the Company obtained additional bridge loans in the aggregate principal amount of $1,950,000. See Note 13 (Subsequent Events).

NOTE 6 - PRODUCT ENHANCEMENT

The Company and Lucent Technologies, Inc. ("Lucent") are parties to a Development and Licensing Agreement effective as of January 2004. In April 2004 and in September 2004, the Company and Lucent entered into supplementary development agreements to add to the Company's QoSteam product line additional product features and upgrades intended to enhance product competitiveness in respect of which the Company agreed to pay to Lucent an additional $868,000 upon receipt of deliverables. As of December 31, 2005, the Company has remitted the entire $868,000 to Lucent for this development work.

During May 2005, the Company and Lucent entered into a supplementary development agreement to add additional product features and developments to the Company's Qostream product line for agreed upon consideration of approximately $1,100,000. Under the agreement, payment is due upon delivery and acceptance of the deliverables by the Company. Certain of the deliverables received by the Company under such agreement have not been completed in accordance with design and development criteria specified in the agreement and the Company has not accepted delivery of these items. The Company is currently pursuing a number of options, including completing in-house certain of these product features/enhancements, out-sourcing the completion of certain of the other features and working with Lucent to complete the design of such deliverables. Accordingly, the Company has not recorded the expense and the related amount payable to Lucent concerning the non-accepted deliverables in the accompanying consolidated financial statements. During the year ended December 31, 2005, research and development costs incurred in connection with this supplementary agreement were $277,000. As of December 31, 2005, $170,000 of internally developed software product costs was capitalized in connection with this supplementary agreement.

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                   December 31,
                                                       2005
                                                   ------------
                  Computer and office equipment      $ 704,771
                  Furniture and fixtures                15,769
                  Leasehold improvements                16,699
                  Software                              86,062
                                                     ---------
                     Subtotal                          823,301
                  Less: Accumulated depreciation      (132,417)
                                                     ---------
                     Property and Equipment, net     $ 690,884
                                                     =========

Depreciation expense was $123,117, $9,908 for the years ended December 31, 2005 and 2004, respectively, and $1,086,382 for the period from July 14, 1994 (inception) through December 31, 2005.

NOTE 8 - INCOME TAXES

The following table presents the principal reasons for the difference between the expected and effective income tax rates for each of the years presented as follows:

                                                              December 31,
                                                              ------------
                                                              2005    2004
                                                              ----    ----
       U. S. federal expected income tax rate                   35%     35%
       State and local income taxes, net of federal benefit      6%      6%
       Effect of permanent differences                           4%      3%
                                                               ---     ---
                                                                45%     44%
       Less valuation allowance                                (45%)   (44%)
                                                               ---     ---
       Effective income tax rate                                 0%      0%
                                                               ===     ===

At December 31, 2005, the Company had available approximately $32 million of net operating loss carryforwards for U.S. federal income tax purposes which expire in the years 2014 through 2025, and approximately $6 million of foreign net operating loss carryforwards from its wholly-owned subsidiary with no expiration date. Due to the uncertainty of their realization, no income tax benefit has been recorded by the Company for these net operating loss carryforwards as valuation allowances have been established for any such benefits. The use of the U.S. federal net operating loss carryforwards is subject to limitations under
Section 382 of the Internal Revenue Code pertaining to changes in stock ownership.

Significant components of the Company's deferred tax assets for U.S. federal and Israel income taxes are as follows:

                                                    December 31,
                                                        2005
                                                    ------------
                 Net operating loss carryforwards   $ 13,543,200
                 Capital loss carryforward               686,000
                 Stock based compensation                309,214
                 Other                                   273,016
                                                    ------------
                 Total deferred tax assets            14,811,430
                 Valuation allowance                 (14,811,430)
                                                    ------------
                 Net deferred tax assets            $         --
                                                    ============

The valuation allowance increased $3,481,373 for the year ended December 31, 2005.

NOTE 9 - STOCKHOLDERS' EQUITY

STOCK OPTION PLANS

In July 1996, the Board of Directors adopted the Company's Incentive and Non-qualified Stock Option Plan (the "Plan") and has reserved up to 450,000 shares of Common Stock for issuance thereunder. In December 1999, the Plan was amended to increase the total number of shares available for grant to 1.5 million. As of December 31, 2005 a total of 714,566 options were outstanding under the 1996 Plan. Future grants under the 1996 Plan were discontinued in July 2000.

In July 1998, the Board of Directors adopted the Non-Executive Directors Stock Option Plan (the "Directors' Plan") and has reserved up to 25,000 shares of common stock for issuance thereunder. In May 2001, the Plan was amended to increase the total number of shares available for grant to 75,000. In August 2002, the Company adopted the 2002 Non-Employee Directors' Plan (the "2002 Directors' Plan") which provides for 275,000 shares available for grant. Both plans provide for the grant of options to directors who are not otherwise employed by the Company. In May 2004, the 2002 Directors Plan was further amended to increase the total number of shares available for grant to 1,000,000. As of December 31, 2005, options to purchase a total of 225,000 shares of Common Stock were outstanding under the Directors' Plan and the 2002 Directors' Plan.

In July 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Incentive Plan") and originally reserved a total of 1,500,000 shares of common stock for issuance thereunder. In May 2001, the 2000 Incentive Plan was amended to increase the total number of shares available for grant to 3,500,000 and in May 2004 the 2000 Incentive Plan was further amended to increase the total number of shares available for grant to 5,000,000, The plan was further amended in April 2005 to increase the total number of shares available for issuance to 6,500,000. The 2000 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, bonus stock, awards in lieu of cash obligations, other stock-based awards and performance units. The 2000 Incentive Plan also permits cash payments under certain conditions. As of December 31, 2005, there were options to purchase 5,569,858 shares of Common Stock issued and outstanding under the 2000 Incentive Plan. The Compensation Committee of the Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and the terms of the awards and exercise prices. The options are exercisable for a period not to exceed ten years from the date of grant. Vesting periods range from immediately to four years.

OTHER OPTION GRANTS

In addition to the options granted under the Stock Option Plans, the Company has issued options outside of the plans, pursuant to various agreements. Stock option activity for 2005 and 2004 is summarized as follows:

                                                             Weighted
                                         Options             Average
                           -------------------------------   Exercise
                              Plan     Nonplan     Total      Price
                           ---------   -------   ---------   --------
Options outstanding,
   December 31, 2003       2,000,175         0   2,000,175     $1.85
Granted                    2,505,249   493,218   2,998,467      0.74
Exercised                          0         0           0      0.00
Forfeited                          0         0           0      0.00
                           ---------   -------   ---------

Options outstanding
   December 31, 2004       4,505,424   493,218   4,998,642      1.85
Granted                    2,049,000         0   2,049,000      0.50
Exercised                          0         0           0      0.00
Forfeited                    (45,000)        0     (45,000)     1.02
                           ---------   -------   ---------

Options outstanding,
   December 31, 2005       6,509,424   493,218   7,002,642      1.60
                           ---------   -------   ---------

Shares of common stock
   available for future
   grant under the plans   1,705,142
                           ---------

The following table summarizes significant ranges of outstanding and exercisable stock options outstanding at December 31, 2005:

                    Stock Options Outstanding        Stock Options Exercisable
              ------------------------------------   -------------------------
                               Weighted Average
                            ----------------------                   Weighted
                             Remaining                                Average
Ranges of       Number      Contractual   Exercise       Number      Exercise
Prices        Outstanding   Life(years)    Price      Exercisable      Price
-----------   -----------   -----------   --------   ------------   ----------
$0.16             50,000        6.77        0.16          50,000       0.16
$0.56-0.82     2,728,467        8.34        0.70       1,793,780       0.68
$0.85-1.25     2,274,000        9.29        0.99         489,528       1.00
$1.53-1.68       293,300        5.86        1.66         293,300       1.66
$2.56-3.56       324,941        4.29        3.25         324,941       3.25
$3.91-5.06     1,323,934        4.47        4.08       1,323,934       4.08
$6.84-7.00         8,000        2.40        6.93           8,000       6.93
               ---------        ----       -----       ---------      -----
$0.16-$7.00    7,002,642        7.61       $1.60       4,283,483      $2.04
               ---------        ----       -----       ---------      -----

Weighted-average grant date fair value of options granted in 2005 and 2004, under the Black-Scholes option pricing model, was $0.50 and $0.74 per option, respectively.

During 2004 the Company issued the following stock options:

On January 21, 2004, the Company's Compensation Committee awarded to each of the Company's then two independent directors 164,406 non-qualified options to purchase the Company's Common Stock at a $0.56 strike price and immediate vesting, exercisable for five years.

In March 2004, in conjunction with their employment agreements, three new Company employees received options to purchase a total of up to 280,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, such options will vest on the first anniversary of their employment agreements, at various exercise prices based on the closing market price of the Company's Common Stock on their date of hire (the exercise prices range from $0.62 to $0.80).

In April 2004, in conjunction with an employment agreement, a new Company employee received options to purchase a total of up to 20,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, of which options for one-fourth (1/4) of the shares is to vest on the first anniversary of employment and options for the remaining shares to vest in equal quarterly installments thereafter at an exercise price of $0.65, which is based on the closing market price of the Company's Common Stock on the date of hire.

On May 25, 2004 the Company's Compensation Committee granted from the 2000 Equity Incentive Plan 60,000 non-qualified options to purchase the Company's Common Stock at a $0.71 strike price vesting over 2 years to a member of the Company's newly formed Advisory Board. The $0.71 strike price equaled the closing market price of the Company's Common Stock on the date of issuance. The fair value of the options amounted to $34,087 and is amortized over the 2-year vesting period. Amortization expense for the year ended December 31, 2004 was $12,783.

On May 25, 2004 the Company's Compensation Committee granted from the 2002 Non-Employee Directors Stock Option Plan 225,000 non-qualified options to purchase the Company's Common Stock at a $0.71 strike price vesting over 2 years to three new directors of the Company's Board. The $0.71 strike price equaled the closing market price of the Company's Common Stock on the date of issuance.

On July 1, 2004 in conjunction with a new employment agreement, an employee received options to purchase a total of up to 100,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan, vesting over a three year period. The options have an exercise price of $0.55, which was less than the closing market price of the Company's Common Stock on the date of hire. As such, the Company recorded deferred compensation of $42,000 which is amortized over the 3-year vesting period. Amortization expense for the year ended December 31, 2004 was $7,000.

In August and September 2004, in conjunction with their employment agreements, three new Company employees received options to purchase a total of up to 220,000 shares of the Company's Common Stock under the Company's 2000 Equity Incentive Plan. The options will vest over a two or three year period, at exercise prices ranging from $0.91 to $1.05 based on the closing market price of the Company's Common Stock on their respective dates of hire.

In October 2004, in conjunction with their employment agreements, three new Company employees received options to purchase a total of up to 225,000 shares of the Company's Common Stock under the ompany's 2000 Equity Incentive Plan. The options will vest over a two or three year period, at exercise prices ranging from $0.85 to $0.92 based on the closing market price of the Company's Common Stock on their respective dates of hire.

On November 4, 2004 the Company's Compensation Committee granted from the 2000 Equity Incentive Plan 60,000 non-qualified options to purchase the Company's Common Stock at a $0.99 strike price vesting over 2 years to a member of the Company's Advisory Board. The $0.99 strike price equaled the closing market price of the Company's Common Stock on the date of issuance. The fair value of the options amounted to $42,543 and is amortized over the 2-year vesting period. Amortization expense for the year ended December 31, 2004 was $5,318.

During 2005 the Company issued the following stock options:

From January 1 through March 31, 2005, in conjunction with their employment agreements, seven new Company employees received options to purchase up to an aggregate of 315,000 shares of the Company's common stock, par value $0.001 ("Common Stock") under the Company's 2000 Equity Incentive Plan (the "2000 Equity Incentive Plan"). The options vest over a two or three-year period from the date of grant and are exercisable at exercise prices ranging from $0.89 to $1.24 per share (based on the closing market price of the Common Stock on the day preceding the date of grant).

On February 14, 2005 the Company granted to a consultant a non-qualified option under the 2000 Equity Incentive Plan to purchase up to 25,000 shares of Common Stock at an exercise price of $0.89 per share. The option was fully vested upon the date of grant. The $0.89 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the option on the date of grant equaled $10,161. The Company recorded stock-based compensation expense of $10,161 in the accompanying consolidated financial statements for the year ended December 31, 2005 for this transaction.

On February 16, 2005 the Company granted to two consultants non-qualified options under the 2000 Equity Incentive Plan to purchase up to an aggregate of 50,000 shares of Common Stock at an exercise price of $0.94 per share, with such option vesting over 3 years. The $0.94 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options amounted to $27,440 and is being amortized over the 3-year vesting period. The Company recorded stock-based compensation expense of $9,146 in the accompanying consolidated financial statements for the year ended December 31, 2005 for this transaction.

From April 1 through June 30, 2005, six new Company employees received options to purchase up to an aggregate of 285,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a two or three-year period from the date of grant and are exercisable at exercise prices ranging from $1.02 to $1.25 per share (based on the closing market price of the Common Stock on the day preceding the date of grant).

On May 23, 2005, pursuant to an employment agreement (See Note 9 Employment Agreement) the Company's new Chief Financial Officer received options to purchase a total of up to 300,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at an exercise price of $1.05 per share (based on the closing market price of the Company's Common Stock on the day preceding the date of grant ).

On May 25, 2005 the Company granted to a member of its advisory board, on the one-year anniversary of service, a non-qualified option under the 2000 Equity Incentive Plan to purchase up to 20,000 shares of Common Stock at an exercise price of $0.98 per share. The option vests over a two-year period from the date of grant. The $0.98 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the option on the date of grant equaled $10,620. The Company recorded stock-based compensation expense of $3,982 in the accompanying consolidated financial statements for the year ended December 31, 2005 for this transaction.

On June 9, 2005, the Company awarded six employees options to purchase up to an aggregate of 319,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at an exercise price of $.92 per share (based on the closing market price of the Common Stock on the date preceding the date of grant).

During August and September 2005, four new Company employees received options to purchase a total of up to 190,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at exercise prices ranging from $.78 to $.98 per share (based on the closing market price of the Common Stock on the day preceding the date of grant).

During September 2005, the Company granted to two new members of its advisory board non-qualified options under the 2000 Equity Incentive Plan to purchase up to 120,000 shares of Common Stock at an exercise price of $0.95 per share. The options vest over a two-year period from the date of grant. The $0.95 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options on the date of grant equaled $55,440. The Company recorded stock-based compensation expense of $8,258 in the accompanying consolidated financial statements for the year ended December 31, 2005 for this transaction.

During October, November and December 2005, eight new Company employees received options to purchase a total of up to 365,000 shares of Common Stock under the Company's 2000 Equity Incentive Plan. The options vest over a three-year period from the date of grant and are exercisable at exercise prices ranging from $.82 to $.90 per share (based on the closing market price of the Common Stock on the day preceding the date of grant).

During October 2005, the Company granted to a new member of its advisory board non-qualified options under the 2000 Equity Incentive Plan to purchase up to 60,000 shares of Common Stock at an exercise price of $0.90 per share. The options vest over a two-year period from the date of grant. The $0.90 exercise price equaled the closing market price of the Common Stock on the date of grant. The fair value of the options on the date of grant equaled $21,600. The Company recorded stock-based compensation expense of $2,700 in the accompanying consolidated statement of operations for the year ended December 31, 2005 for this transaction.

WARRANTS

Warrant activity for 2004 and 2005 is summarized as follows:

                                                                Weighted
                                                                 Average
                                                                Exercise
                                                    Warrants      Price
                                                   ----------   --------
         Warrants outstanding, December 31, 2003    1,670,000     $8.08
         Granted                                    8,833,333     $1.89
         Exercised                                          0     $0.00
         Forfeited                                   (400,000)    $7.50
                                                   ----------

         Warrants outstanding, December 31, 2004   10,103,333     $2.56
         Granted                                    5,647,280     $1.59
         Exercised                                   (251,827)    $0.75
         Forfeited                                 (1,270,000)    $8.27
                                                   ----------

         Warrants outstanding, December 31, 2005   14,228,786     $1.79
                                                   ----------

On May 11, 2004, the Company issued 100,000 four-year warrants to a service provider. The warrants have an exercise price of $0.62 per share. The $0.62 strike price equaled the closing market price of the Company's Common Stock on the date of issuance. The Company recorded stock-based compensation expense of $60,749 in the accompanying financial statements for the year ended December 31, 2004 for this transaction.

The warrants forfeited in 2004 and 2005 expired in those years unexercised in accordance with their terms.

STOCK ISSUANCES

During the year ended December 31, 2004, the Company completed the following Preferred and Common Stock transactions:

The Company issued 52,500 shares of Series A 7% Convertible Preferred Stock.

The Company did not issue any shares of Common Stock during 2004.

During the year ended December 31, 2005, the Company completed the following Preferred and Common Stock transactions:

The Company issued 77,650 shares of Series B 8% Convertible Preferred Stock from this equity raise (See Note 4).

The Company issued 4,176,267 shares of Common Stock upon the conversion of 31,322 shares of Series A Preferred Stock representing $3,132,200 in stated value at a per share conversion price of $0.75.

The Company issued 643,564 shares of Common Stock upon the conversion of 6,500 shares of Series B Preferred Stock representing $650,000 in stated value at a per share conversion price of $1.01.

The Company issued 251,827 shares of Common Stock upon the exercise of stock warrants resulting in proceeds of approximately $189,000.

The Company issued 215,916 shares of Common Stock with a total value of $182,633 to Series A Preferred Stockholders as stock dividends. The shares were issued at $0.75 per share which was a discount to the fair market value on the date of issuance.

The Company issued 572,451 shares of Common Stock with a total value of $444,539 to Series B Preferred Stockholders as stock dividends. The shares were issued at various prices per share, each of which was a discount to the fair market value on the date of issuance.

The Company issued 15,200 shares of Common Stock with a total value of $14,136 for late filing penalty on preferred stock registration. The shares were issued at $0.75 per share which was a discount to the fair market value on the date of issuance.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

The Company and Mr. Frank Galuppo, the Company's Chief Executive Officer entered into a three-year employment agreement, effective as of March 15, 2004, pursuant to which Mr. Galuppo is currently paid an annual salary of $210,000. Prior to March 15, 2005, Mr. Galuppo's annual salary was $180,000. Mr. Galuppo's salary is scheduled to increase to $235,000 at the beginning of the third year of his employment. The agreement further provides that if Mr. Galuppo's employment is terminated other than for cause (as defined in the employment agreement) or if Mr. Galuppo terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive the equivalent of six months' base salary and benefits. The Company also issued to Mr. Galuppo options under the Company's 2000 Equity Incentive Plan to purchase up to 1,315,250 shares of the Company's common stock, par value $0.001 (the "Common Stock") at a per share exercise price of $0.74, which are scheduled to vest over 12 succeeding quarters, beginning June 30, 2004.

On May 25, 2005, the Company entered into an employment agreement with James D. Gardner pursuant to which Mr. Gardner serves as the Company's Chief Financial Officer. The agreement has an initial term of one year. After the initial term of one year, the agreement is automatically renewable for an additional one-year term unless either party notifies the other in writing upon at least 45 days prior to the scheduled termination of the initial term or any renewal term that it does not intend to renew such agreement. Mr. Gardner is paid a monthly salary of $14,583 and was granted options under the Company's 2000 Equity Incentive Plan to purchase 300,000 shares of Common Stock at a per share purchase price of $1.05. The options vest over three years from the grant date and on a quarterly basis. The agreement may be terminated by Mr. Gardner for any reason on 60 days written notice to the Company or by the Company immediately for cause. In the event of a termination by the Company for any reason other than cause, the Company shall pay Mr. Gardner (i) if such termination occurs during the initial term of the agreement, an amount equal to 3 months' salary and (ii) if such termination occurs after the initial term, an amount equal to 6 months' salary.

The Company's aggregate annual commitments under the existing employment agreements are approximately $403,743 and $233,745 during 2006 and 2007, respectively. In addition, each of the employment agreements provides for payments through the term of the employment agreement under certain circumstances.

LEASE COMMITMENTS

On February 9, 2005, the Company entered into a lease for office facilities at 2 Corbett Way, Eatontown, New Jersey, 07724, to which it relocated in May 2005. The new facilities are comprised of approximately 7,500 square feet. The lease term began in May 2005 and is for a term of approximately five years. Monthly payments under the lease vary as follows: for the first lease year, monthly payments of approximately $10,000 (after giving effect to agreed upon rent credits for such year); for the second lease year, monthly payments of approximately $14,000; for the third lease year, monthly payments of approximately $14,500; for the fourth lease year, monthly payments of approximately $14,700; and for the fifth lease year, monthly payments of approximately $14,900. In connection with the lease the Company paid a security deposit of approximately $26,000 and, in connection with the lease modification discussed below, the Company paid in July 2005 an additional security deposit of approximately $6,650.

On June 1, 2005 the Company entered into a modification of the lease pursuant to which the Company leases an additional 1,900 square feet. The modified lease began as of November 1, 2005. Beginning November 2005, total monthly payments under the modified lease are as follows: for the first lease year, monthly payments of approximately $12,000 (after giving effect to agreed upon rent credits for such year); for the second lease year, monthly payments of approximately $17,500; for the third lease year, monthly payments of approximately $18,000; for the fourth lease year, monthly payments of approximately $18,500; and for the fifth lease year, monthly payments of approximately $18,700.

On December 22, 2005 the Company entered into a second modification of the lease pursuant to which the Company leases an additional 3500 sq. ft. The Company paid a $14,000 security deposit, representing two months rent, upon entering into the second modification. Under the second lease modification, the Company's monthly rental expense will increase by $7,000 beginning on March 1, 2006.

As a result of the lease payments above the Company recorded $37,527 of deferred rent included in accrued expenses on the balance sheet in the accompanying consolidated financial statements as of December 31, 2005.

During the year ended December 31, 2005 the Company incurred rent expense of $162,247 for its previous and current facilities. The Company had no rent expense for the year ended December 31, 2004.

EQUITY LINE

In August 2004, the Company secured a $6 million equity line commitment from an institutional investor on which it can draw from time to time during a 24 month period following the effectiveness of a registration statement relating thereto, subject to certain conditions. The Company undertook to file a registration statement in respect of such equity line no earlier than the 90th day following the effective date of the registration statement for the Common Stock underlying the Series B Preferred Stock (i.e., December 1, 2005), but no later than the 120th day after such date (i.e. December 31, 2005) discussed in Note 4 (Financing). The investor may terminate the equity line commitment if the Company does not timely file the registration statement relating to the equity line or if such registration statement is not declared effective within 180 days following the filing thereof. No such registration statement has been filed as of the filing of this Annual Report on Form 10-KSB.

The equity line allows the sale of up to $6 million of Common Stock at 98 % of the then current market price, but in no event at less than $2.00. The Company may not draw down more than $500,000 under the equity line during any 30-day period. The investor is entitled to 5% of the cash proceeds from the sale of the shares to it by the Company under the equity line. No assurance can be provided that the equity line will in fact ever become available for use by the Company. The Company subsequently amended this equity line (see Note 13e).

In August 2004, the Company issued to the equity line investor five year warrants to purchase up to 333,333 shares of Common Stock at a per share exercise price of $2.00. These warrants are subject to cashless exercise following the first anniversary of issuance if at the time of exercise there is no effective registration statement in effect. The Company recorded deferred offering costs of $267,404 for the value of these warrants. During 2005 the Company recorded $267,404 as impaired offering costs in the accompanying Consolidated Statements of Operations.

DISPUTED PAYABLE

Stifel Nicolaus & Company ("Stifel"), the successor-in-interest to Legg Mason Walker Wood LLC, an investment banking firm, has made a demand on the Company for payment of $700,000 as fees for financial advisory services due in connection with the Bridge Loan referred to in Note 5. Management believes that Stifel's position, which is based on Stifel's interpretation of a placement agency agreement entered into by the Company and the investment bank in September 2005 and terminated by the Company in December 2005, is without merit. It is the Company's intention to defend itself against any claim for payment asserted by Stifel vigorously. The Company also reserves the right to dispute the balance due on the initial retainer payable under the agreement as well as related out-of-pocket expenses claimed by Stifel, which together total approximately $96,000, which are recorded and included in accounts payable as of December 31, 2005 in the accompanying consolidated financial statements.

NOTE 12 - RELATED PARTY TRANSACTIONS

In December 2004, the Company entered into a service agreement with Elite Financial Communications Group, LLC ("Elite"), pursuant to which Elite agreed to provide investor relation services to the Company for compensation of $7,500 per month (plus expenses). By its terms, the agreement with Elite expired in December 2005. One of the Company's non-employee directors was a partner and managing member of Elite. This director resigned from service on the Company's board of directors as of June 9, 2005.

In August 2004, the Company paid Greenfield Capital Partners, LLC, ("Greenfield") and its designees, a placement fee with respect to the placement of 2,500 shares of its Series A Preferred Stock. See Note 4 (Financing). The placement fee was comprised of (i) a cash payment of $25,000 and (ii) five-year warrants to purchase up to 66,667 shares of the Company's Common Stock, of which options for 33,333 shares are exercisable at a per share exercise price of $.75; options for 16,667 shares are exercisable at a per share exercise price of $1.50; and options for the 16,667 shares are exercisable at a per share exercise price of $2.50. One of the Company's non-employee directors was a Managing Director of Greenfield at the time that the private placement was consummated and Greenfield designated that director to receive half of those warrants. The director subsequently left Greenfield.

In January 2006 the Company entered into additional Short Term Loans with three private investors (collectively the "January 2006 Investors"), pursuant to which these investors loaned to the Company the aggregate amount of $500,000. The January 2006 Investors included Mr. Juan Mendez, Chairman of the Company's board of directors, who loaned the Company $250,000 (see Note 13a).

NOTE 13 - SUBSEQUENT EVENTS

A. BRIDGE LOANS

(i) On January 20, 2006, the Company entered into additional Short Term Loans with three private investors (collectively the "January 2006 Investors"), pursuant to which these investors loaned to the Company the aggregate principal amount of $500,000. The January 2006 Investors included Mr. Juan Mendez, Chairman of the Company's board of directors, who loaned the Company $250,000. Pursuant to the January 2006 Loan Agreement, the Company issued to the January 2006 Investors secured promissory notes (the "January 2006 Notes") in the aggregate principal amount of $530,000, representing an original issue discount of 6% with respect to the principal amount of $500,000 through the stated maturity date of April 21, 2006. The January 2006 Notes are scheduled to mature on the Maturity Date of the Short-Term Loan incurred in December 2005 (see Note
5). To secure the Company's obligations under the January 2006 Loan Agreement, the Security Agreement between the Company and the Secured Parties named therein which was entered into in connection with the December 2005 Short-Term Loan was amended to reflect the new loan by the January 2006 Investors. The Company also issued to the January 2006 Investors warrants expiring December 31, 2010 (the "January 2006 Bridge Loan Warrants") to purchase in the aggregate up to 250,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, subject to adjustment upon certain specified conditions. The Company received net proceeds of $495,000 from the proceeds of the loan, after the payment of transaction related fees and expenses. The additional loans were on terms and conditions substantially similar to the Short Term Loan that were incurred in December 2005. On April 19, 2006, the Company entered into an agreement to extend the maturity date of the January 2006 Bridge Notes. See Note 13G (Subsequent Events - Extension of Bridge Loans (Unaudited).

(ii) From February 27 through March 13, 2006, the Company entered into additional short term loan agreements under which it borrowed the aggregate principal amount of $1,500,000 (the "March 2006 Short-Term Loans") from one of the institutional investors who participated in the Bridge Loan Agreement that closed in December 2005 (see Note 5). These loans are scheduled to mature on the date which is the earlier of (i) a subsequent financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company of at least $3.5 million or (ii) June 1, 2006. The Company issued to the investor secured promissory notes in the aggregate principal amount of $1,585,000, representing an original issue discount of approximately 6% with respect to the principal amount loaned through the stated maturity date of June 1, 2006. To secure the Company's obligations in connection with the March 2006 Short-Term Loans, the Security Agreement between the Company and the Secured Parties named therein which was entered into in connection with the Short-Term Loan that was incurred in December 2005 was amended to reflect the new loans. In addition, the Company issued to the investor five year bridge loan warrants to purchase in the aggregate up to 750,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, subject to adjustment upon certain specified conditions. The additional loan was on terms and conditions substantially similar to the Short Term Loan that were incurred in December 2005.

(iii) On April 7, 2006 the Company entered into a Bridge Loan Agreement ("April 2006 Bridge Loan Agreement") with two institutional investors (the "April 2006 Bridge Investors") pursuant to which the April 2006 Bridge Investors loaned to the Company the aggregate principal amount of $450,000 (the "April 2006 Bridge Loan"). Pursuant to the April 2006 Bridge Loan Agreement, the Company issued to the April 2006 Bridge Investor secured promissory notes in the aggregate principal amount of $466,500 (the "April 2006 Bridge Note"), representing an original issue discount of 3.667%. The Note is scheduled to mature on the date (the "Maturity Date") which is the earlier of (i) a subsequent financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company of at least $3.5 million or (ii) June 1, 2006. Prior to the Maturity Date, the Company may, at its option, prepay the April 2006 Bridge Note in whole or in part. If not paid at maturity, interest on the April 2006 Bridge Notes will accrue at 14% per annum from the Maturity Date until the actual date of payment. To secure the Company's obligations under the April 2006 Bridge Loan, the security interest agreement dated as of March 13, 2006 between the Company and the secured parties named therein was amended and restated to include the April 2006 Bridge Loan. The Company received net proceeds of $401,500 from the proceeds of the loan, after the payment of transaction related fees and expenses. In connection with the April 2006 Bridge Loan, the Company issued to the April 2006 Bridge Investors five-year warrants (the "April 2006 Bridge Warrants") to purchase up to 225,000 shares of Common Stock at a per share exercise price of $1.50, subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger or, under certain circumstances (including obtaining appropriate consent of certain other parties), if prior to the expiration of exercise period, the Company issues warrants having a lower exercise price to investors in a subsequent financing transaction.

B. OPTION EXERCISES AND ISSUANCES

In February 2006 the Company received cash proceeds of $162,000 from the exercise by certain

C. INVESTOR RELATIONS AGREEMENT

On March 2, 2006 the Company entered into an agreement with a consultant to provide investor relations services to increase awareness of the Company and its products. In consideration of services provided, the Company paid to the consultant $432,000 and issued to the consultant's designee 250,000 restricted shares of the Company's Common Stock under the Company's 2000 Incentive Plan.

D. MOTOROLA STRATEGIC ALLIANCE AGREEMENT

On April 5, 2006, the Company entered into a Strategic Alliance Agreement (the "Strategic Alliance Agreement") with Motorola Wireline Networks, Inc. ("Motorola"), a subsidiary of Motorola, Inc., pursuant to which the Company and Motorola will jointly develop a family of three IP Home gateways (the "Gateway Products") that will provide expanded support for data, IPTV, High Definition TV, and Digital Video Recorders using Motorola's existing Multi-Service Access Platform for exclusive distribution by Motorola under the Motorola brand. Under the Strategic Alliance Agreement, the Company has also granted Motorola certain rights with respect to the resale of the Company's products as described below.

The Strategic Alliance Agreement provides that Motorola will pay to the Company $1.9 million for engineering costs associated with the development of the Gateway Products, approximately 32% of which is payable within 30 days of the effective date of the agreement and the remainder of which is payable in installments on the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the Gateway Products and, in the event that it does so, the Company will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination. Upon successful completion of all necessary testing, the Gateway Products will be manufactured by the Company for exclusive sale to Motorola.

Under the Strategic Alliance Agreement, the Company has granted Motorola the exclusive right to resell the Company's PG1000 and the HG-V100 gateway products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified leading telecommunications carriers and their affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. The exclusivity may be terminated by the Company unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed a contract to purchase Exclusive Products (which is reasonably expected to result in revenue to the Company in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. At all times the Company retains the right to sell the Exclusive Products to customers other than the Exclusive Customers. In addition, the Company also granted Motorola the non-exclusive right to resell all of the Company's other existing products worldwide.

The Strategic Alliance Agreement also provides that the Company will not, during the term of the agreement and for a period of two years thereafter, directly or indirectly sell to or solicit or accept any order for any of its products from any customer to which Motorola has resold a Company product during the term of the agreement. These provisions will not apply to customers to whom the Company made sales of products in the twelve months preceding the effective date of the Strategic Alliance Agreement or in the event of termination of the agreement by the Company for cause or by Motorola for convenience. Notwithstanding the foregoing, if Motorola sources, manufactures or resells a gateway which has substantially the same functionality as the Company's PG1000 or HG-V100 products, the exclusivity and the non-solicitation provisions contained in the Strategic Alliance Agreement shall immediately terminate. The Company has also agreed that the prices for its products that it charges Motorola will be no higher than the prices that the Company charges any other reseller, customer or entity.

The Strategic Alliance Agreement has an initial term of three years which will automatically extend for successive additional one-year terms unless either party gives notice of termination no less than 30 days prior to the expiration date of the then-current term. The agreement may be terminated by Motorola at any time on 30 days notice and by either party if the other ceases to do business in the ordinary course or defaults on its material obligations, representations or warranties under or otherwise materially breaches the Agreement subject, except in the case of payment failures, to a 30-day cure period.

E. AMENDMENT TO EQUITY LINE AGREEMENT

On April 12, 2006, the Company and the equity investor entered in to an amendment of the $6 million equity line commitment the Company obtained in August 2004. Under the amendment, the price at which Company has the right to sell Common Stock to the investor under the equity line was reduced to 89% of the then-current market price but in no event at less than $1.50 per share. In addition, under the terms of the amendment the Company agreed to file such registration statement between 90 and 120 days after the effective date of any resale registration statement that the Company files subsequent to the date of the amendment in connection with a private placement of the Company's long-term debt or equity securities resulting in aggregate proceeds to the Company of at least $6.0 million. The amendment also provides that the exercise price of common stock purchase warrant issued to the equity line investor in August 2004 will be reduced to $1.50, subject to further adjustment as therein provided. The equity line investor also agreed to waive the requirement under the equity line that the Company reserve at all times a sufficient number of shares of its Common Stock to satisfy its obligations under the equity line and the warrant, pending the amendment of the Company's certificate of incorporation to increase the number of shares of Common Stock authorized for issuance.

F. ISSUANCES OF COMMON STOCK

From January 1, 2006 through April 7, 2006, the Company has issued 1,085,151 shares of the Company's Common Stock upon the conversion of $802,500 in stated value of shares of the Company's Series A Preferred Stock and accrued dividends thereon. The stated value and accrued dividends were converted at a rate equal to $0.75 per share of Common Stock. As of April 7, 2006, $1,315,300 in stated value of Series A Preferred Stock remain outstanding.

From January 1, 2006 through April 7, 2006, the Company has issued 2,444,258 shares of the Company's Common Stock upon the conversion of $2,415,000 in stated value of shares of the Company's Series B Preferred Stock and accrued dividends thereon. The state value was converted at a rate equal to $1.01 per share of Common Stock and dividends were paid at a rate equal to 90% of the volume weighted average market price of the Common Stock for the five trading days preceding payment. As of April 7, 2006, $4,700,000 in stated value of Series B Preferred Stock remain outstanding.

G. EXTENSION OF BRIDGE LOANS (UNAUDITED)

On April 19, 2006, the Company, the December 2005 Bridge Loan Investors and the January 2006 Investors entered in to an agreement to extend the maturity date of the December 2005 Bridge Notes and the January 2006 Notes until May 21, 2006 (or the earlier date on which the Company completes a financing that generates, on a cumulative basis together with any other interim financings, gross proceeds to the Company of at least $2.0 million). In consideration of this extension, the Company issued to the December 2005 Bridge Loan Investors January and the January 2006 Investors warrants to purchase, in the aggregate, up to 150,000 shares of Common Stock at $1.50 per share and otherwise having terms and conditions identical to the December 2005 Bridge Warrants and the January 2006 Bridge Loan Warrants.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

          In the case of an action by or in the right of the corporation,
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper.

          Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

          Section 6 of the Registrant's certificate of incorporation provides that:

          "To the fullest extent that the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, permits elimination or limitation of the liability of directors, a director of the corporation shall not be personally liable to the corporation or any of its shareholders for any breach of duty in his capacity as a director. Any repeal or modification of the foregoing sentence by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

          Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or the making of unlawful stock purchases or redemptions or(iv) any transaction from which the director derived a personal benefit.

          Section 7 of the Registrant's certificate of incorporation contains the following provisions with respect to the elimination or limitation of liability of the Registrant's directors:

          "The directors and officers of the corporation shall be entitled to such rights of indemnification and advancement of expenses, including attorneys' fees, in the defense of any action or threatened action in which a director or officer is or may be a party as the Board of Directors may by resolution prescribe."

          The Registrant's by-laws provide that it will indemnify its directors, executive officers, other officers, employees and agents to the fullest extent permitted by law

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

                  SEC filing fee(1)                   $ 1,616
                  Legal fees and expenses             $20,000
                  Blue sky filing fees and expenses
                     (including counsel fees)         $     0
                  Accounting fees and expenses        $ 5,000
                  Printing and engraving expenses     $   500
                  Miscellaneous expenses              $     0

                  Total                               $27,116

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

          The following paragraphs set forth certain information with respect to all securities sold by us within the past three years without registration under the Securities Act.

1. In August 2002, we issued to each of four newly elected independent directors out of our 2002 Non-Employee Directors Stock Option Plan options to purchase up to 55,000 shares of our Common Stock, at a per share exercise price of $0.25. These options expired unexercised by January 2004 upon these directors' resignation from our Board of Directors.

2. In January 2004, we issued to each of two independent directors 164,406 five year non-plan options to purchase up to 164,406 shares of our Common Stock at a per share exercise price of $0.56.

3. In January 2004, we issued to our then interim Chief Executive Officer and a director, in connection with his resignation from all positions held with our company, five year non-plan options to purchase up 164,406 shares of our Common Stock at a per share exercise price of $0.56.

4. In March 2004, we issued to our Chief Executive Officer and a director, in connection with his employment, out of our 2000 Equity Incentive Plan options to purchase up to 1,315,520 shares of our Common Stock at a per share exercise price of $0.74. The option is to vest over three years, beginning June 30, 2004.

5. In March 2004, we issued to each of two new employees, out of our 2000 Equity Incentive Plan, options to purchase up to 100,000 shares of the Company's Common Stock at a per share exercise price of $0.80. The options are scheduled to vest in March 2005.

6. In May 2004, in consideration of services provided, we issued to a service provider non-plan four year warrants to purchase up to 100,000 shares of Common Stock at a per share exercise price of $0.62.

7. In May 2004, we issued to three newly elected non-employee directors out of our 2002 Non-Employee Directors' Stock Option Plan options to purchase up to a total of 225,000 shares of Common Stock at a per share exercise price of $0.71. The options are to vest over two years in equal quarterly installments at the end of each quarter, beginning September 30, 2004.

8. In May 2004, we issued to a member of our newly established advisory board out of our 2000 Equity Incentive Plan options to purchase up to a 60,000 shares of Common Stock at a per share exercise price of $0.71. The options are to vest over two years in equal quarterly installments at the end of each quarter, beginning September 30, 2004.

9. In April 2004, in connection with the commencement of employment we issued to a non-management employee out of the 2000 Equity Incentive Plan options to purchase up to 20,000 shares of Common Stock at a per share exercise price of $0.65. Options for 25% of the shares are to vest on the first anniversary of employment and the options for the remaining shares in equal quarterly installments thereafter.

10. In August 2004, we entered into agreements with 36 investors pursuant to which we issued to them 52,500 shares of our Series A 7% Convertible Preferred Stock, par value $0.001 per share (the "Series A"). In connection with the issuance of the Series A shares, we issued to the purchasers of the Series A shares five-year warrants to purchase up to 3.5 million shares of Common Stock at a per share exercise price of $1.50 and up to 3.5 million shares of Common Stock at a per share exercise price of $2.50.

11. In connection with the placement of the Series A shares, we issued to three placement agents five-year warrants to purchase, in the aggregate, up to 1.4 million shares of Common Stock at exercise prices ranging from $0.75 to $2.50 per share.

12. In April 2005, we entered into agreements with investors pursuant to which we issued to them 60,000 shares of our Series B 8% Convertible Preferred Stock, par value $0.001 per share (the "Series B"). In connection with the issuance of the Series B shares, we issued to the purchasers of the Series B shares five-year warrants to purchase up to 2.9 million shares of Common Stock at a per share exercise price of $1.50.

13. In connection with the placement of the Series B shares in April 2005, we issued to a placement agent five-year warrants to purchase, in the aggregate, up to 891,000 shares of Common Stock at exercise prices ranging from $1.01 to $1.50 per share.

14. In May 2005, we entered into agreements with investors pursuant to which we issued to them 17,650 Series B shares. In connection with the issuance of the Series B shares, we issued to the purchasers of the Series B shares five-year warrants to purchase up to 873,760 shares of Common Stock at a per share exercise price of $1.50.

15. In connection with the placement of the Series B shares in May 2005, we issued to a placement agent five-year warrants to purchase, in the aggregate, up to 262,000 shares of Common Stock at exercise prices ranging from $1.01 to $1.50 per share.

16. In December 2005, we issued to two institutional investors five-year warrants to purchase in the aggregate up to 500,000 shares of our Common Stock at an exercise price of $1.50 per share. The warrants were issued pursuant to a bridge loan agreement between us and the investors, under which the investors loaned us the aggregate amount of $1,000,000 (before the payment of offering related fees and expenses).

17. In January 2006, we issued to three institutional investors five-year warrants to purchase in the aggregate up to 250,000 shares of our Common Stock at an exercise price of $1.50 per share. The warrants were issued pursuant to a bridge loan agreement between us and the investors, under which the investors loaned us the aggregate amount of $500,000 (before the payment of offering related fees and expenses).

18. In March 2006, we issued to an institutional investor five-year warrants to purchase in the aggregate up to 750,000 shares of our Common Stock at an exercise price of $1.50 per share. The warrants were issued pursuant to a bridge loan agreement between us and the investors, under which the investors loaned us the aggregate amount of $1,500,000 (before the payment of offering related fees and expenses).

19. In March 2006, pursuant to a consulting agreement entered into between us and a third party consultant we issued to a designee of such consultant 250,000 restricted shares of our Common Stock under our 2000 Equity Incentive Plan in consideration of services rendered under such agreement.

20. In April 2006, we issued to two institutional investors five-year warrants to purchase in the aggregate up to 225,000 shares of our Common Stock at an exercise price of $1.50 per share. The warrants were issued pursuant to a bridge loan agreement between us and the investors, under which the investors loaned us the aggregate amount of $450,000 (before the payment of offering related fees and expenses).

21. In April 2006, in connection with the extension of the maturity date of the bridge loan agreements referred to in Notes 16 and 17 above, we issued to the institutional investors party to those agreements warrants to purchase in the aggregate 150,000 shares of Common Stock on terms and conditions, including without limitation, exercise price and period, identical to the warrants referred to in Notes 16 and 17.

22. In May 2006, we raised gross proceeds of $10 million from the private placement (the "May 2006 Private Placement") to accredited institutional and individual investors of our two-year 8% Senior Secured Convertible Debentures. In connection with the issuance of the debentures, we issued to the investors five-year warrants to purchase up to 6,666,667 shares of our Common Stock at a per share exercise price of $1.50.

23. In connection with the placement of the convertible debentures in May 2006, we issued to a placement agent five-year warrants to purchase, in the aggregate, up to 2,000,000 shares of Common Stock at exercise prices ranging from $0.75 to $1.50 per share.

24. Pursuant to consulting agreements entered into between us and third party consultants, in September 2006, we issued to a total of two such consultants an aggregate of 550,000 restricted shares of our Common Stock under our 2000 Equity Incentive Plan in consideration of services rendered under such agreements.

          All of the securities issued in the transactions described above were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or Regulation S under such Securities Act. Except with respect to securities sold under Regulation S, the recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in all of the above transactions. The Company believes the recipients were all "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in its common stock. All recipients had adequate access to information about the Company. None of the transactions described above involved general solicitation or advertising.

ITEM 27. EXHIBITS

3.1 Certificate of Incorporation of the Company dated July 14, 1994. (1)

3.2 Certificate of Amendment to the Certificate of Incorporation of the Company dated August 17, 1994. (2)

3.3 Certificate of Amendment to the Certificate of Incorporation of the Company dated January 30, 1999. (3)

3.4 Certificate of Amendment to the Certificate of Incorporation of the Company dated December 21, 1999. (3)

3.5 Certificate of Amendment to the Certificate of Incorporation of the Company dated July 15, 2000. (4)

3.6 Certificate of Amendment to the Certificate of Incorporation of the Company dated July 19, 2006. *

3.6 By-Laws of the Company, as amended. (2)

4.1 Specimen Common Stock Certificate. (1)

4.2 Certificate of Designations of Rights and Preferences of the Series A Convertible Preferred Stock of the Company. (10)

4.3 Form of Common Stock Purchase Warrant issued by the Company to certain investors. (9)

4.4 Form of Common Stock Purchase Warrant issued by the Company to certain placement agents. (9)

4.5 Form of Common Stock Purchase Warrant issued by the Company to the investor identified therein. (9)

4.6 Certificate of Designations of Rights and Preferences of the Series B Convertible Preferred Stock of the Company. (10)

4.7 Form of Common Stock Purchase Warrant issued by the Company to certain investors as of April 26, 2005. (10)

4.8 Form of Five-Year Warrant issued on December 22, 2005. (12)

4.10 Form of 8% Senior Secured Convertible Debenture issued on May 5, 2006. (13)

4.11 Form of Five-Year Warrant issued on May 5, 2006. (14)

4.12 Form of Promissory Note issued on January 19, 2007 (16)

5.1 Opinion of Aboudi & Brounstein.*

10.1 1996 Incentive and Non-Qualified Stock Option Plan, as amended. (2)

10.2 The Company's 2000 Equity Incentive Plan. (5)

10.3 The Company's Non-Executive Directors Stock Option Plan. (5)

10.4 The Company's 2002 Non-Employee Directors Stock Option Plan. (6)

10.5 Development and Licensing Agreement dated as of January 6, 2004 between the Company and Lucent Technologies Inc. (8)

10.6 Amendment to the Development and Licensing Agreement between the Company and Lucent Technologies, Inc. (8)

10.7 Employment Agreement dated as of March 3, 2004 between the Company and Frank Galuppo. (7) +

10.8 Form of Securities Purchase Agreement dated as of July 30, 2004 among the Company and purchasers of the Convertible Preferred Stock. (9)

10.9 Form of Registration Rights Agreement dated as of July 30, 2004 among the Company and certain investors identified therein. (9)

10.10 Private Equity Credit Agreement dated as of August 9, 2004 by and between the Company and the investor identified therein. (9)

10.11 Registration Rights Agreement dated as of August 9, 2004 by and between the Company and the investor identified therein. (9)

10.12 Lease dated as of February 9, 2005 between 2 Corbett Way, LLC and the Company. (10)

10.13 Form of Securities Purchase Agreement dated as of April 22, 2005 among the Company and certain investors identified therein. (10)

10.14 Form of Registration Rights Agreement dated as of April 22, 2005 among the Company and certain investors identified therein. (10)

10.15 Employment Agreement dated May 12, 2005 between the Company and James D. Gardner. (13)+

10.21 Form of Securities Purchase Agreement dated as of April 26, 2006 between the Company and the investors named therein. (13)

10.22 Form of Security Interest Agreement dated as of April 26, 2006 among the Company, the Secured Parties named therein, and Krieger & Prager, LLP, as agent for the Secured Parties. (13)

10.23 Form of Registration Rights Agreement dated as of April 26, 2006 between the Company and the investors named therein. (13)

10.24 Strategic Alliance Agreement, effective as of April 3, 2006 between the Company and Motorola Wireline Networks Inc. (14) (confidential treatment requested with respect to certain portions thereof; such portions have been redacted).

10.25 Offer Letter issued by the Company on October 16, 2006 to the investors specified therein.(15)

10.26 Form of Bridge Loan Agreement dated as of October 10, 2006. (15)

14.1 Code of Business Conduct. (7)

15. Subsidiary of Amedia: TTR Technologies, Ltd., an Israeli corporation, wholly-owned.

23.1 Consent of Aboudi & Brounstein *

23.2 Consent of Marcum & Kliegman, LLP *

+    Management Agreement

*    Filed Herewith

(1) Filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 333-11829) filed on September 12, 1996 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-KSB filed for the year ended December 31, 1998 and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-32662) filed on March 16, 2000 and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

(5) Filed as an exhibit to Registrant's Annual Report on Form 10-K filed for the year ended December 31, 2001 and incorporated herein by reference.

(6) Filed as an exhibit to Registrant's Revised Definitive Proxy Statement for the 2002 Annual meeting of Stockholders, and incorporated herein by reference.

(7) Filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference.

(8) Filed as an exhibit to Registrant's Definitive Proxy Statement filed on February 10, 2004 and incorporated herein by reference.

(9) Filed as an exhibit to Registrant's Current Report on Form 8-K filed on August 12, 2004 and incorporated herein by reference.

(10) Filed as an exhibit to Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference.

(11) Filed as an exhibit to Registrant's Current Report on Form 8-K filed on April 28, 2005 and incorporated herein by reference.

(12) Filed as an exhibit to Registrant's Current Report on Form 8-K filed on December 22, 2005 and incorporated herein by reference.

(13) Filed as an exhibit to Registrant's Current Report on Form 8-K filed on May 11, 2006 and incorporated herein by reference.

(14) Filed as an exhibit to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006 and incorporated herein by reference.

(15) Filed as an exhibit to Registrant's Current Report on Form 8-K filed on October 24, 2006 and incorporated herein by reference.

(16) Filed as an exhibit to Registrant's Current Report on Form 8-K filed on January 25, 2007 and incorporated herein by reference

ITEM 28. UNDERTAKINGS.

Amedia Networks, Inc. hereby undertakes the following:

(a)(1) To file, during any period in which it offers or sells securities, post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned in Eatontown, New Jersey, on the 26th day of January, 2007.

                              AMEDIA NETWORKS, INC.


DATE: JANUARY 26, 2007                  BY /S/ FRANK GALUPPO
                                           -------------------------------------
                                           FRANK GALUPPO,
                                           CHIEF EXECUTIVE OFFICER
                                           (PRINCIPAL EXECUTIVE OFFICER)


DATE: JANUARY 26, 2007                  BY /S/ JAMES D. GARDNER
                                           -------------------------------------
                                           JAMES D. GARDNER,
                                           CHIEF FINANCIAL OFFICER
                                           (PRINCIPAL FINANCIAL AND ACCOUNTING
                                           OFFICER)

                                POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                              TITLE                DATE
       ---------                              -----                ----


/S/ FRANK GALUPPO                       PRESIDENT, CHIEF     JANUARY 26, 2007
-------------------------------------   EXECUTIVE OFFICER,
FRANK GALUPPO                           DIRECTOR


/S/ JUAN MENDEZ                         CHAIRMAN             JANUARY 26, 2007
-------------------------------------
JUAN MENDEZ


/S/ RICHARD ROSENBLUM                   DIRECTOR             JANUARY 26, 2007
-------------------------------------
RICHARD ROSENBLUM


/S/ GERALD BUTTERS                      DIRECTOR             JANUARY 26, 2007
-------------------------------------
GERALD BUTTERS


/S/ BOB MARTIN                          DIRECTOR             JANUARY 26, 2007
-------------------------------------
BOB MARTIN